                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    FORM 8-K
                                 CURRENT REPORT




                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


       Date of Report (Date of Earliest Event Reported) November 23, 1999





                               PerkinElmer, Inc.
             (Exact name of registrant as specified in its charter)





       Massachusetts                1-5075                    04-2052042
     (State or other       (Commission File Number)         (IRS Employer
     jurisdiction of                                     Identification No.)
      incorporation)



           45 William Street, Wellesley, Massachusetts        02481
            (Address of principal executive offices)        (Zip Code)





                                 (781) 237-5100
              (Registrant's telephone number, including area code)



                                 Not applicable
          (Former name or former address, if changed since last report)

Item 5.  OTHER EVENTS

On August 20, 1999, PerkinElmer, Inc. (formerly EG&G, Inc. and hereinafter referred to as "the Company") sold the assets of its Technical Services segment (the "Technical Services Business"), including the outstanding capital stock of EG&G Defense Materials, Inc., a subsidiary of the Company, to EG&G Technical Services, Inc., an affiliate of The Carlyle Group L.P. (the "Buyer"), for approximately $250 million in cash and the assumption by the Buyer of certain liabilities of the Technical Services Business. Approximately $2.1 million of the cash purchase price will be paid by the Buyer to the Company on the seventh anniversary of the closing of this transaction. The purchase price is subject to a post-closing adjustment currently in negotiation related to the working capital, as defined in the Purchase and Sale Agreement dated July 19, 1999 by and between the Company and the Buyer, as amended (the "TS Purchase Agreement"), of the Technical Services Business as of the closing date.

The Company accounted for the sale of its Technical Services Business as a discontinued operation in accordance with Accounting Principles Board (APB) Opinion No. 30, Reporting the Results of Operations, for the fiscal 1999 second and third quarters ended July 4, 1999 and October 3, 1999, respectively and, accordingly, prior periods have been restated. Accordingly, the results of operations of the Technical Services Business have been segregated from continuing operations and reported as a separate line item on the Company's consolidated income statements. The Company contracted to sell the EG&G name, trademark and related rights in connection with this divestiture. Effective October 26, 1999, the Company began trading as PerkinElmer, Inc. (NYSE:PKI). The Company reported a net gain on disposition of discontinued operations of $106 million net of income taxes, transaction and related costs during the third quarter of fiscal 1999. The gain was reported separately from the results of the Company's continuing operations. The following statements and other information are included in this filing and have been restated to reflect the Technical Services Business as a discontinued operation:

     PERKINELMER, INC.

          ANNUAL FINANCIAL STATEMENTS:
               Consolidated Income Statements for the three years ended
                    January 3, 1999
               Consolidated Balance Sheets as of January 3, 1999 and
                    December 28, 1997
               Consolidated Statements of Stockholders' Equity for
                    the three years ended January 3, 1999
               Consolidated Statements of Cash Flows for the three years ended
                    January 3, 1999
               Notes to Consolidated Financial Statements
               Report of Independent Public Accountants

          OTHER ANNUAL INFORMATION:
               Sales and Operating Profit by Operating Segment for the five years ended January 3, 1999
               Selected Financial Information for the five years ended
                    January 3, 1999
               Management's Discussion and Analysis of Results of Operations
                    and Financial Condition


          INTERIM FINANCIAL STATEMENTS (UNAUDITED):
               Condensed Consolidated Income Statements for the three months ended April 4, 1999 and March 29, 1998
               Condensed Consolidated Balance Sheets as of April 4, 1999 and
                    January 3, 1999
               Condensed Consolidated Statements of Cash Flows for the
                    three months ended April 4, 1999 and March 29, 1998
               Notes to Consolidated Financial Statements

          OTHER INTERIM INFORMATION:
               Management's Discussion and Analysis of Results of Operations
                    and Financial Condition

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements of Businesses Acquired
    Not applicable

(b) Pro Forma Financial Information
    Not applicable

(c) Exhibits

    Exhibit 23.1  -  Consent of Independent Public Accountants

    Exhibit 27    -  Financial Data Schedule

                       PERKINELMER, INC. AND SUBSIDIARIES
                         CONSOLIDATED INCOME STATEMENTS
                   FOR THE THREE YEARS ENDED JANUARY 3, 1999

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)            1998          1997          1996
--------------------------------------------         ----------    ----------    ----------
Sales..............................................  $  854,382    $  927,482    $  928,287

Cost of Sales......................................     550,987       606,746       603,361
Research and Development Expenses..................      46,026        44,541        41,903
Selling, General and Administrative Expenses.......     203,740       220,976       226,758
In-Process Research and Development Charge (Note
  2)...............................................       2,300            --            --
Restructuring Charges (Note 3).....................      50,027            --            --
Asset Impairment Charges (Note 4)..................       7,400        28,200            --
Gains on Dispositions (Note 5).....................    (125,822)           --            --
                                                     ----------    ----------    ----------
OPERATING INCOME FROM CONTINUING OPERATIONS........     119,724        27,019        56,265
Other Income (Expense), Net (Note 6)...............      (1,397)       (7,555)       (9,052)
                                                     ----------    ----------    ----------
Income From Continuing Operations Before Income
  Taxes............................................     118,327        19,464        47,213
Provision for Income Taxes (Note 7)................      39,326         9,902        12,949
                                                     ----------    ----------    ----------
INCOME FROM CONTINUING OPERATIONS..................      79,001         9,562        34,264
Income From Discontinued Operations, Net of Income
  Taxes (Note 8)...................................      23,001        24,130        25,892
                                                     ----------    ----------    ----------
NET INCOME.........................................  $  102,002    $   33,692    $   60,156
                                                     ==========    ==========    ==========
BASIC EARNINGS PER SHARE (NOTE 9):
  CONTINUING OPERATIONS............................  $     1.74    $      .21    $      .72
  Discontinued Operations..........................         .51           .53           .55
                                                     ----------    ----------    ----------
NET INCOME.........................................  $     2.25    $      .74    $     1.27
                                                     ==========    ==========    ==========
DILUTED EARNINGS PER SHARE (NOTE 9):
  CONTINUING OPERATIONS............................  $     1.72    $      .21    $      .72
  Discontinued Operations..........................         .50           .53           .55
                                                     ----------    ----------    ----------
NET INCOME.........................................  $     2.22    $      .74    $     1.27
                                                     ==========    ==========    ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                       PERKINELMER, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                  AS OF JANUARY 3, 1999 AND DECEMBER 28, 1997

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)                     1998         1997
--------------------------------------------                  ----------    ---------
Current Assets:
  Cash and cash equivalents.................................  $   95,565    $  57,934
  Accounts receivable (Note 10).............................     170,171      174,592
  Inventories (Note 11).....................................     123,568      110,020
  Other current assets (Note 7).............................     110,954       69,496
  Net assets of discontinued operations (Note 8)............      32,087       35,531
                                                              ----------    ---------
          TOTAL CURRENT ASSETS..............................     532,345      447,573
                                                              ----------    ---------
Property, Plant and Equipment:
  At cost (Notes 4 and 12)..................................     491,647      464,144
  Accumulated depreciation and amortization.................    (272,967)    (285,905)
                                                              ----------    ---------
Net Property, Plant and Equipment...........................     218,680      178,239
                                                              ----------    ---------
Investments (Note 13).......................................      13,506       13,391
Intangible Assets (Notes 4 and 14)..........................     317,611       78,567
Other Assets (Notes 7 and 17)...............................      56,636       59,967
                                                              ----------    ---------
          TOTAL ASSETS......................................  $1,138,778    $ 777,737
                                                              ==========    =========
Current Liabilities:
  Short-term debt (Note 15).................................  $  157,888    $  46,167
  Accounts payable..........................................      73,420       60,898
  Accrued restructuring costs (Note 3)......................      34,569        3,025
  Accrued expenses (Note 16)................................     218,600      128,456
                                                              ----------    ---------
          TOTAL CURRENT LIABILITIES.........................     484,477      238,546
                                                              ----------    ---------
Long-Term Debt (Note 15)....................................     129,835      114,863
Long-Term Liabilities (Notes 7, 17 and 18)..................     124,799       95,940
Contingencies (Note 19)
Stockholders' Equity (Note 21):
  Preferred stock -- $1 par value, authorized 1,000,000
     shares; none outstanding...............................          --           --
  Common stock -- $1 par value, authorized 100,000,000
     shares; issued 60,102,000 shares in 1998 and 1997......      60,102       60,102
  Retained earnings.........................................     623,591      540,379
  Accumulated other comprehensive income (loss).............       3,729       (3,857)
  Cost of shares held in treasury; 15,355,000 shares in
     1998 and 14,769,000 shares in 1997.....................    (287,755)    (268,236)
                                                              ----------    ---------
          Total Stockholders' Equity........................     399,667      328,388
                                                              ----------    ---------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY........  $1,138,778    $ 777,737
                                                              ==========    =========

  The accompanying notes are an integral part of these consolidated financial statements.

                       PERKINELMER, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                   FOR THE THREE YEARS ENDED JANUARY 3, 1999

                                                                                       ACCUMULATED
                                                                                          OTHER         COST OF         TOTAL
                                                 COMPREHENSIVE   COMMON    RETAINED   COMPREHENSIVE   SHARES HELD   STOCKHOLDERS'
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)        INCOME        STOCK    EARNINGS   INCOME (LOSS)   IN TREASURY      EQUITY
--------------------------------------------     -------------   -------   --------   -------------   -----------   -------------
BALANCE, DECEMBER 31, 1995.....................                  $60,102   $498,181     $ 28,923       $(220,260)     $366,946
Comprehensive income:
  Net income...................................    $ 60,156          --      60,156           --              --        60,156
                                                   --------
  Other comprehensive income (loss), net of
    tax:
    Foreign currency translation adjustments...     (10,451)         --          --      (10,451)             --       (10,451)
  Unrealized gains on securities:
    Gains arising during the period............       1,202
    Reclassification adjustment................        (242)
                                                   --------
Net unrealized gains...........................         960          --          --          960              --           960
                                                   --------
Other comprehensive income (loss)..............      (9,491)
                                                   --------
Comprehensive income...........................    $ 50,665
                                                   ========
Cash dividends ($.56 per share)................                      --     (26,589)          --              --       (26,589)
Exercise of employee stock options and related
  income tax benefits..........................                      --         295           --           4,549         4,844
Purchase of common stock for treasury..........                      --          --           --         (30,760)      (30,760)
                                                                 -------   --------     --------       ---------      --------
BALANCE, DECEMBER 29, 1996.....................                  60,102     532,043       19,432        (246,471)      365,106
Comprehensive income:
  Net income...................................    $ 33,692          --      33,692           --              --        33,692
                                                   --------
  Other comprehensive income (loss), net of
    tax:
    Foreign currency translation adjustments...     (22,608)         --          --      (22,608)             --       (22,608)
  Unrealized losses on securities:
    Losses arising during the period...........        (655)
    Reclassification adjustment................         (26)
                                                   --------
Net unrealized losses..........................        (681)         --          --         (681)             --          (681)
                                                   --------
Other comprehensive income (loss)..............     (23,289)
                                                   --------
Comprehensive income...........................    $ 10,403
                                                   ========
Cash dividends ($.56 per share)................                      --     (25,684)          --              --       (25,684)
Exercise of employee stock options and related
  income tax benefits..........................                      --         328           --           6,339         6,667
Purchase of common stock for treasury..........                      --          --           --         (28,104)      (28,104)
                                                                 -------   --------     --------       ---------      --------
BALANCE, DECEMBER 28, 1997.....................                  60,102     540,379       (3,857)       (268,236)      328,388
Comprehensive income:
  Net income...................................    $102,002          --     102,002           --              --       102,002
                                                   --------
  Other comprehensive income, net of tax:
    Gross foreign currency translation
      adjustments..............................       4,608          --          --        4,608              --         4,608
    Reclassification adjustment for translation
      losses realized upon sale of Sealol
      Industrial Seals.........................       3,115          --          --        3,115              --         3,115
    Unrealized losses on securities arising
      during the period........................        (137)         --          --         (137)             --          (137)
                                                   --------
    Other comprehensive income.................       7,586
                                                   --------
Comprehensive income...........................    $109,588
                                                   ========
Cash dividends ($.56 per share)................                      --     (25,408)          --              --       (25,408)
Exercise of employee stock options and related
  income tax benefits..........................                      --       6,618           --          21,698        28,316
Purchase of common stock for treasury..........                      --          --           --         (41,217)      (41,217)
                                                                 -------   --------     --------       ---------      --------
BALANCE, JANUARY 3, 1999.......................                  $60,102   $623,591     $  3,729       $(287,755)     $399,667
                                                                 =======   ========     ========       =========      ========

  The accompanying notes are an integral part of these consolidated financial statements.

                       PERKINELMER, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                   FOR THE THREE YEARS ENDED JANUARY 3, 1999

(DOLLARS IN THOUSANDS)                                          1998       1997       1996
----------------------                                        --------    -------    -------
Operating Activities:
  Net income................................................  $102,002    $33,692    $60,156
  Deduct net income from discontinued operations............   (23,001)   (24,130)   (25,892)
                                                              --------    -------    -------
  Income from continuing operations.........................    79,001      9,562     34,264
  Adjustments to reconcile income from continuing operations to net cash provided by continuing operations:
    Noncash portion of restructuring charges................    12,020         --         --
    Restructuring charges to be paid in future periods......    29,569      3,025         --
    Asset impairment charges................................     7,400     28,200         --
    Depreciation and amortization...........................    48,510     42,698     38,861
    Deferred taxes..........................................    11,330      1,385      7,326
    Gains on dispositions and sales of investments, net.....  (130,545)   (11,713)    (1,714)
  Changes in assets and liabilities which provided (used)
    cash, excluding effects from companies purchased and
    divested:
    Accounts receivable.....................................     7,830    (24,507)   (12,473)
    Inventories.............................................     3,265     (2,475)    (5,711)
    Accounts payable and accrued expenses...................    13,797        291     (6,764)
    Noncurrent prepaid pension..............................        --    (10,040)    (2,876)
    Prepaid taxes...........................................   (23,689)    (5,700)     1,467
    Prepaid expenses and other..............................   (17,635)   (19,321)    (4,089)
                                                              --------    -------    -------
Net Cash Provided by Continuing Operations..................    40,853     11,405     48,291
Net Cash Provided by Discontinued Operations................    28,702     23,433     31,867
                                                              --------    -------    -------
NET CASH PROVIDED BY OPERATING ACTIVITIES...................    69,555     34,838     80,158
                                                              --------    -------    -------
Investing Activities:
  Capital expenditures......................................   (44,489)   (47,642)   (78,796)
  Reimbursement of invested capital (Note 18)...............        --     27,000         --
  Proceeds from dispositions of businesses and sales of
    property, plant and equipment...........................   210,505     24,287      1,744
  Cost of acquisitions, net of cash and cash equivalents
    acquired................................................  (217,937)    (3,611)        --
  Proceeds from sales of investments........................     7,623      4,129      9,447
  Other.....................................................      (160)    (1,156)    (2,000)
                                                              --------    -------    -------
Net Cash Provided by (Used in) Continuing Operations........   (44,458)     3,007    (69,605)
Net Cash Used in Discontinued Operations....................    (2,033)    (1,087)    (1,694)
                                                              --------    -------    -------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES.........   (46,491)     1,920    (71,299)
                                                              --------    -------    -------
Financing Activities:
  Increase in commercial paper borrowings...................   104,156     27,879     17,965
  Payment of acquired Lumen revolving credit borrowings.....   (59,090)        --         --
  Other debt increases (decreases)..........................     7,270     (3,443)    (1,959)
  Proceeds from issuance of common stock for options
    exercised...............................................    28,316      6,667      4,844
  Purchases of common stock.................................   (41,217)   (28,104)   (30,760)
  Cash dividends............................................   (25,408)   (25,684)   (26,589)
                                                              --------    -------    -------
Net Cash Provided by (Used in) Continuing Operations........    14,027    (22,685)   (36,499)
                                                              --------    -------    -------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES.........    14,027    (22,685)   (36,499)
                                                              --------    -------    -------
Effect of Exchange Rate Changes on Cash and Cash
  Equivalents...............................................       540     (3,985)      (718)
                                                              --------    -------    -------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........    37,631     10,088    (28,358)
Cash and Cash Equivalents at Beginning of Year..............    57,934     47,846     76,204
                                                              --------    -------    -------
CASH AND CASH EQUIVALENTS AT END OF YEAR....................  $ 95,565    $57,934    $47,846
                                                              ========    =======    =======
Supplemental Disclosures of Cash Flow Information:
  Cash paid during the year for:
    Interest................................................  $ 12,367    $12,351    $13,526
    Income taxes............................................    59,029     26,683     35,678

  The accompanying notes are an integral part of these consolidated financial statements.

                       PERKINELMER, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation: The consolidated financial statements include the accounts of PerkinElmer, Inc. (formerly EG&G, Inc.) and its subsidiaries (the Company). All material intercompany balances and transactions have been eliminated in consolidation.

     Nature of Operations: PerkinElmer, Inc. is a global technology company which provides products and systems to the medical, pharmaceutical, telecommunications, semi-conductor, aerospace, photographic and other markets. The Company's operating segments are Life Sciences, Optoelectronics, Instruments and Fluid Sciences. In August 1999, the Company divested its Technical Services segment, which is presented as discontinued operations in accordance with Accounting Principles Board (APB) Opinion No. 30, Reporting the Results of Operations (see Note 8).

     Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Sales:   Product sales are recorded at the time of shipment. Other service sales are generally recorded as the services are rendered or, in the case of certain contracts, as milestones are achieved. If a loss is anticipated on any contract, provision for the entire loss is made immediately. The former Technical Services segment had cost-reimbursement contracts with governmental agencies. These contracts included both cost plus fixed fee contracts and cost plus award fee contracts based on performance. Sales under cost-reimbursement contracts were recorded as costs were incurred and included applicable income in the proportion that costs incurred bear to total estimated costs.

     Inventories: Inventories, which include material, labor and manufacturing overhead, are valued at the lower of cost or market. The majority of inventories is accounted for using the first-in, first-out method; remaining inventories are accounted for using the last-in, first-out (LIFO) method.

     Property, Plant and Equipment: For financial statement purposes, the Company depreciates plant and equipment using the straight-line method over their estimated useful lives, which generally fall within the following ranges: buildings and special-purpose structures -- 10 to 25 years; leasehold improvements -- estimated useful life or remaining term of lease, whichever is shorter; machinery and equipment -- 3 to 7 years; special-purpose equipment -- expensed or depreciated over the life of the initial related contract. Nonrecurring tooling costs are capitalized, while recurring costs are expensed. For income tax purposes, the Company depreciates plant and equipment over their estimated useful lives using accelerated methods.

     Pension Plans: The Company's funding policy provides that payments to the U.S. pension trusts shall at least be equal to the minimum funding requirements of the Employee Retirement Income Security Act of 1974. Non-U.S. plans are accrued for, but generally not funded, and benefits are paid from operating funds.

     Translation of Foreign Currencies: The balance sheet accounts of non-U.S. operations, exclusive of stockholders' equity, are translated at year-end exchange rates, and income statement accounts are translated at weighted-average rates in effect during the year; any translation

                       PERKINELMER, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

adjustments are made directly to a component of stockholders' equity. The net transaction gains (losses) were not material for the years presented.

     Intangible Assets: In accordance with Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, and APB Opinion No. 17, Intangible Assets, the Company reviews long-lived assets and all intangible assets (including goodwill) for impairment whenever events or changes in circumstances indicate the carrying amount of such assets may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted net cash flows of the operation to which the assets relate, to the carrying amount including associated intangible assets of such operation. If the operation is determined to be unable to recover the carrying amount of its assets, then intangible assets are written down first, followed by the other long-lived assets of the operation, to fair value. Fair value is determined based on discounted cash flows or appraised values, depending upon the nature of the assets. (See Note 4 for further discussion of asset impairment charges.)

     Stock-Based Compensation: In accordance with SFAS No. 123, Accounting for Stock-Based Compensation, the Company has elected to continue to account for stock options at intrinsic value with disclosure of the effects of fair value accounting on net income and earnings per share on a pro forma basis.

     Cash Flows: For purposes of the Consolidated Statements of Cash Flows, the Company considers all highly liquid instruments with a purchased maturity of three months or less to be cash equivalents. The carrying amount of cash and cash equivalents approximates fair value due to the short maturities.

     Environmental Matters: The Company accrues for costs associated with the remediation of environmental pollution when it is probable that a liability has been incurred and the Company's proportionate share of the amount can be reasonably estimated. Any recorded liabilities have not been discounted.

     Earnings Per Share: In the fourth quarter of 1997, the Company adopted the provisions of SFAS No. 128, Earnings Per Share, which is effective for financial statements for periods ending after December 15, 1997. SFAS No. 128 requires replacement of primary earnings per share (EPS) with basic EPS, which is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding. Diluted EPS, which gives effect to all dilutive potential common shares outstanding, is also required. While all prior-period EPS data presented are required to be restated, there was no impact on previously reported EPS from the adoption of SFAS No. 128.

     Comprehensive Income: In the first quarter of 1998, the Company adopted the provisions of SFAS No. 130, Reporting Comprehensive Income, which established standards for reporting and display of comprehensive income and its components. Comprehensive income is the total of net income and all other nonowner changes in stockholders' equity.

     Segments and Related Information: In the fourth quarter of 1998, the Company adopted the provisions of SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. The statement established standards for the way that public business enterprises report information and operating segments in annual financial statements and requires reporting of selected information in interim financial reports.

     Derivative Instruments and Hedging: The Financial Accounting Standards Board issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of SFAS No. 133, in June 1999. SFAS No. 133 is now effective for all fiscal quarters of all fiscal years beginning after June 15, 2000; earlier adoption is allowed. The statement requires companies to record derivatives on the balance sheet as assets or liabilities,

                       PERKINELMER, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The Company has not yet determined the effect that adoption of SFAS No. 133 will have or when the provisions of the statement will be adopted. However, the Company currently expects that, due to its relatively limited use of derivative instruments, the adoption of SFAS No. 133 will not have a material effect on the Company's results of operations or financial position.

     Start-up Activities: During 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, Reporting on the Costs of Start-up Activities (SOP 98-5). This Statement requires a change in the method of accounting for start-up costs on major projects to expense these costs as incurred. Prior to this accounting change, these costs could be capitalized. The impact of this accounting change does not have a material effect on the Company's results of operations or financial position.

     Reclassifications: Certain amounts from prior years have been reclassified to conform to the 1998 financial statement presentation.

     Reference is made to Notes 27 and 28 to the accompanying financial statements which disclose certain events which occurred subsequent to the balance sheet date of January 3, 1999.

2.  ACQUISITIONS

     On December 16, 1998, the Company acquired substantially all of the outstanding common stock and options of Lumen Technologies, Inc. (Lumen), a maker of high-technology specialty light sources. The purchase price of approximately $253 million, which included $75 million of assumed debt, was funded with existing cash and commercial paper borrowings. The acquisition was accounted for as a purchase under APB Opinion No. 16, Business Combinations. In accordance with APB Opinion No. 16, the Company allocated the purchase price of Lumen based on the fair value of the assets acquired and liabilities assumed. Portions of the purchase price, including intangible assets, were identified by independent appraisers utilizing proven valuation procedures and techniques. These intangible assets include approximately $2.3 million for acquired in-process research and development (in-process R&D) for projects that did not have future alternative uses. This allocation represents the estimated fair value based on risk-adjusted cash flows related to the in-process R&D projects. At the date of the acquisition, the development of these projects had not yet reached technological feasibility, and the R&D in progress had no alternative future uses. Accordingly, these costs were expensed in the fourth quarter of 1998. Acquired intangibles totaling $11.8 million included the fair value of trade names, trademarks and patents. These intangibles are being amortized over their estimated useful life of ten years. Goodwill resulting from the Lumen acquisition is being amortized over 30 years. Approximately $5 million has been recorded as accrued restructuring charges in connection with the acquisition. The restructuring plans include initiatives to integrate the operations of the Company and Lumen, and reduce overhead. The primary components of these plans relate to: (a) the transfer of certain manufacturing activities to lower cost facilities, (b) integration of the sales and marketing organization and (c) the termination of certain contractual obligations. The Company expects that these actions will result in a reduction in workforce of approximately 200 individuals. Management is in the process of finalizing its restructuring plans related to Lumen, and accordingly, the amounts recorded are based on management's current estimates of those costs. The majority of the restructuring actions are expected to occur through fiscal 2000.

                       PERKINELMER, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The components of the purchase price and preliminary allocation are as follows:

                                                (IN THOUSANDS)
                                                --------------
Consideration and acquisition costs:
  Cash paid for stock and options.............     $162,050
  Debt assumed................................       74,388
  Fair value of options exchanged.............        6,500
  Deferred purchase price for subsidiary
     minority interest........................        6,000
  Acquisition costs...........................        3,925
                                                   --------
                                                   $252,863
                                                   ========
Preliminary allocation of purchase price:
  Current assets..............................     $ 66,829
  Property, plant and equipment...............       52,525
  Acquired intangibles........................       11,800
  In-process R&D..............................        2,300
  Goodwill....................................      175,446
  Liabilities assumed and other...............      (56,037)
                                                   --------
                                                   $252,863
                                                   ========

     As indicated earlier, some allocations are based on studies and valuations which are currently being finalized. Management does not believe that the final purchase price allocation will produce materially different results than those reflected herein.

     In December 1998, the Company acquired Life Science Resources Limited
(LSR), a U.K.-based developer and supplier of biotechnology, biomedical and clinical research instrumentation, for $11 million. In April 1998, in connection with the divestiture of the Sealol Industrial Seals division, the Company purchased Belfab, the advanced metal bellows division of John Crane, Inc. for $45 million in cash. In February 1998, the Company acquired Isolab, Inc., a supplier of systems for clinical diagnostic screening, for $10 million. These acquisitions were accounted for using the purchase method. The excess of the cost over the fair market value of the net assets acquired of $33 million is being amortized over 20 years using a straight-line method. The results of operations of the acquisitions are included in the consolidated results of the Company from the date of each respective acquisition.

     Unaudited pro forma operating results for the Company, assuming the acquisition of Lumen occurred on December 29, 1996, are as follows:

(IN THOUSANDS EXCEPT PER SHARE DATA)      1998         1997
------------------------------------    --------    ----------
Sales................................   $997,437    $1,031,128

Income (loss) from continuing
  operations.........................     57,175        (1,980)
  Basic earnings (loss) per share....       1.26          (.04)
  Diluted earnings (loss) per share..       1.25          (.04)

Net income...........................     80,176        22,150
  Basic earnings per share...........       1.77           .48
  Diluted earnings per share.........       1.75           .48

     The pro forma amounts in the table above exclude the $2.3 million in-process R&D charge. Pro forma amounts for the other 1998 acquisitions are not included as their effect is not material to the Company's financial statements.

                       PERKINELMER, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

3.  RESTRUCTURING AND INTEGRATION CHARGES

     The Company developed restructuring plans during 1998 to integrate and consolidate its businesses. The Company recorded restructuring charges in the first and second quarters of 1998, which are discussed separately below. These restructuring plans were points in the continuing transformation of the Company that began in 1994 and continued into 1998 with the addition of new leadership and new management, changes in the organization of the businesses and the realignment and consolidation of operations. Further details of the actions are presented below.

     In connection with the Company's continued transformation of its portfolio of companies, during the first quarter of 1998, management developed a plan to restructure certain businesses. A discussion of the businesses affected within each segment is presented below. The plan resulted in pre-tax restructuring charges totaling $30.5 million. The principal actions in the restructuring plan include close-down or consolidation of a number of offices and facilities, transfer of assembly activities to lower cost geographic locations, disposal of underutilized assets, withdrawal from certain product lines and general cost reductions. The restructuring charges related to continuing operations were broken down as follows by operating segment:

                                                                              TERMINATION OF
                                                            DISPOSAL OF      LEASES AND OTHER
                                         EMPLOYEE         CERTAIN PRODUCT       CONTRACTUAL
($ IN MILLIONS)                      SEPARATION COSTS    LINES AND ASSETS       OBLIGATIONS      TOTAL
---------------                      ----------------    ----------------    ----------------    -----
Life Sciences......................        $  .3               $ .2                $ .2          $  .7
Optoelectronics....................          6.7                 .8                 1.1            8.6
Instruments........................          4.8                2.9                 2.0            9.7
Fluid Sciences.....................          4.8                1.9                 1.8            8.5
Corporate and Other................          3.0                 --                  --            3.0
                                           -----               ----                ----          -----
          Total....................        $19.6               $5.8                $5.1          $30.5
                                           =====               ====                ====          =====
Amounts incurred through 1/3/99....        $ 6.5               $5.8                $ .7          $13.0
Ending accrual at 1/3/99...........        $13.1                 --                $4.4          $17.5

     The headcount reduction, by function, resulting in the Employee Separation Costs detailed above is as follows:

                                  HEADCOUNT REDUCTION
                                  -------------------
Sales & Marketing...............           34
Production......................          480
General & Administrative........           58
                                          ---
          Total.................          572
                                          ===

     Further details of the actions are presented below. Specific businesses within each segment which were affected by the restructuring actions are as follows: The Fluid Sciences business affected primarily manufactures mechanical components and systems. The Optoelectronics businesses affected produce various lighting and sensor components and systems. The Instruments restructuring relates primarily to its X-ray imaging business which produces security screening equipment, as well as its Instruments for Research and Applied Science business which produces particle detector equipment.

     Close-down of certain facilities: Costs have been accrued for the closing down of facilities. These costs relate to the affected businesses discussed above within the Fluid Sciences and Optoelectronics segments.

                       PERKINELMER, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Transfer of assembly activities: The Company plans to relocate certain activities, primarily in its Optoelectronics segment, to lower cost geographic areas such as Indonesia and China. The costs included in the restructuring charges related to costs associated with exiting the previous operations. Actual costs to physically relocate are charged to operations as incurred.

     Disposal of underutilized assets: The Company plans to dispose of underutilized assets either through sale or abandonment, primarily in its Instruments and Optoelectronics segments.

     Withdrawal from certain product lines: The Company has made a strategic decision to discontinue certain unprofitable product lines discussed above, primarily in its Instruments and Optoelectronics segments.

     During the second quarter of 1998, the Company expanded its continuing effort to restructure certain businesses to further improve performance. The plan resulted in additional pre-tax restructuring charges of $19.5 million. The principal actions in this restructuring plan included the integration of current continuing operating divisions into four strategic business units, close-down or consolidation of a number of production facilities and general cost reductions. Details are provided following the table presented below.

     The restructuring charges related to continuing operations were broken down as follows by operating segment:

                                                                              TERMINATION OF
                                                            DISPOSAL OF      LEASES AND OTHER
                                         EMPLOYEE         CERTAIN PRODUCT       CONTRACTUAL
($ IN MILLIONS)                      SEPARATION COSTS    LINES AND ASSETS       OBLIGATIONS      TOTAL
---------------                      ----------------    ----------------    ----------------    -----
Life Sciences......................        $ 3.3               $ .2                $ .4          $ 3.9
Optoelectronics....................          1.8                5.6                 4.3           11.7
Instruments........................          1.6                 --                  --            1.6
Fluid Sciences.....................          1.4                 --                  --            1.4
Corporate and Other................           .8                 --                  .1             .9
                                           -----               ----                ----          -----
          Total....................        $ 8.9               $5.8                $4.8          $19.5
                                           =====               ====                ====          =====
Amounts incurred through 1/3/99....        $ 1.6               $5.8                $ .3          $ 7.7
Ending accrual at 1/3/99...........        $ 7.3                 --                $4.5          $11.8

     The headcount reduction, by function, resulting in the Employee Separation Costs detailed above is as follows:

                                  HEADCOUNT REDUCTION
                                  -------------------
Sales & Marketing...............           41
Production......................          137
General & Administrative........           84
                                          ---
          Total.................          262
                                          ===

     Integration of Current Operating Divisions and Consolidation of Certain Production Facilities

     As part of the Company's second quarter restructuring plan, management reorganized its current continuing operating divisions into four strategic business units (SBUs). This resulted in termination of employees as well as the integration and consolidation of certain facilities and product lines. This effort is company-wide and affects all segments of the Company. The major components within the Optoelectronics plan consisted of the closing of two wafer fab production facilities and a development program.

     The total restructuring charges in 1998 include $9.9 million for termination of leases and other contractual obligations. This amount included approximately $6.5 million for termination of facility

                       PERKINELMER, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

leases and other lease-related costs, $1.5 million for termination of distributor arrangements and $1.9 million for various other commitments. The facility leases have remaining terms ranging from six months to five years. The amount accrued reflects the Company's best estimate of actual costs to buy out the leases in certain cases or the net cost to sublease the properties in other cases.

     Approximately 300 employees of the total of 800 employees expected to be terminated as part of the two restructuring plans have been severed as of January 3, 1999. The plans will be mainly implemented by the segments through fiscal 1999. Cash outlays, primarily for employee separation costs, were $9.1 million in 1998. The Company expects to incur approximately $30 million to $35 million of cash outlays in connection with its restructuring plans throughout 1999. These funds will come primarily from operating cash flows or borrowings from existing credit facilities.

     Also included as part of the Company's 1998 restructuring plans were pre-tax charges for its Technical Services segment of $0.9 million and $3.6 million for the first and second quarters of 1998, respectively. These amounts have been included in net income from discontinued operations in the accompanying consolidated income statements. Of the total of $4.5 million, $0.4 million was non-cash charges. Approximately $3.7 million of the total 1998 Technical Services segment charges were for employee separation costs related to approximately 75 people. A majority of the remaining charge was for the termination of leases. As of January 3, 1999, approximately 21 of the 75 employees expected to be terminated have been severed. Cash outlays, primarily for employee separation costs, were approximately $1.2 million.

     In 1997, as part of a plan to reposition its operations, the Company recorded $7.8 million of integration costs which included $4.4 million related to employee separation costs and $3.4 million related to its consolidation effort. These costs were included in selling, general and administrative expenses.

     The components of the restructuring charges met the criteria set forth in Emerging Issues Task Force (EITF) Issue 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). The charges do not include additional costs associated with the restructuring plans, such as training, consulting, purchase of equipment and relocation of employees and equipment. These costs will be charged to operations or capitalized, as appropriate, when incurred.

     The following table summarizes restructuring activity from continuing operations for the two years ended January 3, 1999:

(IN THOUSANDS)                                                 1998      1997
--------------                                                 ----      ----
Accrued restructuring costs at beginning of year............  $ 3,025   $   --
Provisions..................................................   50,027    4,433
Charges/write-offs..........................................  (23,483)  (1,408)
Accrued restructuring charges related to Lumen
  acquisition...............................................    5,000       --
                                                              -------   ------
Accrued restructuring costs at end of year..................  $34,569   $3,025
                                                              =======   ======

     Refer to Note 28 for additional information on restructuring charges.

4.  ASSET IMPAIRMENT CHARGES

     During the second quarter of 1998, the Company recorded a $7.4 million noncash impairment charge related to an automotive testing facility in the Instruments segment. The impairment charge applied to fixed assets and resulted from projected changes in the principal customer's demand for services. The Company calculated the present value of expected cash flows of the testing facility to determine the fair value of the assets.

     During the second quarter of 1997, the Company recorded a noncash impairment charge of $28.2 million, with $26.7 million related to IC Sensors in the Optoelectronics segment and $1.5 million related to the goodwill of an environmental services business in Other. As a result of IC Sensors' inability to achieve the improvements specified in its corrective action plan, it continued operating at a loss in the second quarter of 1997, triggering an impairment review of its long-lived assets. A revised operating plan was developed to restructure and stabilize the business. The revised projections by product line provided the basis for measurement of the asset impairment

                       PERKINELMER, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

charge. The Company calculated the present value of expected cash flows of IC Sensors' product lines to determine the fair value of the assets. Accordingly, in the second quarter of 1997, the Company recorded an impairment charge of $26.7 million, for a write-down of goodwill of $13.6 million and fixed assets of $13.1 million. The components of the revised operating plan included hiring a new general manager, transferring assembly and test operations to a lower cost environment (Batam, Indonesia), introducing new products and reviewing manufacturing processes to improve production yields. All of these components were implemented during 1997 and 1998.

5.  GAINS ON DISPOSITIONS

     In April 1998, the Company sold its Sealol Industrial Seals division for cash of $100 million, resulting in a pre-tax gain of $58.3 million. The after-tax gain of this divestiture was $42.6 million, or $.93 diluted earnings per share. Sealol Industrial Seals, which manufactured mechanical seals, had 1997 sales of $88 million and operating income of $11.4 million ($.21 diluted earnings per share). In January 1998, the Company sold its Rotron division for $103 million in cash, resulting in a pre-tax gain of $64.4 million. During the first quarter of 1998, the Company also sold a small product line for $4 million in cash, resulting in a pre-tax gain of $3.1 million. The after-tax gain of these divestitures was $45.2 million, or $.99 diluted earnings per share. Rotron, which manufactured fans, blowers and motors, had 1997 sales of $70 million and operating income of $11.9 million ($.16 diluted earnings per share). The Company has deferred gain recognition of approximately $16 million of sales proceeds from these divestitures pending the resolution in 1999 of certain events and contingencies related to the sales.

     In 1997, the Company sold its Chandler, Flow and Birtcher divisions for $23 million, resulting in pre-tax gains of $10.6 million. These gains were recorded in selling, general and administrative expenses.

     Refer to Note 28 for additional information on gains on dispositions.

6.  OTHER INCOME (EXPENSE)

     Other income (expense), net, consisted of the following:

(IN THOUSANDS)                              1998        1997        1996
--------------                            --------    --------    --------
Interest income.........................  $  6,873    $  1,969    $  3,879
Interest expense........................   (11,391)    (12,482)    (13,427)
Gains on sales of investments, net......     4,465         711       1,714
Other...................................    (1,344)      2,247      (1,218)
                                          --------    --------    --------
                                          $ (1,397)   $ (7,555)   $ (9,052)
                                          ========    ========    ========

     Other consists mainly of foreign exchange losses and, in 1997, a $3.4 million cost of capital reimbursement relating to a joint development program. (See Note 18.)

7.  INCOME TAXES

     The components of income from continuing operations before income taxes for financial reporting purposes were as follows:

(IN THOUSANDS)                                 1998       1997       1996
--------------                               --------    -------    -------
U.S. ......................................  $ 26,664   $(22,483)   $ 3,094
Non-U.S. ..................................    91,663     41,947     44,119
                                             --------   --------    -------
                                             $118,327   $ 19,464    $47,213
                                             ========   ========    =======

                       PERKINELMER, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The components of the provision for income taxes for continuing operations were as follows:

                                                        DEFERRED
(IN THOUSANDS)                               CURRENT    (PREPAID)     TOTAL
--------------                               -------    ---------    -------
1998
  Federal..................................  $32,067    $ (7,538)    $24,529
  State....................................    3,802        (977)      2,825
  Non-U.S. ................................   15,951      (3,979)     11,972
                                             -------    --------     -------
                                             $51,820    $(12,494)    $39,326
                                             =======    ========     =======
1997
  Federal..................................  $ 4,460    $ (5,805)    $(1,345)
  State....................................    2,168        (144)      2,024
  Non-U.S. ................................    7,028       2,195       9,223
                                             -------    --------     -------
                                             $13,656    $ (3,754)    $ 9,902
                                             =======    ========     =======
1996
  Federal..................................  $(6,898)   $  9,981     $ 3,083
  State....................................    2,383          79       2,462
  Non-U.S. ................................    8,545      (1,141)      7,404
                                             -------    --------     -------
                                             $ 4,030    $  8,919     $12,949
                                             =======    ========     =======

     The total provision for income taxes included in the consolidated financial statements was as follows:

(IN THOUSANDS)                                 1998       1997       1996
--------------                                -------    -------    -------
Continuing operations.......................  $39,326    $ 9,902    $12,949
Discontinued operations.....................   14,706     15,119     15,981
                                              -------    -------    -------
                                              $54,032    $25,021    $28,930
                                              =======    =======    =======

     The major differences between the Company's effective tax rate for continuing operations and the federal statutory rate were as follows:

                                                     1998     1997     1996
                                                     -----    -----    -----
Federal statutory rate.............................   35.0%    35.0%    35.0%
Non-U.S. rate differential, net....................  (19.0)   (39.4)   (17.2)
Future remittance of non-U.S. earnings.............    8.4       --       --
State income taxes, net............................    1.6      4.1      2.5
Goodwill amortization..............................     .6      9.2      4.1
Goodwill write-downs...............................     --     27.0       --
Increase (decrease) in valuation allowance.........    2.0     15.3     (1.9)
Other, net.........................................    4.6     (0.3)     4.9
                                                     -----    -----    -----
Effective tax rate.................................   33.2%    50.9%    27.4%
                                                     =====    =====    =====

     The 1997 tax provision and effective rate for continuing operations were significantly impacted by non-deductible goodwill write-downs. Excluding the impairment charge and its related tax effect, the effective tax rate was 30.6% in 1997.

                       PERKINELMER, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The tax effects of temporary differences and carryforwards related to continuing operations which gave rise to prepaid (deferred) income taxes as of January 3, 1999 and December 28, 1997 were as follows:

(IN THOUSANDS)                                   1998        1997
--------------                                 --------    --------
Deferred tax assets:
  Inventory reserves.........................  $  7,510    $  5,555
  Other reserves.............................    17,828      10,388
  Reimbursement of invested capital..........     5,286       7,401
  Vacation pay...............................     1,760       4,135
  Net operating loss.........................    35,349      32,113
  Postretirement health benefits.............     4,420       4,531
  Restructuring reserve......................    16,600         161
  All other, net.............................    38,797      28,523
                                               --------    --------
Total deferred tax assets....................   127,550      92,807
                                               --------    --------
Deferred tax liabilities:
  Award and holdback fees....................       939        (538)
  Pension contribution.......................   (12,555)    (12,821)
  Amortization...............................   (11,084)     (7,379)
  Depreciation...............................    (3,988)      2,982
  All other, net.............................   (23,401)    (14,357)
                                               --------    --------
Total deferred tax liabilities...............   (50,089)    (32,113)
                                               --------    --------
Valuation allowance..........................   (32,628)    (31,145)
                                               --------    --------
Net prepaid taxes............................  $ 44,833    $ 29,549
                                               ========    ========

     At January 3, 1999, the Company had non-U.S. (primarily from Germany) net operating loss carryforwards of $68.1 million, substantially all of which carry forward indefinitely. The $32.6 million valuation allowance results primarily from these carryforwards, for which the Company currently believes it is more likely than not that they will not be realized.

     Current prepaid income taxes of $82.3 million and $44.3 million were included in other current assets at January 3, 1999 and December 28, 1997, respectively. Long-term deferred income taxes of $32.5 million and $11.1 million were included in long-term liabilities at January 3, 1999 and December 28, 1997, respectively. These amounts include approximately $8.3 million and $4.9 million of current prepaid income taxes and $3.3 million and $1.2 million of long-term deferred income taxes related to the discontinued operations of the Technical Services segment at January 3, 1999 and December 28, 1997, respectively.

     In general, it is the practice and intention of the Company to reinvest the earnings of its non-U.S. subsidiaries in those operations. Repatriation of retained earnings is done only when it is advantageous. Applicable federal taxes are provided only on amounts planned to be remitted. In connection with current year divestitures, certain proceeds will not be permanently reinvested in those operations, and, accordingly, federal taxes in the amount of $10 million have been provided in connection with those earnings. Accumulated net earnings of non-U.S. subsidiaries for which no federal taxes have been provided as of January 3, 1999 were $94.5 million, which does not include amounts that, if remitted, would result in little or no additional tax because of the availability of U.S. tax credits for non-U.S. taxes. Federal taxes that would be payable upon remittance of these earnings are estimated to be $30.1 million at January 3, 1999.

8.  DISCONTINUED OPERATIONS

     On August 20, 1999, the Company sold the assets of its Technical Services segment, including the outstanding capital stock of EG&G Defense Materials, Inc., a subsidiary of the Company, to EG&G Technical Services, Inc., an affiliate of The Carlyle Group L.P. (the "Buyer"), for approximately $250 million in cash and the assumption by the Buyer of certain liabilities of the Technical Services segment. Approximately $2.1 million of the cash purchase price will be paid by the Buyer to the Company on the seventh anniversary of the closing of this transaction. The purchase price is subject to a post-closing adjustment currently in negotiation related to the working capital, as defined in the Purchase and Sale Agreement dated July 19, 1999 by and between the Company and the Buyer, as amended (the "TS Purchase Agreement"), of the Technical Services segment.

     The results of operations of the Technical Services segment were previously reported as one of five business segments of the Company. The Company accounted for the sale of its Technical Services segment as a discontinued operation in accordance with APB Opinion No. 30 and, accordingly, the results of operations of the Technical Services segment have been segregated from continuing operations and reported as a separate line item on the Company's accompanying consolidated income statements. The Company recorded a gain on disposition of discontinued operations of $106 million net of taxes, transaction and related costs during the third quarter of fiscal 1999. The gain was reported separately from the results of the Company's continuing operations.

     Summary operating results of the discontinued operations were as follows:

(IN THOUSANDS)                                           1998        1997        1996
--------------                                          -------    --------   ---------
Sales................................................  $553,514    $613,118   $640,146
Costs and expenses...................................   517,762     575,852    600,049
                                                       --------    --------   --------
Operating income from discontinued operations........    35,752      37,266     40,097
Other income ........................................     1,955       1,983      1,776
                                                       --------    --------   --------
Income from discontinued operations before
  income taxes.......................................    37,707      39,249     41,873
Provision for income taxes...........................    14,706      15,119     15,981
                                                       --------    --------   --------
Income from discontinued operations, net of income
  taxes..............................................  $ 23,001    $ 24,130   $ 25,892
                                                       ========    ========   ========

     Net assets of discontinued operations as of January 3, 1999 and December 28, 1997 consisted of the following:

(IN THOUSANDS)                                   1998        1997
--------------                                 --------    --------
Accounts receivable .........................  $ 59,784    $ 69,371
Other current operating assets...............     5,340       6,773
Property, plant and equipment, net...........     3,146       2,904
Other assets.................................     9,959      10,849
Current operating liabilities................   (39,621)    (47,069)
Other liabilities............................    (6,521)     (7,297)
                                               --------    --------
                                               $ 32,087    $ 35,531
                                               ========    ========


     Income from discontinued operations, net of income taxes, of $23.0 million in 1998 reflected the results of the Company's Technical Services segment. Income from discontinued operations, net of income taxes, of $24.1 million in 1997 reflected $21.1 million from the Company's Technical Services segment and $3 million related to the Company's former Department of Energy (DOE) segment, which was discontinued in 1994 and for which the final contract expired in 1997. Income from discontinued operations, net of income taxes, of $25.9 million in 1996 reflected $20.2 million from the Company's Technical Services segment and $5.7 million related to the Company's DOE segment. Sales for the Technical Services segment for fiscal 1998, 1997 and 1996 were $553.5 million, $533.3 million and $499.0 million, respectively. The remainder of the sales for 1997 and 1996 in the preceding chart relate to the DOE segment.

     Accounts receivable as of January 3, 1999 and December 28, 1997 included unbilled receivables of $37 million and $44 million, respectively, which were due primarily from U.S. government agencies.

     The former DOE segment is also presented as discontinued operations in accordance with APB Opinion No. 30. The Company's last DOE

                       PERKINELMER, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

management and operations contract expired on September 30, 1997. The Company is in the process of negotiating contract closeouts and does not anticipate incurring any material loss in excess of previously established reserves.


9.  EARNINGS PER SHARE

     Basic earnings per share was computed by dividing net income by the weighted-average number of common shares outstanding during the year. Diluted earnings per share was computed by dividing net income by the weighted-average number of common shares outstanding plus all potentially dilutive common shares outstanding, primarily shares issuable upon the exercise of stock options using the treasury stock method. The following table reconciles the number of shares utilized in the earnings per share calculations:

(IN THOUSANDS)                                    1998      1997      1996
--------------                                   ------    ------    ------
Number of common shares-basic..................  45,322    45,757    47,298
Effect of dilutive securities:
  Stock options................................     516       141       174
  Other........................................      46        --        --
                                                 ------    ------    ------
Number of common shares-diluted................  45,884    45,898    47,472
                                                 ======    ======    ======

     Options to purchase 92,000, 1,477,000 and 1,724,000 shares of common stock were not included in the computation of diluted earnings per share for 1998, 1997 and 1996, respectively, because the options' exercise prices were greater than the average market price of the common shares and their effect would have been antidilutive.

10.  ACCOUNTS RECEIVABLE

     Accounts receivable were net of reserves for doubtful accounts of $4.4 million and $4.7 million as of January 3, 1999 and December 28, 1997, respectively.

11.  INVENTORIES

     Inventories as of January 3, 1999 and December 28, 1997 consisted of the following:

(IN THOUSANDS)                                   1998        1997
--------------                                 --------    --------
Finished goods...............................  $ 36,552    $ 31,570
Work in process..............................    22,124      21,955
Raw materials................................    64,892      56,495
                                               --------    --------
                                               $123,568    $110,020
                                               ========    ========

                       PERKINELMER, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Due to the divestitures in 1998, the portion of total inventories accounted for using the LIFO method of determining inventory costs dropped from 25% in 1997 to 12% in 1998. The excess of current cost of inventories over the LIFO value was approximately $5 million as of January 3, 1999 and $8 million as of December 28, 1997.

12.  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment, at cost, as of January 3, 1999 and December 28, 1997 consisted of the following:

(IN THOUSANDS)                                   1998        1997
--------------                                 --------    --------
Land.........................................  $ 23,884    $ 12,712
Buildings and leasehold improvements.........   128,900     113,868
Machinery and equipment......................   338,863     337,564
                                               --------    --------
                                               $491,647    $464,144
                                               ========    ========

     The increase in property, plant and equipment was primarily due to the acquisition of Lumen ($53 million) and capital expenditures ($44.5 million) in 1998. These increases were partially offset by the Rotron and Sealol Industrial Seals divestitures ($50 million).

13.  INVESTMENTS

     Investments as of January 3, 1999 and December 28, 1997 consisted of the following:

(IN THOUSANDS)                                    1998       1997
--------------                                   -------    -------
Marketable investments.........................  $10,695    $11,142
Joint venture investments......................    2,811      2,249
                                                 -------    -------
                                                 $13,506    $13,391
                                                 =======    =======

     Joint venture investments are accounted for using the equity method. Marketable investments consisted of common stocks and trust assets which were primarily invested in common stocks and fixed-income securities to meet the supplemental executive retirement plan obligation. The market values were based on quoted market prices. As of January 3, 1999, the fixed-income securities, on average, had maturities of approximately nine years. The net unrealized holding gain on marketable investments, net of deferred income taxes, reported as a component of accumulated other comprehensive income (loss) in stockholders' equity, was $0.4 million at January 3, 1999 and $0.5 million at December 28, 1997.

                       PERKINELMER, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Marketable investments classified as available for sale as of January 3, 1999 and December 28, 1997 consisted of the following:

                                                                  GROSS UNREALIZED
                                                                      HOLDING
                                           MARKET                ------------------
(IN THOUSANDS)                              VALUE      COST      GAINS     (LOSSES)
--------------                             -------    -------    ------    --------
1998
  Common stocks..........................  $ 6,838    $ 6,367    $  633     $(162)
  Fixed-income securities................    3,549      3,506        43        --
  Other..................................      308        281        27        --
                                           -------    -------    ------     -----
                                           $10,695    $10,154    $  703     $(162)
                                           =======    =======    ======     =====
1997
  Common stocks..........................  $ 7,466    $ 6,665    $1,003     $(202)
  Fixed-income securities................    3,543      3,495        48        --
  Other..................................      133        132         1        --
                                           -------    -------    ------     -----
                                           $11,142    $10,292    $1,052     $(202)
                                           =======    =======    ======     =====

14.  INTANGIBLE ASSETS

     Intangible assets consist mainly of goodwill from acquisitions accounted for using the purchase method of accounting representing the excess of cost over the fair market value of the net assets of the acquired businesses. Goodwill is being amortized over periods of 10-30 years. Other identifiable intangible assets from acquisitions include patents, trademarks, trade names and developed technology. Approximately $11.8 million was allocated to trade names, trademarks and patents in connection with the Lumen acquisition and will be amortized over ten years. Intangible assets were shown net of accumulated amortization of $51.4 million and $43.4 million as of January 3, 1999 and December 28, 1997, respectively. The increase resulted primarily from goodwill and other intangibles related to the Lumen, Belfab, LSR and Isolab acquisitions in 1998.

15.  DEBT

     Short-term debt at January 3, 1999 and December 28, 1997 consisted primarily of commercial paper borrowings of $150 million and $45.8 million, respectively, that had maturities of 60 days or less. The weighted-average interest rate on commercial paper borrowings was 5.4% at January 3, 1999 and 6.1% at December 28, 1997. Commercial paper borrowings averaged $23 million during 1998 at an average interest rate of 5.5%, compared to average borrowings of $47 million during 1997 at an average interest rate of 5.6%. At January 3, 1999, short-term debt also included $6.2 million outstanding under a revolving credit agreement, bearing interest at 9%, assumed by the Company in connection with the Lumen acquisition.

     In November 1998, the Company entered into a $100 million credit facility which expires in March 1999. The Company has two additional revolving credit agreements, each for $100 million, which expire in March 1999 and March 2002, respectively. These agreements serve as backup facilities for the commercial paper borrowings. During 1998, the Company did not draw down its credit facilities; there are no significant commitment fees. Refer to Note 27 for additional information on the Company's credit facilities.

     At January 3, 1999 and December 28, 1997, long-term debt included $115 million of unsecured ten-year notes issued in October 1995 at an interest rate of 6.8%, which mature in 2005. The carrying amount approximated the estimated fair value at January 3, 1999 and December 28, 1997 based on a quoted market price. The total notes authorized were $150 million, and the unissued notes of $35 million are covered by a shelf registration statement. At January 3, 1999, long-term

                       PERKINELMER, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

debt also included $14.8 million assumed by the Company in connection with the Lumen acquisition. This debt consisted of unsecured notes of $12.4 million at 8% due in 2002, which were retired at a premium in February 1999, and a $2.4 million term loan at prime plus 1.75% due in 2000.

16.  ACCRUED EXPENSES

     Accrued expenses as of January 3, 1999 and December 28, 1997 consisted of the following:

(IN THOUSANDS)                                           1998        1997
--------------                                         --------    --------
Payroll and incentives...............................  $ 22,463    $ 15,407
Employee benefits....................................    31,171      31,573
Federal, non-U.S. and state income taxes.............    36,211      22,352
Other accrued operating expenses.....................   128,755      59,124
                                                       --------    --------
                                                       $218,600    $128,456
                                                       ========    ========

     The increase in other accrued operating expenses resulted primarily from accruals related to the Lumen acquisition ($47 million) and deferred gain recognition related to dispositions ($16 million).

17.  EMPLOYEE BENEFIT PLANS

     The following employee benefit plan disclosures include amounts and information, on a combined basis, for both the continuing and discontinued operations of the Company.

     Savings Plan: The Company has a savings plan for the benefit of qualified U.S. employees. Under this plan, the Company contributes an amount equal to the lesser of 55% of the amount of the employee's voluntary contribution or 3.3% of the employee's annual compensation. Savings plan expense was $6.2 million in 1998, $6.5 million in 1997 and $5.8 million in 1996.

     Pension Plans: The Company has defined benefit pension plans covering substantially all U.S. employees and non-U.S. pension plans for non-U.S. employees. The plans provide benefits that are based on an employee's years of service and compensation near retirement. Assets of the U.S. plan are composed primarily of equity and debt securities.

     Net periodic pension cost included the following components:

(IN THOUSANDS)                              1998        1997        1996
--------------                            --------    --------    --------
Service cost............................  $  9,356    $  9,081    $  9,248
Interest cost...........................    18,300      18,126      17,335
Expected return on plan assets..........   (23,360)    (21,288)    (19,770)
Net amortization and deferral...........      (816)       (743)        599
                                          --------    --------    --------
                                          $  3,480    $  5,176    $  7,412
                                          ========    ========    ========

                       PERKINELMER, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following table sets forth the changes in the funded status of the principal U.S. pension plan and the principal non-U.S. pension plans and the amounts recognized in the Company's Consolidated Balance Sheets as of January 3, 1999 and December 28, 1997:

                                                1998                    1997
                                        --------------------    --------------------
(IN THOUSANDS)                          NON-U.S.      U.S.      NON-U.S.      U.S.
--------------                          --------    --------    --------    --------
Actuarial present value of benefit
  obligations:
  Accumulated benefit obligations.....  $29,387     $232,978    $23,706     $212,659
                                        =======     ========    =======     ========
Projected benefit obligations at
  beginning of year...................  $27,912     $240,176    $31,663     $213,146
Service cost..........................      886        8,470        961        8,120
Interest cost.........................    1,860       16,440      1,876       16,249
Benefits paid.........................     (948)     (11,734)    (1,133)     (10,602)
Actuarial loss (gain).................    1,182       23,318     (1,573)      12,574
Plan amendments.......................       --           --         --          689
Effect of exchange rate changes.......    1,679           --     (3,882)          --
Dispositions..........................       --      (17,202)        --           --
                                        -------     --------    -------     --------
Projected benefit obligations at end
  of year.............................   32,571      259,468     27,912      240,176
                                        -------     --------    -------     --------
Fair value of plan assets at beginning
  of year.............................       --      294,790         --      249,431
Actual return on plan assets..........       --       26,968         --       43,630
Employer contributions................       --           --         --       12,331
Benefits paid.........................       --      (11,734)        --      (10,602)
                                        -------     --------    -------     --------
Fair value of plan assets at end of
  year................................       --      310,024         --      294,790
                                        -------     --------    -------     --------
Plan assets less (greater) than
  projected benefit obligations.......   32,571      (50,556)    27,912      (54,614)
Unrecognized net transition asset.....       --        2,254         --        3,005
Unrecognized prior service costs......   (1,146)         (77)    (1,162)         (38)
Unrecognized net gain.................    2,619        7,779      3,758       10,287
                                        -------     --------    -------     --------
Accrued pension liability (asset).....  $34,044     $(40,600)   $30,508     $(41,360)
                                        =======     ========    =======     ========
Actuarial assumptions as of the
  year-end measurement date:
  Discount rate.......................      6.5%         6.5%       6.5%         7.0%
  Rate of compensation increase.......      4.0%         4.5%       4.0%         4.5%
  Expected rate of return on assets...       --          9.0%        --          9.0%

     The non-U.S. accrued pension liability included $33.8 million and $30.2 million classified as long-term liabilities as of January 3, 1999 and December 28, 1997, respectively. The U.S. pension asset was classified as other noncurrent assets.

     The Company also sponsors a supplemental executive retirement plan to provide senior management with benefits in excess of normal pension benefits. At January 3, 1999 and December 28, 1997, the projected benefit obligations were $13.8 million and $11.9 million, respectively. Assets with a fair value of $10.1 million and $10.2 million, segregated in a trust, were available to meet this obligation as of January 3, 1999 and December 28, 1997, respectively.

                       PERKINELMER, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Pension expense for this plan was approximately $1.4 million in 1998, $1.3 million in 1997 and $1.5 million in 1996.

     Postretirement Medical Plans: The Company provides health care benefits for eligible retired U.S. employees under a comprehensive major medical plan or under health maintenance organizations where available. The majority of the Company's U.S. employees become eligible for retiree health benefits if they retire directly from the Company and have at least ten years of service. Generally, the major medical plan pays stated percentages of covered expenses after a deductible is met and takes into consideration payments by other group coverages and by Medicare. The plan requires retiree contributions under most circumstances and has provisions for cost-sharing changes. For employees retiring after 1991, the Company has capped its medical premium contribution based on employees' years of service. The Company funds the amount allowable under a 401(h) provision in the Company's defined benefit pension plan. Assets of the plan are composed primarily of equity and debt securities.

     Net periodic postretirement medical benefit cost (credit) included the following components:

(IN THOUSANDS)                                  1998       1997       1996
--------------                                 -------    -------    ------
Service cost.................................  $   360    $   317    $  349
Interest cost................................    1,250      1,237     1,459
Expected return on plan assets...............   (1,245)      (804)     (698)
Net amortization and deferral................     (402)    (1,148)     (134)
                                               -------    -------    ------
                                               $   (37)   $  (398)   $  976
                                               =======    =======    ======

     The following table sets forth the changes in the postretirement medical plan's funded status and the amounts recognized in the Company's Consolidated Balance Sheets at January 3, 1999 and December 28, 1997:

(IN THOUSANDS)                                                 1998       1997
--------------                                                 ----       ----
Actuarial present value of accumulated benefit obligations:
  Retirees..................................................  $11,448    $15,699
  Active employees eligible to retire.......................      565        563
  Other active employees....................................    5,032      4,848
                                                              -------    -------
Projected benefit obligations at beginning of year..........   17,045     21,110
                                                              -------    -------
Service cost................................................      360        317
Interest cost...............................................    1,250      1,237
Benefits paid...............................................   (1,394)    (1,160)
Actuarial loss (gain).......................................    2,467     (4,459)
                                                              -------    -------
Change in projected benefit obligations during the year.....    2,683     (4,065)
                                                              -------    -------
Retirees....................................................   13,672     11,448
Active employees eligible to retire.........................      800        565
Other active employees......................................    5,256      5,032
                                                              -------    -------
Projected benefit obligations at end of year................   19,728     17,045
                                                              -------    -------
Fair value of plan assets at beginning of year..............   13,839      8,470
Actual return on plan assets................................    1,416      1,592
Employer contributions......................................       --      3,777
                                                              -------    -------
Fair value of plan assets at end of year....................   15,255     13,839
                                                              -------    -------

                       PERKINELMER, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(IN THOUSANDS)                                                 1998       1997
--------------                                                 ----       ----
Fair value of plan assets less than projected benefit
  obligations...............................................    4,473      3,206
Unrecognized net gain.......................................    7,483      9,123
                                                              -------    -------
Accrued postretirement medical liability....................  $11,956    $12,329
                                                              =======    =======
Actuarial assumptions as of the year-end measurement date:
Discount rate...............................................      6.5%       7.0%
Expected rate of return on assets...........................      9.0%       9.0%
Health care cost trend rate:
  First year................................................      9.0%      10.0%
  Ultimate..................................................      5.5%       5.5%
Time to reach ultimate......................................  5 years    6 years

     The accrued postretirement medical liability included $11 million and $11.3 million classified as long-term liabilities as of January 3, 1999 and December 28, 1997, respectively.

     If the health care cost trend rate was increased 1%, the accumulated postretirement benefit obligations would have increased by approximately $1 million at January 3, 1999. The effect of this increase on the annual cost for 1998 would have been approximately $0.1 million. If the health care cost trend rate was decreased 1%, the accumulated postretirement benefit obligations would have decreased by approximately $0.8 million at January 3, 1999. The effect of this decrease on the annual cost for 1998 would have been approximately $0.1 million.

     Deferred Compensation Plans: During 1998, the Company implemented certain nonqualified deferred compensation programs that provide benefits payable to officers and certain key employees or their designated beneficiaries at specified future dates, upon retirement or death. Benefit payments under these plans are funded by a combination of contributions from participants and the Company.

     Employee Stock Purchase Plan: In May 1998, the Company's Board of Directors adopted an Employee Stock Purchase Plan (ESPP), whereby the Company is authorized to issue up to 2.5 million shares of its common stock to its employees who participate in the ESPP. Under the Plan, participating employees will have the right to purchase common stock at a price equal to the lesser of 90% of the closing price on either the first day of the offering period or the last day of the offering period. The first offering period began on September 1, 1998 and ended on June 30, 1999. The number of shares which an employee may purchase, subject to certain aggregate limits, is determined by the employee's voluntary contribution which may not exceed 10% of base compensation.

     Other: The Company has an EVA(R) Incentive Compensation Plan, the purpose of which is to provide incentive compensation to certain key employees, including all officers, in a form that relates the financial rewards to an increase in the value of the Company to its shareholders. Awards under this plan are approved annually by the Board of Directors. (EVA(R) is a registered trademark of Stern Stewart & Co.)

     The preceding information does not include amounts related to benefit plans applicable to employees associated with the NASA contract because the Company is not responsible for the current or future funded status of these plans.

     The Company incurred a $2.8 million charge in 1997 related to a cash deficit in an employee benefit plan.

                       PERKINELMER, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

18.  REIMBURSEMENT OF INVESTED CAPITAL

     In 1997, the Company received a $30.4 million payment as part of the negotiation of a joint development contract. This payment represented a $27 million reimbursement of previously invested capital, which will be amortized to income over the estimated life of the related assets, and a $3.4 million reimbursement of cost of capital, which was included in other income. The reimbursement, net of accumulated amortization, included in long-term liabilities was $20.4 million as of January 3, 1999 and $24.7 million as of December 28, 1997.

19.  CONTINGENCIES

     The Company is subject to various claims, legal proceedings and investigations covering a wide range of matters that arise in the ordinary course of its business activities. Each of these matters is subject to various uncertainties, and it is possible that some of these matters may be resolved unfavorably to the Company. The Company has established accruals for matters that are probable and reasonably estimable. Management believes that any liability that may ultimately result from the resolution of these matters in excess of amounts provided will not have a material adverse effect on the financial position or results of operations of the Company.

     In addition, the Company is conducting a number of environmental investigations and remedial actions at current and former Company locations and, along with other companies, has been named a potentially responsible party (PRP) for certain waste disposal sites. The Company accrues for environmental issues in the accounting period that the Company's responsibility is established and when the cost can be reasonably estimated. The Company has accrued $9.5 million as of January 3, 1999, representing management's estimate of the total cost of ultimate disposition of known environmental matters. Such amount is not discounted and does not reflect any recovery of any amounts through insurance or indemnification arrangements. These cost estimates are subject to a number of variables, including the stage of the environmental investigations, the magnitude of the possible contamination, the nature of the potential remedies, possible joint and several liability, the timeframe over which remediation may occur and the possible effects of changing laws and regulations. For sites where the Company has been named a PRP, management does not currently anticipate any additional liability to result from the inability of other significant named parties to contribute. The Company expects that such accrued amounts could be paid out over a period of up to five years. As assessments and remediation activities progress at each individual site, these liabilities are reviewed and adjusted to reflect additional information as it becomes available. There have been no environmental problems to date that have had or are expected to have a material effect on the Company's financial position or results of operations. While it is reasonably possible that a material loss exceeding the amounts recorded may have been incurred, the preliminary stages of the investigations make it impossible for the Company to reasonably estimate the range of potential exposure. The Company adopted the provisions of Statement of Position 96-1, Environmental Remediation Liabilities, in 1997. Its adoption did not have a material effect on results of operations.

     The Company has received notices from the Internal Revenue Service (IRS) asserting deficiencies in federal corporate income taxes for the Company's 1985 to 1994 tax years. The total additional tax proposed by the IRS amounts to $74 million plus interest. The Company has filed petitions in the United States Tax Court to challenge most of the deficiencies asserted by the IRS. The Company believes that it has meritorious legal defenses to those deficiencies and believes that the ultimate outcome of the case will not result in a material impact on the Company's consolidated results of operations or financial position.

                       PERKINELMER, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

20.  RISKS AND UNCERTAINTIES

     During 1998, demand for certain products was adversely affected by problems in Asia. In addition, the Asian economic problems have weakened the currencies of some Asian countries, making products of competitors located in Asia more price competitive.

     Optoelectronics' and Instruments' future results are dependent on integration of acquisitions. Optoelectronics' future results are also dependent on completion of the development of amorphous silicon technology and successful market introduction of products based on this technology. In the IC Sensors business, new product development and shifting production to lower cost locations will be required in order to compete more effectively.

     Costs incurred under cost-reimbursable government contracts, primarily in the former Technical Services segment, which is presented as discontinued operations, are subject to audit by the government. The results of prior audits, completed through 1993, have not had a material effect on the Company.

     The Company's management and operations contracts with the DOE are presented as discontinued operations. The Company's last DOE management and operations contract expired on September 30, 1997. The Company is in the process of negotiating contract closeouts and does not anticipate incurring any material loss in excess of previously established reserves.

     For information concerning various investigations, claims, legal proceedings, environmental investigations and remedial actions, and notices from the IRS, see Note 19. For information concerning factors affecting future performance, see Management's Discussion and Analysis.

21.  STOCKHOLDERS' EQUITY

     At January 3, 1999, 8.7 million shares of the Company's common stock were reserved for employee benefit plans.

     In 1998, the Company awarded 65,000 shares of common stock to two officers. Sale of 35,000 shares is restricted for one year from the date of grant, and sale of the remaining 30,000 shares is restricted for two years.

     The Company has nonqualified and incentive stock option plans for officers and key employees. Under these plans, options may be granted at prices not less than 100% of the fair market value on the date of grant. All options expire 10 years from the date of grant. Options granted since 1994 become exercisable, in ratable installments, over periods of 3-5 years from the date of grant. The Stock Option Committee of the Board of Directors, at its sole discretion, may also include stock appreciation rights in any option granted. There are no stock appreciation rights outstanding under these plans.

                       PERKINELMER, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     A summary of certain stock option information is as follows:

        (SHARES IN THOUSANDS)                  1998                    1997                    1996
        ---------------------          ---------------------   ---------------------   ---------------------
                                                   WEIGHTED-               WEIGHTED-               WEIGHTED-
                                        NUMBER      AVERAGE     NUMBER      AVERAGE     NUMBER      AVERAGE
                                       OF SHARES     PRICE     OF SHARES     PRICE     OF SHARES     PRICE
                                       ---------   ---------   ---------   ---------   ---------   ---------
Outstanding at beginning of year.....    4,187      $19.64       4,161      $19.56       3,276      $18.81
Granted..............................      568       22.82         927       19.19       1,392       20.67
Exercised............................   (1,209)      19.87        (363)      16.74        (266)      17.00
Lapsed...............................     (246)      20.29        (538)      20.23        (241)      18.57
                                        ------                   -----                   -----
Outstanding at end of year...........    3,300       20.05       4,187       19.64       4,161       19.56
                                        ======                   =====                   =====
Exercisable at end of year...........    1,540       19.46       2,195       19.85       2,477       19.67
                                        ======                   =====                   =====
Available for grant at end of year...    2,866                   2,290                   1,831
                                        ======                   =====                   =====

     In January 1998, the Board of Directors granted 400,000 options to an officer at an exercise price of $21.19 per share; 200,000 options were granted pursuant to the 1992 Stock Option Plan, and 200,000 options were granted pursuant to a plan other than the 1992 Stock Option Plan. In addition, 167,500 options were granted pursuant to the 1992 Plan at various dates in 1998 at exercise prices ranging from $23.13 per share to $30.25 per share. In December 1997, 927,000 options were granted at an exercise price of $19.19 per share. In 1996, the Board of Directors granted 650,000 options in January and 728,000 options in December at exercise prices of $21.75 and $19.75 per share, respectively.

     The following table summarizes information about stock options outstanding at January 3, 1999:

(SHARES IN THOUSANDS)              OPTIONS OUTSTANDING               OPTIONS EXERCISABLE
---------------------     --------------------------------------    ----------------------
                                        WEIGHTED-
                                         AVERAGE       WEIGHTED-                 WEIGHTED-
                                        REMAINING       AVERAGE                   AVERAGE
RANGE OF                  NUMBER OF    CONTRACTUAL     EXERCISE     NUMBER OF    EXERCISE
EXERCISE PRICES            SHARES      LIFE (YEARS)      PRICE       SHARES        PRICE
---------------           ---------    ------------    ---------    ---------    ---------
$14.25-21.19............    2,363          7.1          $18.96          984       $17.99
 21.63-30.25............      937          5.4           22.77          556        22.06
                            -----                                     -----
 14.25-30.25............    3,300          6.6           20.05        1,540        19.46
                            =====                                     =====

     In connection with the acquisition of Lumen Technologies, Lumen options were converted into 429,000 Company stock options, effective January 5, 1999. These options have an average exercise price of $14.47 per share and are fully vested. Also in January 1999, the Board of Directors granted 1,235,000 options at an exercise price of $27.25 per share. These options have not been reflected in the preceding tables.

     During 1996, the Company adopted the provisions of SFAS No. 123, Accounting for Stock-Based Compensation. The Company has elected to continue to account for stock options at intrinsic value with disclosure of the effects of fair value accounting on net income and earnings per share on a pro forma basis.

                       PERKINELMER, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following table reflects pro forma net income from continuing operations and diluted earnings per share had the Company elected to adopt the fair value approach of SFAS No. 123:

(DOLLARS IN THOUSANDS
EXCEPT PER SHARE DATA)                         1998       1997       1996
----------------------                       --------    -------    -------
Net income:
  As reported..............................  $102,002    $33,692    $60,156
  Pro forma................................   100,000     32,891     59,662
Diluted earnings per share:
  As reported..............................     2.22        .74        1.27
  Pro forma................................     2.18        .72        1.26

     Pro forma compensation cost may not be representative of that to be expected in future years since the estimated fair value of stock options is amortized to expense over the vesting period, and additional options may be granted in future years.

     The weighted-average fair value of options at their grant dates during 1998 was $6.83. The fair value of each option was $6.14 for options granted in 1997, $6.20 for the options granted in December 1996 and $6.68 for the options granted in January 1996. The values were estimated on the date of grant using the Black-Scholes option pricing model. The following weighted-average assumptions were used in the model:

                                             DECEMBER    DECEMBER    JANUARY
                                   1998        1997        1996       1996
                                  -------    --------    --------    -------
Risk-free interest rate.........      5.4%       5.9%        6.3%        5.5%
Expected dividend yield.........        2%         2%          2%          2%
Expected lives..................  6 years    7 years     7 years     7 years
Expected stock volatility.......       27%        26%         24%         25%

     Under a Shareholder Rights Plan, preferred stock purchase rights were distributed on February 8, 1995 as a dividend at the rate of one right for each share of common stock outstanding. Each right, when exercisable, entitles a stockholder to purchase one one-thousandth of a share of a new series of junior participating preferred stock at a price of $60. The rights become exercisable only if a person or group acquires 20% or more or announces a tender or exchange offer for 30% or more of the Company's common stock. This preferred stock is nonredeemable and will have 1,000 votes per share. The rights are nonvoting, expire in 2005 and may be redeemed prior to becoming exercisable. The Company has reserved 70,000 shares of preferred stock, designated as Series C Junior Participating Preferred Stock, for issuance upon exercise of such rights. If a person (an Acquiring Person) acquires or obtains the right to acquire 20% or more of the Company's outstanding common stock (other than pursuant to certain approved offers), each right (other than rights held by the Acquiring Person) will entitle the holder to purchase shares of common stock of the Company at one-half of the current market price at the date of occurrence of the event. In addition, in the event that the Company is involved in a merger or other business combination in which it is not the surviving corporation or in connection with which the Company's common stock is changed or converted, or it sells or transfers 50% or more of its assets or earning power to another person, each right that has not previously been exercised will entitle its holder to purchase shares of common stock of such other person at one-half of the current market price of such common stock at the date of the occurrence of the event.

                       PERKINELMER, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The components of accumulated other comprehensive income (loss) were as follows:

                                       FOREIGN CURRENCY                      ACCUMULATED OTHER
                                         TRANSLATION      UNREALIZED GAINS     COMPREHENSIVE
(IN THOUSANDS)                           ADJUSTMENTS       ON SECURITIES       INCOME (LOSS)
--------------                         ----------------   ----------------   -----------------
Balance, December 31, 1995...........      $ 28,679            $  244            $ 28,923
Current year change..................       (10,451)              960              (9,491)
Balance, December 29, 1996...........        18,228             1,204              19,432
Current Year change..................       (22,608)             (681)            (23,289)
Balance, December 28, 1997...........        (4,380)              523              (3,857)
Current year change..................         7,723              (137)              7,586
                                           --------            ------            --------
Balance, January 3, 1999.............      $  3,343            $  386            $  3,729
                                           ========            ======            ========

     The tax effects related to each component of other comprehensive income
(loss) were as follows:

                                                   BEFORE-TAX   TAX (PROVISION)   AFTER-TAX
(IN THOUSANDS)                                       AMOUNT         BENEFIT        AMOUNT
--------------                                     ----------   ---------------   ---------
1998
Gross foreign currency translation adjustments...   $  4,608         $  --        $  4,608
Reclassification adjustment for translation
  losses realized upon sale of Sealol Industrial
  Seals..........................................      3,115            --           3,115
Unrealized losses on securities arising during
  the period.....................................       (211)           74            (137)
                                                    --------         -----        --------
Other comprehensive income.......................   $  7,512         $  74        $  7,586
                                                    ========         =====        ========
1997
Foreign currency translation adjustments.........   $(22,608)        $  --        $(22,608)
Unrealized losses on securities:
Losses arising during the period.................     (1,008)          353            (655)
Reclassification adjustment......................        (40)           14             (26)
                                                    --------         -----        --------
Net unrealized losses............................     (1,048)          367            (681)
                                                    --------         -----        --------
Other comprehensive income (loss)................   $(23,656)        $ 367        $(23,289)
                                                    ========         =====        ========
1996
Foreign currency translation adjustments.........   $(10,451)        $  --        $(10,451)
Unrealized gains on securities:
Gains arising during the period..................      1,849          (647)          1,202
Reclassification adjustment......................       (372)          130            (242)
                                                    --------         -----        --------
Net unrealized gains.............................      1,477          (517)            960
                                                    --------         -----        --------
Other comprehensive income (loss)................   $ (8,974)        $(517)       $ (9,491)
                                                    ========         =====        ========

22.  FINANCIAL INSTRUMENTS

     Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and accounts receivable. The Company had no significant concentrations of credit risk as of January 3, 1999.

     The Company has limited involvement with derivative financial instruments. In the ordinary course of business, the Company enters into foreign exchange forward contracts for periods consistent with its committed exposures to mitigate the effect of foreign currency movements on

                       PERKINELMER, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

transactions denominated in foreign currencies. Transactions covered by hedge contracts include intercompany and third-party receivables and payables. The contracts are primarily in European currencies, generally have maturities that do not exceed one month and have no cash requirements until maturity. Credit risk and market risk are minimal because the forward contracts are with very large banks and gains and losses are offset against foreign exchange gains and losses on the underlying hedged transactions. The notional amount of outstanding forward contracts was $41.6 million as of January 3, 1999 and $75.8 million as of December 28, 1997. The carrying value as of January 3, 1999 and December 28, 1997, which approximated fair value, was not significant.

     See Notes 1, 13 and 15 for disclosures about fair values, including methods and assumptions, of other financial instruments.

23.  LEASES

     The Company leases certain property and equipment under operating leases.

     Rental expense charged to continuing operations for 1998, 1997 and 1996 amounted to $10.1 million, $10.1 million and $12.0 million, respectively. Minimum rental commitments under noncancelable operating leases are as follows:
$10.5 million in 1999, $8.9 million in 2000, $7.4 million in 2001, $6.2 million in 2002, $3.2 million in 2003 and $10.0 million after 2003.

    Rental expense charged to discontinued operations for 1998, 1997 and 1996 amounted to $9.3 million, $5.5 million and $5.2 million, respectively. Minimum rental commitments under noncancelable operating leases are as follows: $7.3 million in 1999, $6.7 million in 2000, $3.7 million in 2001, $1.4 million in 2002, $0.5 million 2003 and $1.5 million after 2003.

     The above information does not include amounts related to leases covered by certain government contracts because costs, including future commitments, are reimbursable under the terms of the contracts, even if the contracts are terminated.

24.  INDUSTRY SEGMENT AND GEOGRAPHIC AREA INFORMATION

     In 1998, the Company adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which changes the way the Company reports information about its operating segments. Information for prior years has been restated in order to conform to the 1998 presentation. The Company's businesses are reported as four reportable segments which reflect the Company's management and structure under four SBUs.

     The accounting policies of the reportable segments are the same as those described in Note 1. The Company evaluates the performance of its operating segments based on operating profit. Intersegment sales and transfers are not significant.

     The operating segments and their principal products or service areas are:

          Life Sciences: High-performance bioanalytic and diagnostic instruments for use in hospitals, clinics and pharmaceutical and medical research facilities. The Company also sells reagents and consumables for use in connection with certain of these instruments.

          Optoelectronics: A broad variety of light sources, silicon-based sensor products, imaging technology and specially designed component assemblies. Products include micromachined detectors, amorphous silicon detector panels, flashlamps, specialty lighting, CCDs, X-ray tubes, detectors, photodiodes and high-intensity specialty discharge lamps.

          Instruments: Hardware and associated software for applications in medical diagnostics, biochemical and medical research, materials analyses, environmental monitoring, industrial process measurement, food monitoring and airport and industrial security. The Company also conducts testing simulations for the transportation industry.

          Fluid Sciences: Static and dynamic seals, sealing systems, bellows devices, solenoid valves, advanced pneumatic components, systems and valves and sheet-metal formed products for use in the aerospace, power generation and semiconductor industries.

                       PERKINELMER, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Sales and operating profit by segment are shown in the Sales and Operating Profit by Operating Segment section of this report; such information with respect to 1998, 1997 and 1996 is considered an integral part of this note.

     Sales to U.S. government agencies, which were predominantly to the Department of Defense and NASA in the former Technical Services segment, which is reflected as discontinued operations in the accompanying financial statements (see Note 8), were $524 million, $537 million and $527 million in 1998, 1997 and 1996, respectively. In August 1998, the Company announced that its joint venture with Johnson Controls was unsuccessful in its bid to provide support services to NASA and the Air Force at Florida's Kennedy Space Center, Cape Canaveral Air Station and Patrick Air Force Base. The NASA contract at the Kennedy Space Center contributed sales of $134 million in 1998, $168 million in 1997 and $172 million in 1996.

     Sales from continuing operations are comprised of the following:

                      1998       1997       1996
                    --------   --------   --------
Products            $784,520   $860,598   $867,623
Services              69,862     66,884     60,664
                    --------   --------   --------
                    $854,382   $927,482   $928,287
                    ========   ========   ========

     Additional information relating to the Company's operations in the various operating segments is as follows:

                                   DEPRECIATION AND
                                 AMORTIZATION EXPENSE          CAPITAL EXPENDITURES
                              ---------------------------   ---------------------------
(IN THOUSANDS)                 1998      1997      1996      1998      1997      1996
--------------                -------   -------   -------   -------   -------   -------
Life Sciences...............  $ 5,059   $ 4,091   $ 4,835   $ 5,415   $ 3,352   $ 1,642
Optoelectronics.............   25,615    19,528    14,880    17,256    21,312    47,327
Instruments.................   10,573    11,688    10,767     8,382     7,616    17,585
Fluid Sciences..............    6,042     3,090     2,736    10,325     9,488     4,739
Other.......................    1,221     4,301     5,643     3,111     5,874     7,503
                              -------   -------   -------   -------   -------   -------
  Continuing operations.....  $48,510   $42,698   $38,861   $44,489   $47,642   $78,796
                              =======   =======   =======   =======   =======   =======
  Discontinued operations...  $ 1,869   $ 1,914   $ 2,075   $ 2,033   $ 1,087   $ 1,694
                              =======   =======   =======   =======   =======   =======

                                                  TOTAL ASSETS
                                             ----------------------
(IN THOUSANDS)                                  1998         1997
--------------                               ----------    --------
Life Sciences..............................  $  128,970    $102,705
Optoelectronics............................     479,818     216,096
Instruments................................     183,590     157,716
Fluid Sciences.............................     112,898      60,619
Other......................................     233,502     240,601
                                             ----------    --------
                                             $1,138,778    $777,737
                                             ==========    ========

     Other total assets consisted primarily of cash and cash equivalents, prepaid pension, prepaid taxes, net assets of discontinued operations and, in 1997, receivables and inventories of operations divested in 1998.

                       PERKINELMER, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following geographic area information for continuing operations includes sales based on location of external customer and net property, plant and equipment based on physical location:

                                                   SALES
                                     --------------------------------
(IN THOUSANDS)                         1998        1997        1996
--------------                       --------    --------    --------
U.S................................  $447,793    $512,503    $504,661
Germany............................    67,647      71,390      62,947
United Kingdom.....................    47,794      65,462      48,971
Other Non-U.S......................   291,148     278,127     311,708
                                     --------    --------    --------
                                     $854,382    $927,482    $928,287
                                     ========    ========    ========

                                       NET PROPERTY, PLANT AND
                                              EQUIPMENT
                                       ------------------------
(IN THOUSANDS)                            1998          1997
--------------                         ----------    ----------
U.S..................................   $133,550      $105,511
Germany..............................     21,923        16,351
Finland..............................     15,431        13,181
Other Non-U.S........................     47,776        43,196
                                        --------      --------
                                        $218,680      $178,239
                                        ========      ========

     Effectively all of the sales and net property, plant and equipment of the discontinued operations (consisting of the Technical Services segment and former DOE segment) were U.S. based.

25.  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     Selected quarterly financial information follows:

                                                        QUARTERS
                                        -----------------------------------------   --------
(IN THOUSANDS EXCEPT PER SHARE DATA)     FIRST      SECOND     THIRD      FOURTH      YEAR
------------------------------------    --------   --------   --------   --------   --------
1998
Sales.................................  $219,642   $209,424   $191,503   $233,813   $854,382
Operating income from continuing
  operations..........................    46,398     40,006     10,153     23,167    119,724
Income from continuing operations
  before income taxes.................    44,484     38,913     13,661     21,269    118,327
Income from continuing operations.....    28,588     27,753      8,743     13,917     79,001
Net income............................    34,483     31,614     15,437     20,468    102,002
Basic earnings per share:
  Continuing operations...............       .63        .61        .19        .31       1.74
  Net income..........................       .76        .69        .34        .46       2.25
Diluted earnings per share:
  Continuing operations...............       .62        .60        .19        .31       1.72
  Net income..........................       .75        .68        .33        .45       2.22
  Cash dividends per common share.....       .14        .14        .14        .14        .56
Market price of common stock:
  High................................     28.50      33.75      30.13      29.44      33.75
  Low.................................     19.44      27.13      18.88      20.50      18.88
  Close...............................     27.75      29.69      22.63      27.81      27.81
1997
Sales.................................  $217,146   $227,905   $226,048   $256,383   $927,482
Operating income (loss) from
  continuing operations...............     9,363    (18,499)    11,562     24,593     27,019

                       PERKINELMER, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                        QUARTERS
                                        -----------------------------------------   ----------
(IN THOUSANDS EXCEPT PER SHARE DATA)     FIRST      SECOND     THIRD      FOURTH       YEAR
------------------------------------    --------   --------   --------   --------   ----------
Income (loss) from continuing
  operations before income taxes......     6,687    (21,453)    11,804     22,426       19,464
Income (loss) from continuing
  operations..........................     4,804    (18,637)     8,251     15,144        9,562
Net income (loss).....................    10,026    (11,845)    14,590     20,921       33,692
Basic and diluted earnings (loss) per
  share:
  Continuing operations...............       .10       (.41)       .18        .34          .21
  Net income (loss)...................       .22       (.26)       .32        .46          .74
  Cash dividends per common share.....       .14        .14        .14        .14          .56
Market price of common stock:
  High................................     24.63      21.13      22.63      23.00        24.63
  Low.................................     19.63      18.13      18.75      18.00        18.00
  Close...............................     21.38      20.81      20.81      20.06        20.06

26.  SHELF REGISTRATION

     In January 1999, the Company filed a shelf registration statement with the Securities and Exchange Commission (SEC) to register $465 million of securities. This registration statement, together with $35 million of securities covered by a previously filed registration statement, will provide the Company with financing flexibility to offer up to $500 million aggregate principal amount of common stock, preferred stock, depository shares, debt securities, warrants, stock purchase contacts and/or stock purchase units. The Company expects to use the net proceeds from the sale of the securities for general corporate purposes, which may include, among other things: the repayment of outstanding indebtedness, working capital, capital expenditures, the repurchase of shares of common stock and acquisitions. The precise amount and timing of the application of such proceeds will depend upon our funding requirements as well as the availability and cost of other funds.

27.  SUBSEQUENT EVENTS

     In March 1999, two of the Company's $100 million credit facilities were renewed and increased to a $250 million credit facility that expires in March 2000. The Company has an additional revolving credit agreement for $100 million that expires in March 2002.

     On May 28, 1999, the Company completed its acquisition of the analytical instruments division of PE Corp. ("PEAI") for an aggregate purchase price of approximately $425 million. The purchase price is subject to a post-closing adjustment equal to the amount by which the net assets of PEAI as of the closing date are greater or less than, as the case may be, certain target amounts set forth in the Purchase Agreement dated March 8, 1999 between the Company and PE Corp. (the "PEAI Purchase Agreement"). In addition, under the terms of the PEAI Purchase Agreement, the Company assumed a long-term German pension liability of approximately $65 million. This German pension liability was historically funded on a pay-as-you-go basis, and the funding going forward is expected to remain consistent. PEAI, a leading producer of high-quality analytical testing instruments and consumables, generated 1998 fiscal year sales of $569 million. The Company recorded a $23 million charge for acquired in-process R&D in the second quarter of 1999.

     The purchase price was based upon the Company's determination of the fair value of PEAI, and the terms of the PEAI Purchase Agreement were determined by arms-length negotiation among the parties. The Company funded the acquisition through a combination of available cash, commercial paper borrowings, money market loans and one-year secured promissory notes in the aggregate principal amount of $150 million issued by the Company to PE Corp. (the seller). The acquisition was accounted for as a purchase in accordance with APB Opinion No. 16.

28. EVENTS (UNAUDITED) SUBSEQUENT TO DATE OF AUDITORS' REPORT

  Name Change
     At a special meeting of shareholders held on September 10, 1999, shareholders approved a change to the corporate name of the Company from "EG&G, Inc." to "PerkinElmer, Inc." The name change became effective on October 26, 1999, at which time the Company began trading under a new ticker symbol (NYSE:PKI). The new name reflects the Company's focus on commercial technology markets and is part of an overall effort to build product and service strategy under one strong brand.

  Acquisition Agreement
     On October 5, 1999 the Company announced that it had entered into an agreement to acquire Vivid Technologies, Inc. ("Vivid"). Vivid is a leading supplier of automated explosive detection systems utilized in airports and high-security facilities worldwide. The transaction will be a stock merger whereby, when consummated, the shareholders of Vivid will receive one share of the Company's common stock for each 6.2 shares of Vivid common stock. The transaction is expected to be valued at approximately $63 million, or $6.25 per Common Share of Vivid and is expected to close during the first quarter of fiscal 2000. Vivid generated sales of $17.6 million, and after-tax operating loss of $2.6 million for the fiscal year ended September 30, 1999. The transaction, which has been approved by the boards of directors of both companies, is subject to the approval of Vivid's shareholders, regulatory approval, and other customary closing conditions as well as provisions relating to fluctuations in the market price of the Company's common stock. The transaction will be accounted for as a purchase in accordance with APB Opinion No. 16.

  Restructuring and Other Nonrecurring Items
     During the third quarter of 1999 due to the substantial completion of the actions of the 1998 restructuring plans, the Company reevaluated its restructuring plans. As a result of this review, costs associated with the previously planned shutdown of two businesses were no longer required due to actions taken by the Company to improve performance. As a result of these recent developments, the Company recognized a restructuring credit of $12 million during the third quarter of fiscal 1999 which affected the Fluid Sciences and Optoelectronics segments.

     The acquisitions by the Company in 1998 and 1999 and the Company's divestiture during the third quarter of 1999 of its Technical Services segment were strategic milestones in the Company's transition to a commercial high-technology company. Consistent with the strategic direction of the Company and concurrent with the reevaluation of existing restructuring plans during the third quarter of 1999, the Company developed additional plans during the third quarter of 1999 to restructure certain businesses to continue to improve the Company's performance. These plans resulted in pre-tax restructuring charges of $23.5 million recorded in the third quarter of 1999. The principal actions in these restructuring plans include close-down or consolidation of a number of offices and facilities, transfer of assembly activities to lower-cost geographic locations, disposal of under-utilized assets, withdrawal from certain product lines and general cost reductions.

     During the third quarter of 1999, in connection with its ongoing review of its portfolio of businesses, the Company conducted a strategic review of certain units within its business segments. The strategic review triggered an impairment review of long-lived assets. The Company calculated the present value of expected cash flows of certain business units to determine the fair value of those assets. Accordingly, in the third quarter of 1999, the Company recorded an impairment charge of $18 million in the Instruments and Optoelectronics segments for the write-down of goodwill.

     In connection with the disposition of the Company's Rotron and Sealol Industrial Seals divisions in 1998, during the second and third quarters of 1999, the Company recognized approximately $11.5 million of pre-tax gains from the previously deferred sales proceeds as a result of the favorable resolution of certain events and contingencies during 1999.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of PerkinElmer, Inc.:

     We have audited the accompanying consolidated balance sheets of PerkinElmer, Inc. (a Massachusetts corporation) and subsidiaries as of January 3, 1999 and December 28, 1997, and the related consolidated statements of income, stockholders' equity and cash flows for the years ended January 3, 1999, December 28, 1997 and December 29, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PerkinElmer, Inc. and subsidiaries as of January 3, 1999 and December 28, 1997, and the results of their operations and their cash flows for the years ended January 3, 1999, December 28, 1997 and December 29, 1996 in conformity with generally accepted accounting principles.

/s/ ARTHUR ANDERSEN LLP
------------------------------------------------------
Arthur Andersen LLP
Boston, Massachusetts
January 23, 1999 (except with
respect to the matters discussed
in Notes 8 and 27, for which
the date is November 19, 1999)

                       PERKINELMER, INC. AND SUBSIDIARIES

                SALES AND OPERATING PROFIT BY OPERATING SEGMENT
                    FOR THE FIVE YEARS ENDED JANUARY 3, 1999

ACQUISITIONS AND DIVESTITURES

     Acquisitions in early 1998 included Isolab in the Company's Life Sciences segment and Belfab in the Company's Fluid Sciences (formerly named Engineered Products) segment. In the fourth quarter of 1998, the Company acquired Lumen Technologies, Inc. (Lumen) and Life Sciences Resources, Ltd. (LSR). Lumen is primarily reported in the Company's Optoelectronics segment with the photolithography business of Lumen reported within the Company's Instruments segment. LSR is reported in the Company's Life Sciences segment.

     Summarized financial information covering the Company's reportable segments is shown in the table below. A detailed discussion of nonrecurring items as defined herein is presented in the Management's Discussion and Analysis section of this document. The Company's Technical Services segment and former DOE segment are presented as discontinued operations and, therefore, are not included in the table below.

(IN THOUSANDS)              1998          1997          1996          1995          1994
--------------           ----------    ----------    ----------    ----------    ----------
LIFE SCIENCES
Sales..................  $  148,124    $  125,380    $  111,759    $  105,959    $   93,162
Operating Profit
  (Loss)...............       9,046        10,108         6,678         2,255          (657)
OPTOELECTRONICS
Sales..................     268,558       261,291       269,530       259,357       213,380
Operating Profit
  (Loss)...............      (5,454)      (23,128)        7,190        14,935         4,992
INSTRUMENTS
Sales..................     247,388       236,839       243,562       238,112       230,508
Operating Profit
  (Loss)...............       6,659        17,966        25,920        22,368       (35,643)
FLUID SCIENCES
Sales..................     167,646       127,087       112,798        97,447        93,522
Operating Profit.......       5,194         8,846         5,203         7,858         4,843
OTHER
Sales..................      22,666       176,885       190,638       186,438       193,264
Operating Profit
  (Loss)...............     104,279        13,227        11,274         3,212       (11,191)
CONTINUING OPERATIONS
Sales..................     854,382       927,482       928,287       887,313       823,836
Operating Profit
  (Loss)...............     119,724        27,019        56,265        50,628       (37,656)

The results for the periods presented in the preceding table included certain nonrecurring items which are discussed herein in the sections entitled:
"Discussion of Consolidated Results of Operations", "Segment Results of Operations", and "Restructuring and Integration Charges" and "Asset Impairment Charges."

                       PERKINELMER, INC. AND SUBSIDIARIES

                         SELECTED FINANCIAL INFORMATION
                    FOR THE FIVE YEARS ENDED JANUARY 3, 1999

(IN THOUSANDS WHERE APPLICABLE)                    1998          1997          1996          1995          1994
-------------------------------                 ----------    ----------    ----------    ----------    ----------
OPERATIONS:
Sales.........................................  $  854,382    $  927,482    $  928,287    $  887,313    $  823,836
Operating income (loss) from continuing
  operations..................................     119,724        27,019        56,265        50,628       (37,656)
Income (loss) from continuing operations......      79,001(1)      9,562(3)     34,264        33,340       (49,471)(5)
Income from discontinued operations, net of
  income taxes................................      23,001(1)     24,130        25,892        34,700        43,816(5)
Net income (loss).............................     102,002(1)     33,692(3)     60,156        68,040        (5,655)(5)
Return on equity..............................        28.0%(2)       9.7%(4)      16.4%        16.8%          (1.2)%(6)
Basic earnings (loss) per share:
  Continuing operations.......................        1.74(1)        .21(3)        .72           .64          (.89)(5)
  Discontinued operations.....................         .51(1)        .53           .55           .68           .79(5)
  Net income (loss)...........................        2.25(1)        .74(3)       1.27          1.32          (.10)(5)
Diluted earnings (loss) per share:
  Continuing operations.......................        1.72(1)        .21(3)        .72           .64          (.89)(5)
  Discontinued operations.....................         .50(1)        .53           .55           .68           .79(5)
  Net income (loss)...........................        2.22(1)        .74(3)       1.27          1.32          (.10)(5)
Weighted-average common shares outstanding:
  Basic.......................................      45,322        45,757        47,298        51,483        55,271
  Diluted.....................................      45,884        45,898        47,472        51,573        55,324
FINANCIAL POSITION:
Working capital...............................  $   47,868    $  209,027    $  201,478    $  228,441    $  213,769
Current ratio.................................      1.10:1        1.88:1        1.92:1        2.08:1        1.89:1
Total assets..................................   1,138,778       777,737       774,761       757,927       746,379
Short-term debt...............................     157,888        46,167        21,499         5,275        59,988
Long-term debt................................     129,835       114,863       115,104       115,222           812
Long-term liabilities.........................     124,799        95,940        76,087        63,816        60,153
Stockholders' equity..........................     399,667       328,388       365,106       366,946       445,366
-- Per share..................................        8.93          7.24          7.88          7.71          8.08
Total debt/total capital......................          42%           33%           27%           25%           12%
Common shares outstanding.....................      44,746        45,333        46,309        47,610        55,124

(IN THOUSANDS WHERE APPLICABLE)                    1998          1997          1996          1995          1994
-------------------------------                 ----------    ----------    ----------    ----------    ----------
CASH FLOWS:
Cash flows from continuing operations.........  $   40,853    $   11,405    $   48,291    $   80,868    $   44,364
Cash flows from discontinued operations.......      28,702        23,433        31,867        69,297        51,519
Cash flows from operating activities..........      69,555        34,838        80,158       150,165        95,883
Depreciation and amortization.................      48,510        42,698        38,861        37,432        34,546
Capital expenditures..........................      44,489        47,642        78,796        60,689        34,804
Cost of acquisitions..........................     217,937         3,611            --            --        32,841
Proceeds from dispositions....................     210,505        24,287         1,744        15,238         2,872
Purchases of common stock.....................      41,217        28,104        30,760       135,079        19,139
Cash dividends per common share...............         .56           .56           .56           .56           .56

---------------
(1) Continuing operations includes net nonrecurring income items totaling
    $66.7 million pre-tax, $44.7 million after-tax ($0.99 basic earnings per share, $.97 diluted earnings per share); nonrecurring items are more fully discussed in PerkinElmer's consolidated financial statements and related footnotes and the Management's Discussion and Analysis sections of its Current Report on Form 8-K filed with the Securities and Exchange Commission on November 23, 1999. Included in the $66.7 million of nonrecurring items is an investment gain of $4.3 million, $2.7 million after-tax ($.06 basic and diluted per share). Approximately $6.8 million pre-tax of nonrecurring charges related to restructuring and other nonrecurring items are included in discontinued operations.

(2) Return on equity before effects of nonrecurring items was 17.9%.

(3) Reflected an asset impairment charge of $28.2 million and a cost of capital reimbursement of $3.4 million, $21.2 million after-tax ($0.46 basic and diluted loss per share).

(4) Return on equity before effects of nonrecurring items was 15.4%.

(5) Continuing operations included a goodwill write-down of $40.3 million, restructuring charges of $29.4 million, and an investment write-down of $2.1 million pre-tax, $64.8 million after-tax in the aggregate ($1.18 basic and diluted loss per share). Approximately $1.0 million pre-tax of nonrecurring charges related to restructuring were included in discontinued operations.

(6) Return on equity before effects of nonrecurring items was 12.1%.



       MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

OVERVIEW

     During 1998, the Company implemented various initiatives for sustainable profitability and earnings per share growth. The Company achieved important milestones to restructure and rebalance its portfolio into 1999 and beyond. The Company divested certain non-core operations during the year and utilized the proceeds to accelerate certain consolidation programs, and completed four strategic acquisitions.

     Acquisitions in early 1998 included Isolab in our Life Sciences segment and Belfab in our Fluid Sciences segment. The Company accelerated its growth initiative with fourth quarter 1998 acquisitions of Lumen Technologies, Inc. (Lumen) and Life Sciences Resources, Ltd. (LSR) in our Optoelectronics and Life Sciences segments, respectively. On December 16, 1998, the Company completed its acquisition of Lumen, a maker of high-technology specialty light sources, at a purchase price of approximately $253 million, including approximately $75 million of assumed debt. Lumen will be reported primarily as a component of the Company's Optoelectronics segment. Also in December, 1998, the Company acquired LSR, a developer of biotechnology, biomedical and clinical research instrumentation, at a purchase price of approximately $11 million. LSR will be reported in the Life Sciences segment of the Company. Due to the timing of the transactions, the financial results of Lumen and LSR were not material to the Company's consolidated results of operations for 1998.

     Base operations operating income excludes certain nonrecurring items which are presented in the table below. Reference to nonrecurring items herein relates to the items presented below.

     A reconciliation of reported operating income to base operations operating income results for 1998 compared to 1997 is as follows:

                                                     OPERATING INCOME
                                                   ---------------------
(IN THOUSANDS)                                       1998         1997
--------------                                     ---------    --------
As reported......................................  $ 119,724    $ 27,019
Gains on dispositions............................   (125,822)    (10,646)
In-process R&D charge............................      2,300          --
Restructuring charges............................     50,027       4,900
Integration costs & other........................        600       3,382
Asset impairment charge..........................      7,400      28,200
Charitable contribution (SG&A)...................      3,000          --
Employee benefit plan charge.....................         --       2,800
Results of divested operations...................     (2,127)    (26,590)
                                                   ---------    --------
Base operations..................................  $  55,102    $ 29,065
                                                   =========    ========

DISCUSSION OF CONSOLIDATED RESULTS OF OPERATIONS -- 1998 COMPARED TO 1997

     Sales, excluding the effect of divested operations of $22.7 million and $176.9 million in 1998 and 1997, respectively, increased 11% in 1998 versus 1997. Reported sales decreased $73.1 million, or 8%, in 1998 compared to 1997 due primarily to the absence of revenues from divested operations, partially offset by increases in base sales and inclusion of revenues from 1998 acquisitions.

     1998 results included an in-process research and development charge of $2.3 million related to the fourth quarter acquisitions of Lumen and LSR. Restructuring charges recorded during the first and second quarters of 1998 were $50 million. The impact of these charges on each segment was as follows: Life Sciences-$4.6 million, Optoelectronics-$20.3 million, Instruments-$11.3 million, Fluid Sciences-$9.9 million and Other-$3.9 million. Also included in 1998 operating income was a $7.4 million asset impairment charge related to the Instruments segment and a $3 million charitable contribution recorded in selling, general and administrative expenses. Gains of $125.8 million on dispositions of businesses were included in 1998 operating income in Other. Beginning in 1998, the Company began reporting on its four continuing operations business segments in accordance with the requirements of SFAS No. 131. The prior period results herein have been reclassed between segments for comparability and the basis of presentation has been revised to conform to the 1998 format.

     The operating income from continuing operations in 1997 included an asset impairment charge of $28.2 million. The impact of this charge was $26.7 million in the Optoelectronics segment and $1.5 million in Other.

     Base operating income excludes certain nonrecurring items which are discussed herein and a summary of the respective 1998 nonrecurring items is as follows:

                                                                        DILUTED
                                                                    EARNINGS (LOSS)
(IN THOUSANDS)                           BEFORE-TAX    AFTER-TAX       PER SHARE
--------------                           ----------    ---------    ---------------
Gains on dispositions..................   $125,822      $87,833          $1.91
Integrations costs.....................       (600)        (384)          (.01)
Restructuring charges..................    (50,027)     (36,802)          (.80)
Asset impairment charge................     (7,400)      (4,425)          (.10)
Charitable contribution (SG&A).........     (3,000)      (1,920)          (.04)
In-process R&D charge..................     (2,300)      (2,300)          (.05)
                                          --------      -------          -----
Subtotal...............................     62,495       42,002            .91
Gain on investment.....................      4,254        2,723            .06
                                          --------      -------          -----
Total..................................   $ 66,749      $44,725          $ .97
                                          ========      =======          =====

     Reported operating income from continuing operations for 1998 was $119.7 million, an increase of $92.7 million from 1997. Base operating income of $55 million increased 90% compared to 1997 due primarily to higher gross profit across most businesses. A reconciliation of reported operating income in 1998 and 1997 versus base operating income is presented in the preceding table in the Overview section of Management's Discussion and Analysis. Discussion of segment results of operations during 1997 versus 1996 is presented below.

DISCUSSION OF CONSOLIDATED RESULTS OF OPERATIONS -- 1997 COMPARED TO 1996

     Sales from continuing operations in 1997 were flat compared to 1996. Excluding the effects of currency translation and results of divested operations, sales increased slightly. Operating income from continuing operations was $27 million in 1997 and included a $28.2 million non-cash asset impairment charge, primarily associated with the IC Sensors business. The after-tax effect of this charge was $23.5 million ($.51 loss per share). Excluding the asset impairment charge, operating income in 1997 was $55.2 million, a 2% decrease from the prior year. The 1997 operating income included gains of $10.6 million from the divestitures of businesses. These gains were offset by $8 million of costs incurred in connection with the consolidation, integration and restructuring initiatives and a charge of $2.8 million resulting from a cash deficit in an employee benefit plan. The gains and costs were included in selling, general and administrative expenses. Research and development expenses increased slightly in 1997 over 1996.

DISCONTINUED OPERATIONS

     Income from discontinued operations, net of income taxes, of $23.0 million in 1998 reflected the results of the Company's Technical Services segment. Income from discontinued operations, net of income taxes, of $24.1 million in 1997 reflected $21.1 million from the Company's Technical Services segment and $3 million related to the Company's last remaining contract for the Department of Energy (DOE) segment, which expired in September, 1997. All contracts with the DOE are now completed. Income from discontinued operations, net of income taxes, of $25.9 million in 1996 reflected $20.2 million from the Company's Technical Services segment and $5.7 million related to the Company's DOE segment. Sales for the Technical Services segment for fiscal 1998, 1997 and 1996 were $553.5 million, $533.3 million and $499.0 million, respectively. The 1998 increase in sales versus 1997 was due primarily to privatization sector contributions and increased sales for the Defense Materials and Services units, offset by lower sales in the fourth quarter of 1998 from the Company's NASA services unit. The 1997 increase in sales versus 1996 was due primarily to higher communications systems revenues and certain new government contract wins in 1997 versus 1996. Operating profit for the Technical Services segment for fiscal 1998, 1997 and 1996 was $35.8 million, $32.6 million and $31.4 million, respectively. The increases in operating profit for 1998 and 1997 were due primarily to the higher revenues discussed above.

SEGMENT RESULTS OF OPERATIONS

     The Company's continuing operations businesses are reported as four reportable segments, which reflect the Company's management methodology and structure under four strategic business units (SBUs) as discussed above. A brief summary of each of the Company's four business segments is presented in Note 24 in the footnotes to the accompanying consolidated financial statements. The accounting policies of the segments are the same as those described in the footnotes to the accompanying consolidated financial statements. The Company evaluates performance based on operating profit of the respective segments. The discussion that follows is a summary analysis of the primary changes in operating results by segment for 1998 versus 1997 and 1997 versus 1996.

  Life Sciences

     1998 Compared to 1997

     Sales for 1998 were $148.1 million compared to $125.4 million for 1997, which represents a $22.7 million, or 18%, increase. Higher sales volumes from certain base businesses, revenues from recently developed products and the Isolab acquisition revenues of $6.5 million were the primary reasons for the increase during 1998. The higher volumes during 1998 primarily related to the diagnostic and bioanalytical business.

     Reported operating profit for 1998 was $9.0 million compared to $10.1 million for 1997 which represents a $1.1 million, or 11%, decrease. Restructuring charges of $4.6 million recorded in the first half of fiscal 1998 contributed to this decrease. 1998 base operating profit was $13.7 million compared to $10.3 million for 1997, which represents a $3.4 million, or 33%, increase. The increase was due primarily to the higher revenues discussed above and improved gross margins from most businesses resulting from a more favorable product mix.

     1997 Compared to 1996

     Sales for 1997 were $125.4 million which represented a $13.6 million, or 12%, increase compared to the prior year. The increase was mainly due to sales of a new medical research instrument and consumables related to the placement of an increasing number of diagnostic instruments. These increases were partially offset by government funded research revenue decreases and delays in certain product improvements.

     Base operating income increased 54% versus the prior year to $10.3 million for 1997. Higher sales discussed above contributed to the increase combined with the effects of increased profitability from an enhanced product offering and an improved sales mix.

  Optoelectronics

     1998 Compared to 1997

     Sales for 1998 were $268.6 million compared to $261.3 million for 1997, which represents a $7.3 million, or 3%, increase. Slight increases in sales across most businesses were partially offset by lower 1998 printer circuit board assembly sales versus 1997.

     Reported operating loss for 1998 was $5.5 million compared to a loss of $23.1 million for 1997 which represents an increase of $17.6 million, or 76%. Restructuring charges of $20.3 million were recorded in the first half of fiscal 1998 and a fourth quarter charge of $2.3 million was recorded for an in-process research and development charge related to the Lumen acquisition; each contributed to the 1998 operating loss. 1998 base operating profit was $17.2 million compared to $5.3 million for 1997, which represents an $11.9 million, or 225%, increase. Higher gross margins across most businesses, favorable product mix, and various operational improvement initiatives to lower production costs were the primary contributors to this increase.

     1997 Compared to 1996

     Sales decreased $8.2 million due to loss of market share to a competitor's lower cost automotive accelerometers, the effects of currency translation and the completion of contracts in 1996 in the camera and power supplies businesses. These decreases were partially offset by the sales resulting from the introduction of new thermopile products. The $30.3 million decrease in reported income resulted primarily from the noncash asset impairment charge of $26.7 million.

Excluding the impairment charge, operating income decreased $3.6 million as a result of lower sales, higher operating losses at IC Sensors and higher development costs for the advanced micromachined sensors technology. The 1997 cost of the development effort for the amorphous silicon project continued at the $4.5 million level, while the development effort for the advanced micromachined sensor technology cost $5.3 million.

  Instruments

     1998 Compared to 1997

     Sales for 1998 were $247.4 million compared to $236.8 million for 1997, which represents a $10.6 million, or 4%, increase. This was due primarily to the effects of a $4.5 million increase in automotive business revenues and $4 million of royalty and licensing fees from a multi-year agreement consummated in the fourth quarter of 1998. These increases were partially offset by a 6% decrease in 1998 X-Ray revenues due to an overall softening in the security markets. Delays of certain international shipments during the fourth quarter of 1998 also contributed to lower 1998 sales.

     Reported operating profit for 1998 was $6.7 million compared to $18.0 million for 1997, which represents a decrease of $11.3 million, or 63%. Restructuring charges of $11.3 million and an asset impairment charge of $7.4 million were recorded in the first half of 1998 and contributed to this decrease. 1998 base operating profit was $25.3 million compared to $20.6 million for 1997 which represents a $4.7 million, or 23%, increase. Base operating income in 1998 increased versus 1997 due primarily to the royalty and licensing fees, which contributed $3.1 million to operating income, and a $2 million refund of sales and use taxes which were offset in part by customer contract provisions.

     1997 Compared to 1996

     Instruments sales decreased $6.7 million, and operating income decreased $8 million. The Instruments results included a $3.4 million net reduction in patent infringement costs. This increase was offset by restructuring and integration costs of $2.7 million and the absence of income ($1.1 million) from the expiration of a grant liability in 1996, start-up costs, price reductions due to continued competitive pressure on conventional explosives-detection systems and lower sales experienced by some businesses.

  Fluid Sciences

     1998 Compared to 1997

     Sales for 1998 were $167.6 million compared to $127.1 million for 1997, which represents a $40.5 million, or 32%, increase. Modest strength in the Company's aerospace business partially contributed to the increase and was offset in part by continued declining sales from the semiconductor business. The Belfab acquisition completed in the second quarter contributed $17.2 million while most other segment businesses recorded higher 1998 sales compared to 1997. Excluding the acquisition, revenues in 1998 increased approximately 18% compared to 1997.

     Reported operating profit for 1998 was $5.2 million compared to $8.8 million for 1997 which represents a decrease of $3.6 million, or 41%. Restructuring charges of $9.9 million recorded in the first half of 1998 and $0.6 million of integration costs recorded in the third quarter of 1998 contributed to this decrease. 1998 base operating profit was $15.7 million compared to $9.3 million for 1997, which represents an increase of $6.4 million, or 69%. Higher gross margins driven primarily by higher sales levels and certain manufacturing cost improvements across most businesses within the segment contributed to this increase. Belfab did not contribute to operating profit during 1998.

     1997 Compared to 1996

     Sales increased $14.3 million, or 13%, due to higher demand for aerospace products, reflecting continued strength in that market. Operating income increased $3.6 million as the result of income on higher sales and improved contract margins. These increases were partially offset by costs associated with the consolidation and relocation of manufacturing facilities and warranty costs.

RESTRUCTURING AND INTEGRATION CHARGES

     The Company developed restructuring plans during 1998 to integrate and consolidate its businesses. The Company recorded restructuring charges in the first and second quarters of 1998, which are discussed separately below. These restructuring plans were points in the continuing transformation of the Company that began in 1994 and continued into 1998 with the addition of new leadership and new management, changes in the organization of the businesses and the realignment and consolidation of operations. Further details of the actions are presented below.

     In connection with the Company's continued transformation of its portfolio of companies, during the first quarter of 1998, management developed a plan to restructure certain businesses. A discussion of the businesses affected within each segment is presented below. The plan resulted in pre-tax restructuring charges totaling $30.5 million. The principal actions in the restructuring plan include close-down or consolidation of a number of offices and facilities, transfer of assembly activities to lower cost geographic locations, disposal of underutilized assets, withdrawal from certain product lines and general cost reductions. The restructuring charges related to continuing operations were broken down as follows by operating segment:

                                                                    TERMINATION OF
                                                  DISPOSAL OF      LEASES AND OTHER
                               EMPLOYEE         CERTAIN PRODUCT       CONTRACTUAL
($ IN MILLIONS)            SEPARATION COSTS    LINES AND ASSETS       OBLIGATIONS      TOTAL
---------------            ----------------    ----------------    ----------------    -----
Life Sciences............        $  .3               $ .2                $ .2          $  .7
Optoelectronics..........          6.7                 .8                 1.1            8.6
Instruments..............          4.8                2.9                 2.0            9.7
Fluid Sciences...........          4.8                1.9                 1.8            8.5
Corporate and Other......          3.0                 --                  --            3.0
                                 -----               ----                ----          -----
          Total..........        $19.6               $5.8                $5.1          $30.5
                                 =====               ====                ====          =====
Amounts incurred through
  1/3/99.................        $ 6.5               $5.8                $ .7          $13.0
Ending accrual at
  1/3/99.................        $13.1                 --                $4.4          $17.5

     The headcount reduction, by function, resulting in the Employee Separation Costs detailed above is as follows:

                               HEADCOUNT
                               REDUCTION
                               ---------
Sales & Marketing............      34
Production...................     480
General & Administrative.....      58
                                  ---
          Total..............     572
                                  ===

     Further details of the actions are presented below. Specific businesses within each segment which were affected by the restructuring actions are as follows: The Fluid Sciences business affected primarily manufactures mechanical components and systems. The Optoelectronics businesses affected produce various lighting and sensor components and systems. The Instruments restructuring relates primarily to its X-ray imaging business which produces security screening equipment, as well as its Instruments for Research and Applied Science business which produces particle detector equipment.

     Close-down of certain facilities: Costs have been accrued for the closing down of facilities. These costs relate to the affected businesses discussed above within the Fluid Sciences and Optoelectronics segments.

     Transfer of assembly activities: The Company plans to relocate certain activities, primarily in its Optoelectronics segment, to lower cost geographic areas such as Indonesia and China. The costs included in the restructuring charges related to costs associated with exiting the previous operations. Actual costs to physically relocate are charged to operations as incurred.

     Disposal of underutilized assets: The Company plans to dispose of underutilized assets either through sale or abandonment, primarily in its Instruments and Optoelectronics segments.

     Withdrawal from certain product lines: The Company has made a strategic decision to discontinue certain unprofitable product lines discussed above, primarily in its Instruments and Optoelectronics segments.

     During the second quarter of 1998, the Company expanded its continuing effort to restructure certain businesses to further improve performance. The plan resulted in additional pre-tax restructuring charges of $19.5 million. The principal actions in this restructuring plan included the integration of current operating divisions into four strategic business units, close-down or consolidation of a number of production facilities and general cost reductions. Details are provided following the table presented below.

     The restructuring charges related to continuing operations were broken down as follows by operating segment:

                                                                    TERMINATION OF
                                                  DISPOSAL OF      LEASES AND OTHER
                               EMPLOYEE         CERTAIN PRODUCT       CONTRACTUAL
($ IN MILLIONS)            SEPARATION COSTS    LINES AND ASSETS       OBLIGATIONS      TOTAL
---------------            ----------------    ----------------    ----------------    -----
Life Sciences............        $ 3.3               $ .2                $ .4          $ 3.9
Optoelectronics..........          1.8                5.6                 4.3           11.7
Instruments..............          1.6                 --                  --            1.6
Fluid Sciences...........          1.4                 --                  --            1.4
Corporate and Other......           .8                 --                  .1             .9
                                 -----               ----                ----          -----
          Total..........        $ 8.9               $5.8                $4.8          $19.5
                                 =====               ====                ====          =====
Amounts incurred through
  1/3/99.................        $ 1.6               $5.8                $ .3          $ 7.7
Ending accrual at
  1/3/99.................        $ 7.3                 --                $4.5          $11.8

     The headcount reduction, by function, resulting in the Employee Separation Costs detailed above is as follows:

                                HEADCOUNT REDUCTION
                                -------------------
Sales & Marketing.............           41
Production....................          137
General & Administrative......           84
                                        ---
          Total...............          262
                                        ===

     Integration of Current Operating Divisions and Consolidation of Certain Production Facilities

     As part of the Company's second quarter restructuring plan, management reorganized its current continuing operating divisions into four strategic business units (SBUs). This resulted in termination of employees as well as the integration and consolidation of certain facilities and product lines. This effort is company-wide and affects all segments of the Company. The major components within the Optoelectronics plan consisted of the closing of two wafer fab production facilities and a development program.

     The total restructuring charges in 1998 included $9.9 million for termination of leases and other contractual obligations. This amount includes approximately $6.5 million for termination of facility leases and other lease-related costs, $1.5 million for termination of distributor arrangements and $1.9 million for various other commitments. The facility leases have remaining terms ranging from six months to five years. The amount accrued reflects the Company's best estimate of actual costs to buy out the leases in certain cases or the net cost to sublease the properties in other cases.

     Approximately 300 employees of the total of 800 employees expected to be terminated as part of the two restructuring plans had been severed as of January 3, 1999. The plans will be mainly implemented by the segments through fiscal 1999. Cash outlays, primarily for employee separation costs, were $9.1 million in 1998. The Company expects to incur approximately $30 million to $35 million of cash outlays in connection with its restructuring plans throughout 1999. These funds will come primarily from operating cash flows or borrowings from existing credit facilities.

     Also included as part of the Company's 1998 restructuring plans were pre-tax charges for its Technical Services segment of $0.9 million and $3.6 million for the first and second quarters of 1998, respectively. These amounts have been included in net income from discontinued operations in the accompanying consolidated income statements. Of the total of $4.5 million, $0.4 million was non-cash charges. Approximately $3.7 million of the total 1998 Technical Services segment charges were for employee separation costs related to approximately 75 people. A majority of the remaining charge was for the termination of leases. As of January 3, 1999, approximately 21 of the 75 employees expected to be terminated have been severed. Cash outlays, primarily for employee separation costs, were approximately $1.2 million.

     In 1997, as part of a plan to reposition its operations, the Company recorded $7.8 million of integration costs which included $4.4 million related to employee separation costs and $3.4 million related to its consolidation effort. These costs were included in selling, general and administrative expenses.

     The components of the restructuring charges met the criteria set forth in Emerging Issues Task Force (EITF) Issue 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). The charges do not include additional costs associated with the restructuring plans, such as training, consulting, purchase of equipment and relocation of employees and equipment. These costs will be charged to operations or capitalized, as appropriate, when incurred.

ASSET IMPAIRMENT CHARGES

     During the second quarter of 1998, the Company recorded a $7.4 million noncash impairment charge related to an automotive testing facility in the Instruments segment. The impairment charge applied to fixed assets and resulted from projected changes in the principal customer's demand for services. The Company calculated the present value of expected cash flows of the testing facility to determine the fair value of the assets.

     During the second quarter of 1997, the Company recorded a noncash impairment charge of $28.2 million, with $26.7 million related to IC Sensors in the Optoelectronics segment and $1.5 million related to the goodwill of an environmental services business in Other. As a result of IC Sensors' inability to achieve the improvements specified in its corrective action plan, it continued operating at a loss in the second quarter of 1997, triggering an impairment review of its long-lived assets. A revised operating plan was developed to restructure and stabilize the business. The revised projections by product line provided the basis for measurement of the asset impairment charge. The Company calculated the present value of expected cash flows of IC Sensors' product lines to determine the fair value of the assets. Accordingly, in the second quarter of 1997, the Company recorded an impairment charge of $26.7 million, for a write-down of goodwill of $13.6 million and fixed assets of $13.1 million. The components of the revised operating plan included hiring a new general manager, transferring assembly and test operations to a lower cost environment (Batam, Indonesia), introducing new products and reviewing manufacturing processes to improve production yields. All of these components were implemented during 1997 and 1998.

DIVESTITURES AND OTHER

     In January 1998, the Company sold its Rotron business unit for proceeds of $103 million. In April 1998, the Company sold its Sealol Industrial Seals operation for proceeds of $100 million, of which $45 million was utilized for the Belfab acquisition. The Company realized gains of $125.8 million on the dispositions.

OTHER

  1998 Compared to 1997

     Other expense was $1.4 million for 1998 versus $7.6 million for 1997. This net decrease of $6.2 million in other expense in 1998 was due primarily to the impact of higher interest income on increased cash balances resulting from the 1998 dispositions and lower interest expense on reduced debt levels during most of 1998. Included in 1998 other income was a $4.3 million gain on investment. Other expense in 1997 included income of $3.4 million for a cost of capital reimbursement. The 1998 effective tax rate of 33.2% was impacted by the tax consequences of the gains on dispositions and restructuring charges. Excluding these items and their related tax effects, the 1998 effective tax rate was higher than the 1997 base effective rate of 30.6% due primarily to the changes in the geographical distribution of income resulting from the divestiture of the Sealol Industrial Seals business unit.

  1997 Compared to 1996

     The $1.5 million net decrease in other expense was mainly due to a $3.4 million reimbursement relating to a joint development program, which was partially offset by lower interest income. Excluding the impairment charge, the effective tax rate for 1997 was 30.6% compared to 22.4% in 1996. The increase in the rate was primarily due to changes in the geographical distribution of income.

FINANCIAL CONDITION

     In March 1999, two of the Company's $100 million credit facilities were renewed and increased to a $250 million credit facility that expires in March 2000. The Company has an additional revolving credit agreement for $100 million that expires in March 2002. The Company had no borrowings outstanding under its credit facilities at the end of fiscal 1998. These facilities are used primarily as back up for the Company's commercial paper program. In addition to financing ongoing operations, the Company plans to utilize its commercial paper program to fund a portion of anticipated acquisitions as they occur in 1999 and beyond. Debt at year end 1998 consisted of $150 million of short-term debt which represents commercial paper borrowings, $115 million of unsecured long-term notes and approximately $22 million of debt assumed in connection with the Lumen acquisition.

     On December 16, 1998, Lighthouse Weston Corp. ("Lighthouse"), a wholly owned subsidiary of the Company, completed its tender offer for shares of common stock of Lumen for a purchase price of $253 million, including $75 million of assumed debt. Lighthouse acquired approximately 92.3% of Lumen's common stock pursuant to the tender offer. On January 4, 1999, Lumen became a wholly owned subsidiary of the Company, as a result of the merger of Lighthouse with and into Lumen. The acquisition of Lumen by the Company was accounted for as a purchase. The Company financed the transaction with a combination of available cash and short-term debt. Debt assumed in connection with the Lumen transaction was approximately $75 million on the date of the acquisition. The Company paid down this debt to approximately $22 million by year-end.

     In January 1999, the Company filed a shelf registration statement with the Securities and Exchange Commission (SEC) to register $465 million of securities. This registration statement, together with the $35 million of securities covered by a previously filed registration statement, will provide the Company with financing flexibility to offer up to $500 million aggregate principal amount of common stock, preferred stock, depository shares, debt securities, warrants, stock purchase contracts and/or stock purchase units. The Company expects to use the net proceeds from the sale of the securities for general corporate purposes, which may include, among other things: the repayment of outstanding indebtedness, working capital, capital expenditures, the repurchase of shares of common stock and acquisitions. The precise amount and timing of the application of such proceeds will depend upon the Company's funding requirements and the availability and cost of other funds.

     Cash and cash equivalents increased by $29.5 million and were $95.6 million at 1998 year-end. Net cash provided by continuing operations was $40.9 million in 1998 versus $11.4 million in 1997. This increase was due primarily to the collection of receivables offset in part by lower base operations' accounts payable and accrued expenses and the effects of certain deferred tax assets which increased prepaid expenses and other assets. Capital expenditures were $44.5 million for 1998, slightly below 1997 levels. Capital expenditures for 1999 are not expected to exceed $40.0 million. The Company realized gross proceeds of over $200 million from divestitures of non-core operations during 1998 and $28.3 million of cash was realized from issuance of common stock for options exercised. The proceeds were utilized to accelerate certain consolidation programs, to fund a portion of the purchase price for four 1998 strategic acquisitions, to fund share repurchases during 1998 and fund domestic and international operations, as required.

     The Company acquired PE Corp.'s analytical instruments division ("PEAI"), effective May 28, 1999, for a purchase price of approximately $425 million. The Company financed the transaction with a combination of existing cash and equivalents, borrowings under its existing credit facilities and other financing. In addition, under the terms of the PEAI Purchase Agreement, the Company assumed a long-term German pension liability of approximately $65 million. This German pension liability was historically funded on a pay-as-you go basis, and the funding going forward is expected to remain consistent. PEAI is a leading producer of high-quality analytical testing instruments and consumables, and generated 1998 fiscal year sales of $569 million.

     On August 20, 1999, the Company sold its Technical Services segment, including the outstanding capital stock of EG&G Defense Materials, Inc., a subsidiary of the Company, to EG&G Technical Services, Inc., an affiliate of The Carlyle Group L.P. (the "Buyer"), for approximately $250 million in cash and the assumption by the Buyer of certain liabilities of the Technical Services segment. Approximately $2.1 million of the cash purchase price will be paid by the Buyer to the Company on the seventh anniversary of the closing of this transaction. The purchase price is subject to a post-closing adjustment currently in negotiation related to the working capital of the Technical Services segment.

     The Company accounted for the sale of its Technical Services segment as a discontinued operation in accordance with APB No. 30 and, accordingly, the results of operations of the Technical Services segment have been segregated from continuing operations, reported as a separate line item on the Company's consolidated statements of operations and prior periods have been restated. The Company contracted to sell the EG&G name, trademark and related rights in connection with this divestiture. Effective October 26, 1999 the Company began trading as PerkinElmer, Inc. (NYSE: PKI). The Company recorded a net gain on disposition of discontinued operations of $106 million net of income taxes, transaction and related costs during the third quarter of fiscal 1999. The gain was reported separately from the results of the Company's continuing operations.

     During 1998, the Company purchased 1.8 million shares of its common stock through periodic purchases on the open market at a cost of $41.2 million. As of January 3, 1999, the Company had authorization to purchase 5.9 million additional shares.

     The Company has limited involvement with derivative financial instruments and uses forward contracts to mitigate the effect of foreign currency movements on transactions denominated in foreign currencies. The contracts generally have maturities that do not exceed one month and have no cash requirements until maturity. Credit risk and market risk are minimal because the contracts are with large banks and gains and losses are offset against foreign exchange gains and losses on the underlying hedged transactions. The notional amount of outstanding forward contracts was $41.6 million as of January 3, 1999.

     Demand for certain of our products has been adversely affected by the economic problems in Asia and Brazil. In addition, the Asian economic problems have weakened the currencies of some Asian countries, making products of our competitors who are located in Asia more price competitive. However, during 1998, the economic and financial crisis in portions of Asia and Brazil did not have a material effect on the Company's results of operations or financial position.

DIVIDENDS

     In January 1999, the Company's Board of Directors declared a regular quarterly cash dividend of 14 cents per share, resulting in an annual rate of 56 cents per share for 1999. The Company has paid cash dividends, without interruption, for 34 years and continues to retain what management believes to be sufficient earnings to support the funding requirements of the Company's planned growth.

ENVIRONMENTAL

     The Company is conducting a number of environmental investigations and remedial actions at current and former Company locations and, along with other companies, has been named a potentially responsible party (PRP) for certain waste disposal sites. The Company accrues for environmental issues in the accounting period that the Company's responsibility is established and when the cost can be reasonably estimated. The Company has accrued $9.5 million as of January 3, 1999, representing management's estimate of the total cost of ultimate disposition of known environmental matters. Such amount is not discounted and does not reflect any recovery of any amounts through insurance or indemnification arrangements. These cost estimates are subject to a number of variables, including the stage of the environmental investigations, the magnitude of the possible contamination, the nature of the potential remedies, possible joint and several liability, the timeframe over which remediation may occur and the possible effects of changing laws and regulations. For sites where the Company has been named a PRP, management does not currently anticipate any additional liability to result from the inability of other significant named parties to contribute. The Company expects that such accrued amounts could be paid out over a period of up to five years. As assessments and remediation activities progress at each individual site, these liabilities are reviewed and adjusted to reflect additional information as it becomes available. There have been no environmental problems to date that have had or are expected to have a material effect on the Company's financial position or results of operations. While it is reasonably possible that a material loss exceeding the amounts recorded may have been incurred, the preliminary stages of the investigations make it impossible for the Company to reasonably estimate the range of potential exposure. The Company adopted the provisions of Statement of Position 96-1, Environmental Remediation Liabilities, in 1997. Its adoption did not have a material effect on results of operations.

                              THE YEAR 2000 ISSUE

     The following Year 2000 statements constitute a Year 2000 Readiness Disclosure within the meaning of the Year 2000 Readiness and Disclosure Act of 1998.

     The operations of the Company rely on various computer technologies which, as is common to most corporations, may be affected by what is commonly referred to as the Year 2000 ("Y2K") issue. The Y2K issue is the result of computer programs that were written using two digits rather than four to define the applicable year. Computer equipment and software, as well as devices with embedded technology that are time-sensitive, may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failure or miscalculations causing disruption of operations and normal business activities.

                        THE COMPANY'S STATE OF READINESS

OVERVIEW

     The Company has an extensive worldwide program in place to assess and minimize its exposure to the Y2K issue. The Company began addressing the Y2K issue on a Company-wide basis in late 1997. The Company's Y2K program is designed to assess, prioritize, correct, monitor and report on certain key elements of the Company's business and operations, which may be adversely affected by the Y2K issue. This program is organized, structured and implemented around six areas of potential risk related to the Y2K issue:

     -  Factory and shopfloor control

     -  Facilities

     -  Information technology (IT) systems and related applications

     -  Products of the Company

     -  Suppliers, vendors and service providers

     -  Customers

PHASES OF THE COMPANY'S Y2K PROGRAM

     The Company's Y2K program, which it implements Company-wide and at each of its Strategic Business Units ("SBU") consists of five phases. A description of each phase is presented below:

Phase 1 -- Inventory

          The purpose of this phase was to identify, collect, analyze and prioritize Y2K compliance information on components, systems, software and other devices containing program logic. As part of this process, a physical inventory was conducted focusing on four areas of each SBU: factory/plant, facilities, IT and products. Each inventoried item was assigned an internal business risk rating of high, medium or low risk. The Company also identified key and sole source suppliers to whom Y2K compliance questionnaires and surveys were sent.

Phase 2 -- Assessment

          The purpose of this phase was to compile and review the inventoried information gathered during Phase 1, assess potential Y2K risks and prepare compliance initiatives. The Y2K status of each inventoried item was determined through compliance statements, direct communication with vendors and on-site item testing at each Company location.

Phase 3 -- Remediation Planning

          The purpose of this phase was to develop remediation plans for inventoried items that were identified in Phase 2 as Y2K non-compliant. Remediation plans were developed for each non-compliant item including a detailed timetable with completion milestones and target dates based on the business risk priority rating of the item. The Remediation Planning Phase also included the evaluation and development of contingency plans at the SBU and operating unit level. Each Y2K segment team is developing a contingency plan intended to mitigate potential adverse effects from the Y2K issue in the event that the remediation plan for "high" business impact items previously identified fails or is delayed beyond schedule.

Phase 4 -- Remediation Plan Execution

          The purpose of this phase is to execute the remediation and contingency plans developed in Phase 3. Each item in the remediation plan is allotted a timeframe for completion, and percentage of completion is monitored and discussed regularly. All SBUs of the Company have targeted mid-1999 for the completion of all remediation activities.

Phase 5 -- Final Testing

          The purpose of this phase is to perform follow-up testing of previously non-compliant items that have been corrected through the implementation of Phase 4. This phase is scheduled to commence in mid-1999 and continue until completion later in the year.

     A progress chart for the Company's Y2K program as of January 3, 1999 is set forth below. Percentages in the table reflect the Company's best estimate of progress completed to date in each risk area by phase as a percentage of the total estimated time to complete the respective phase.

                                                            REMEDIATION     REMEDIATION       FINAL
                                 INVENTORY    ASSESSMENT     PLANNING      PLAN EXECUTION    TESTING
                                 ---------    ----------    -----------    --------------    -------
Factory/Plant..................     100%         100%           100%             70%           (a)
Facilities.....................     100%         100%           100%             75%           (a)
Applications...................     100%         100%           100%             80%           (a)
Products.......................     100%         100%           100%             95%           (a)
Suppliers, Vendors & Service
  Providers....................     100%         100%           100%             (a)           (a)
Customers......................      (b)          (b)            (b)             (b)           (a)

---------------
(a) Scheduled to begin in mid-1999 and continue until completion later in the year.

(b) Planned completion in Q2 1999.

     State of Readiness by SBU

     The Company has various worldwide operations. It has planned and continues to execute its Y2K Program utilizing a strategic business unit and critical and key operational unit focus. All of the SBUs have developed Y2K programs to address the critical and primary risks assessed based on each SBU's Y2K risk assessment and remediation processes. The primary areas of overall risk assessment, including material third party risk, at the Life Sciences, Optoelectronics, Fluid Sciences and Instruments SBUs of the Company include but are not limited to:

     -  Raw materials availability and procurement,

     -  Factory/plant manufacturing systems,

     - Continuity of heat, light, power and fuel sources for manufacturing and office functionality,

     -  IT for financial reporting and accounting, and

     - Internal and external telecommunications and network systems to support communication and business with vendors, suppliers and customers.

     Year 2000 risks for the Company's Technical Services segment include risks noted above, other than the risks associated with raw materials procurement and purchase; this is not a major area of risk for this SBU based on the nature of the business. On an SBU basis, the Life Sciences, Optoelectronics and Fluid Sciences SBUs are making significant progress along the various phases of the program, and the Company does not expect any significant Y2K exposures. The most significant areas of risk identified relate to two operational units within the Instruments and Technical Services SBUs. The Instruments SBU has developed an aggressive remediation plan for its Automotive business unit and expects to complete it and related contingency plans by mid-1999. A governmental services unit of the Company's Technical Services SBU is awaiting government direction on how to proceed with remediation activities. This SBU has developed a contingency plan which will ensure safe shutdowns of the facilities to minimize operational and environmental exposures related to chemical weapons disposal operations. Further remediation for these units will be developed and implemented as necessary. A shutdown of this unit, if it occurs, is not anticipated to have a material adverse effect on the Company's consolidated results of operations or financial position.

     Third Party Review

     As part of its Y2K program, the Company has sought to assess the effect on the Company of the Y2K compliance of its significant customers, vendors, suppliers, raw materials suppliers, primary service suppliers, and financial institutions. The Company has followed a strategy of identification of risks, risk assessment, continuous material third party monitoring and evaluation, and contingency planning. The Company did not use or engage outside firms for the purpose of independent verification and validation of the reliability of third party risks assessed and cost estimates related thereto under the Company's Y2K program.

     The Company has identified critical third parties and performed risk assessments using structured questionnaires and other procedures to estimate the potential monetary and operational impact to the Company. Questionnaires and surveys were sent out to approximately 6,000 key vendors and suppliers that comprise approximately 30% of the Company's vendor/supplier population. The responses received comprised approximately an 82% response rate. Approximately 92% of those who responded confirmed they were Y2K compliant. For those who were not compliant or who did not respond, the Company developed or is in the process of developing contingency plans in the event that these material third parties are non-compliant. A complete discussion of the Company's contingency plans for critical areas is discussed in this Year 2000 discussion and follows below. The Company plans to send out questionnaires and surveys to approximately 1,000 key customers in Q2 1999. The Company also plans to perform on-site readiness reviews for certain key customers.

     Company Products

     Although the Company has reviewed the Y2K compliance of a substantial number of its material third parties, it is currently unable to predict the final readiness of all of its material third parties. Certain of the Company's products are used in conjunction with products of other companies in applications that may be critical to the operations of its customers. Any Company product's Y2K non-compliance, whether standing alone or used in conjunction with the products of other companies, may expose the Company to claims from its customers, material third parties or others, and could impair market acceptance of the Company's products or services, increase service and warranty costs, or result in payment of damages, which in turn could materially adversely affect the results of operations and financial position of the Company. While the Company expects such material third parties to address the Y2K issue based on the representations made by such third parties to the Company, it cannot guarantee that these systems will be made Y2K compliant in a timely manner and cannot guarantee that it will not experience a material adverse effect as a result of such non-compliance.

THE COSTS TO ADDRESS THE YEAR 2000 ISSUE

     The Company has estimated costs for its Y2K Program based on internal estimates and independent quotes for IT and non-IT corrective actions, products and services, as applicable, in each phase of the Company's Y2K program. The following table sets forth the estimated costs incurred by the Company through January 3, 1999 to address the Y2K issue. The costs include those incurred by the Company's Technical Services segment, which was divested in August, 1999. These amounts include the costs to lease, purchase or expense new software and equipment needed to achieve Year 2000 compliance and enhance existing systems, as well as internal costs related to this effort.

                                           HISTORICAL/PLANNING     REMEDIATION/IMPLEMENTATION
                                          ----------------------   --------------------------
                                                                                    REPLACE/
                                                                    REMEDIATION     UPGRADE/    TOTAL AS OF
(IN THOUSANDS)                            INVENTORY   ASSESSMENT     PLANNING        REPAIR       1/3/99
--------------                            ---------   ----------    -----------     --------    -----------
Factory/plant...........................    $ 37         $162           $ 69         $  559       $  827
Facilities..............................      25          135             27            196          383
IT......................................      85          192            135          2,923        3,335
Products................................      32           98             79            182          391
Suppliers/vendors.......................      46           89             --             --          135
Key customers...........................       1           24             --             --           25
                                            ----         ----           ----         ------       ------
          Totals........................    $226         $700           $310         $3,860       $5,096
                                            ====         ====           ====         ======       ======

     Amounts expended for remediation activities during 1998 were outside of and incremental to the Company's IT budget for ongoing operational projects. With the exception of new hardware or software which qualify for capitalization under generally accepted accounting principles, the Company expenses all costs associated with the Y2K program. Funding requirements for the Company's Y2K Program activities during 1999 are estimated to be approximately $3 million and have been incorporated into the Company's 1999 capital and operating plans. The Company will utilize cash and equivalents and cash flows from operations to fund remaining Y2K program costs during 1999. None of the Company's other IT projects have been deferred due to its Y2K efforts.

                                 RISK ANALYSIS

Reasonably Likely Worst Case Scenario

     Although no reasonable assurance can be made, the Company believes that due to the diversity of the Company's business portfolio, there is no single event or one likely worst case scenario, short of a major national infrastructure catastrophe, which would have a material adverse effect on the Company's results of operations or financial condition. The most reasonably likely worst case scenario is that a short-term disruption will occur with a small number of customers or suppliers, requiring an appropriate response. In the event of an internal system failure caused by a Y2K problem, the Company could have trouble accessing accurate internal data, processing transactions and maintaining accurate books and records. Accordingly, the Company might be unable to prepare its financial statements for the fourth quarter of 1999 or periods thereafter. Additionally, the Company's manufacturing operating systems and other applications could be impaired resulting in the Company's inability to manufacture and sell its products to customers.

     The Company believes its current products, with any applicable updates, are well-prepared for Y2K date issues, and the Company plans to support these products for date issues that may arise related to the Y2K issue. However, there can be no guarantee that one or more of the Company's current products do not contain Y2K date issues that may result in material costs to the Company.

The outcome of litigation, if any, resulting from the Company's products that are proven to be noncompliant for Y2K cannot be determined at this time.

     The Company could also experience a slowdown or reduction of sales if customers are adversely affected by Y2K. If the vendors of the Company's most important goods and services, or the suppliers of the Company's necessary energy, telecommunications and transportation needs, fail to provide the Company with (1) the materials and services necessary to produce, distribute and sell its products, (2) the electrical power and other utilities necessary to sustain its operations, or (3) reliable means of transporting products and supplies, such failure could result in the Company's inability to manufacture and sell its products to customers. The Company's contingency plans, when complete, will include steps to pre-order and build up raw materials and finished goods as appropriate to avoid stock-outs that would have a negative impact on the Company's ability to manufacture and sell its products.

     Additionally, the Company's operations are dependent on infrastructures within all countries in which it operates and therefore a failure of any one of those infrastructures related to Y2K could have a material adverse effect on the Company's operations. The Company is not currently able to estimate the financial impact of the Y2K failures addressed above as they relate to lost revenues or additional resources that would be required to address such failures.

                               CONTINGENCY PLANS

     The Company believes that the IT and non-IT which support its critical functions will be ready for the transition to the Year 2000. There can be no assurance, however, that similar unforeseen issues for key commercial partners (including utilities, financial services, building services and transportation services) will not cause a material adverse effect on the Company. To address these risks, and to address a risk that its own IT and non-IT will not perform as expected during the Y2K transition, the Company has begun to develop appropriate Y2K contingency plans. These plans will be established and revised as necessary during the course of 1999. During the second quarter of 1999, on-site readiness reviews will be conducted by the Company at its most critical vendor and supplier locations. For the Company's material, key and sole source vendors / suppliers whom cannot be classified or certified as Y2K compliant, contingency plans include, but are not limited to: (i) replacing the vendor / supplier with one that is Y2K compliant, (ii) pre-ordering raw material where applicable, (iii) pre-building product or products, or (iv) pre-shipping product where practicable. These contingency plans are expected to be finalized during the third quarter of 1999. The Company believes that its contingency plans are sufficient to address any material business disruption in a reasonable period of time to minimize the effects of an adverse impact to the operations of the Company. If the contingency plans fail, or if the Company is for some unforeseen reason "not ready" for the Y2K issue at a key level of the operations of the business or a contingency plan cannot be implemented in a timely manner, the Company will rely on alternative means of communications, alternative power generation sources for the manufacture of key products, and other manual or backup systems and processes on an interim basis until the Y2K issues can be corrected.

EURO CONVERSION

     On January 1, 1999, eleven of the fifteen member countries of the European Union established fixed conversion rates between their existing sovereign currencies and the new common legal currency, the "Euro", which was adopted on that date. There is a transition period between January 1, 1999 and January 1, 2002, during which the Euro will be adopted into the operations. During 1998, the Company formed a cross-functional task force to assess the potential impact to the Company that may result from the Euro conversion. Areas of assessment include the following: cross-border price transparencies and the resulting competitive impact; adaptation of information technology and other system requirements to accommodate Euro transactions; the impact on currency exchange rate risk; the impact on existing contracts; and taxation and accounting. The

Company's assessment is that the anticipated impact of the Euro conversion on the Company's operations will not be material.

FORWARD-LOOKING INFORMATION AND FACTORS AFFECTING FUTURE PERFORMANCE

     This report contains "forward-looking statements." For this purpose, any statements contained in this report that are not statements of historical fact may be deemed to be forward-looking statements. Words such as "believes," "anticipates," "plans," "expects," "will" and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of PerkinElmer, Inc. to differ materially from those indicated by these forward-looking statements including among others, the factors set forth below.

     The following important factors affect our business and operations generally or affect multiple segments of our business and operations:

     - We face strong competition in many of the markets that we serve, which affects our ability to sell our products and services and the prices that we obtain. Certain of our competitors are larger than we are and have greater financial and other resources.

     - We need to successfully implement the restructuring plans that we have adopted. If we are unable to do so, we will not be able to achieve anticipated cost savings, our ability to produce and deliver the products and services may be adversely affected and we may lose key personnel.

     - Our business plan depends on our ability to continue to innovate, to develop new products and services based on such innovations and to introduce these new products and services successfully into the market. If we are unable to successfully implement this business plan, it could have a material adverse effect on the Company's results of operations, financial condition and liquidity.

     - Our business plan depends on our ability to acquire attractive businesses on favorable terms and integrate these businesses into our other operations. We have begun the process of integrating Lumen Technologies, which we acquired in December 1998. In addition, in March 1999, we entered into an agreement to acquire the analytical instruments division of PE Corp. The acquisition is subject to customary closing conditions, including regulatory approval. If we are unable to successfully implement this business plan or integrate these acquisitions, it could have a material adverse effect on the Company's results of operations, financial condition and liquidity.

     - In many of our segments, we serve as a supplier of components to other businesses. As a result, our success depends on the business success of our customers.

     - We need to be able to continue to access the capital markets to fund our growth.

     -  Our product businesses can be affected by currency risks.

     - We need to achieve satisfactory results in connection with certain litigation to which we are a party, particularly the tax litigation with the Internal Revenue Service.

     - We need to attract and retain key management, operational and technical personnel.

     - We are affected by general economic conditions. In particular, demand for certain of our products has been adversely affected by the economic problems in Asia. In addition, the Asian economic problems have weakened the currencies of some Asian countries, making products of our competitors who are located in Asia more price competitive.

     - We could be impacted by unanticipated issues associated with Year 2000 software problems.

     - Effective tax rates in the future could be affected by changes in the geographical distribution of income, utilization of non-U.S. net operating loss carryforwards, repatriation costs, resolution of outstanding tax audit issued and changes in the portfolio of businesses.

     There are certain important factors that affect our particular business segments, including the following:

  Life Sciences

     - We will implement a new enterprise software system for this business segment in early 1999. We need this implementation to be effected in a manner that does not disrupt operations.

     - Our business plan for this segment is significantly dependent upon the successful introduction of products currently under development as well as the expansion of the geographic markets for this segment's products.

     - Many of our products in this segment are subject to regulation by the Food and Drug Administration and other regulatory bodies.

  Optoelectronics

     - We need to complete the development of our amorphous silicon technology and successfully introduce products based on this technology to the market.

     - In our IC Sensors business, we need to develop new products for both existing customers and new markets that we desire to access. We also need to successfully shift the production of certain products of this business to our manufacturing facilities that are in lower cost locations in order to compete more effectively.

  Instruments

     - Our ability to obtain Federal Aviation Administration certification of our Z scan system for screening of checked baggage on a timely basis will affect this segment's success.

     - We need to successfully complete construction/installation and obtain customer acceptance of certain major cargo screening projects that are in process.

  Fluid Sciences

     - A key market for certain of this segment's products is manufacturers of equipment used in semiconductor production. As a result, the success of this segment's operations is dependent in part upon a recovery of economic conditions in the semiconductor industry.

     - We are in the process of implementing new lower cost manufacturing processes for certain of this segment's products. The success of this segment's operations depends in part upon our successfully implementing these new manufacturing processes.

     - A key market for the products that we produce in this segment is manufacturers of air frames and engines for regional and business jets. As a result, the success of this segment is dependent in part on the growth of the regional and business jet market.

     - The success of our operations in this segment depends in part on entering into long-term contracts for the sale of seals to major engine manufacturers on favorable terms.

MARKET RISK

     The Company is exposed to the impact of interest rate changes, foreign currency fluctuations and changes in the market values of its investments.

     In the normal course of business, the Company employs established policies and procedures to manage its exposure to changes in interest rates and fluctuations in the value of foreign currencies.

     The Company's objective in managing the exposure to foreign currency fluctuations is to reduce earnings and cash flow volatility associated with foreign exchange rate changes to allow management to focus its attention on its core business issues and challenges. Accordingly, the Company enters into various forward contracts that change in value as foreign exchange rates change to protect the value of its existing foreign currency assets, liabilities, commitments and anticipated foreign currency revenues. The principal currencies hedged are the Finnish marka, Singapore dollar, Canadian dollar, British pound, German mark, French franc, and Japanese yen. In those currencies where there is a liquid, cost-effective forward market, the Company maintains hedge coverage between minimum and maximum percentages of its anticipated transaction exposure for periods not to exceed one year. The gains and losses on these contracts offset changes in the value of the related exposure.

     It is the Company's policy to enter into foreign currency and interest rate transactions only to the extent considered necessary to meet its objectives as stated above. The Company does not enter into foreign currency or interest rate transactions for speculative purposes.

                       PERKINELMER, INC. AND SUBSIDIARIES

                         CONSOLIDATED INCOME STATEMENTS

                                  (UNAUDITED)

                                                                 THREE MONTHS ENDED
                                                              -------------------------
                                                               APRIL 4,      MARCH 29,
                                                                 1999          1998
                                                              ----------    -----------
                                                              (IN THOUSANDS EXCEPT PER
                                                                     SHARE DATA)
Sales.......................................................   $243,217       $219,642

Cost of Sales...............................................    160,701        144,247
Research and Development Expenses...........................     13,397         11,042
Selling, General and Administrative Expenses................     52,091         54,933
Restructuring Charges (Note 2)..............................         --         30,500
Gains on Dispositions (Note 3)..............................         --        (67,478)
                                                               --------       --------
OPERATING INCOME FROM CONTINUING OPERATIONS.................     17,028         46,398
Other Expense, Net (Note 4).................................     (4,632)        (1,914)
                                                               --------       --------
Income From Continuing Operations Before Income Taxes.......     12,396         44,484
Provision for Income Taxes..................................      4,354         15,896
                                                               --------       --------
INCOME FROM CONTINUING OPERATIONS ..........................      8,042         28,588
Income From Discontinued Operations, Net of Income Taxes
  (Note 13).................................................      6,045          5,895
                                                               --------       --------
NET INCOME..................................................   $ 14,087       $ 34,483
                                                               ========       ========
Basic Earnings Per Share:
     CONTINUING OPERATIONS .................................   $    .18       $    .63
     Discontinued Operations ...............................        .13            .13
                                                               --------       --------
     NET INCOME ............................................   $    .31       $    .76
                                                               ========       ========
Diluted Earnings Per Share:
     CONTINUING OPERATIONS .................................   $    .18       $    .62
     Discontinued Operations ...............................        .13            .13
                                                               --------       --------
     NET INCOME ............................................   $    .31       $    .75
                                                               ========       ========


Cash Dividends Per Common Share.............................   $    .14       $    .14

Weighted Average Shares of Common Stock Outstanding:
     Basic..................................................     44,910         45,262
     Diluted................................................     45,704         45,766

  The accompanying unaudited notes are an integral part of these consolidated financial statements.

                       PERKINELMER, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                               APRIL 4,     JANUARY 3,
                                                                 1999          1999
                                                              ----------    ----------
                                                             (IN THOUSANDS EXCEPT SHARE
                                                                 AND PER SHARE DATA)
                                                              (UNAUDITED)
Current Assets:
     Cash and Cash Equivalents..............................  $  106,285    $   95,565
     Accounts Receivable (Note 5)...........................     163,015       170,171
     Inventories (Note 6)...................................     118,707       123,568
     Other Current Assets...................................     108,601       110,954
     Net Assets of Discontinued Operations (Note 13 ).......      25,979        32,087
                                                              ----------    ----------
          TOTAL CURRENT ASSETS..............................     522,587       532,345
                                                              ----------    ----------
Property, Plant and Equipment:
     At Cost (Note 7).......................................     484,325       491,647
     Accumulated Depreciation and Amortization..............    (275,948)     (272,967)
                                                              ----------    ----------
Net Property, Plant and Equipment...........................     208,377       218,680
                                                              ----------    ----------
Investments.................................................      13,813        13,506
Intangible Assets (Note 8)..................................     306,998       317,611
Other Assets................................................      58,748        56,636
                                                              ----------    ----------
          TOTAL ASSETS......................................  $1,110,523    $1,138,778
                                                              ==========    ==========
Current Liabilities:
     Short-Term Debt........................................     184,124    $  157,888
     Accounts Payable.......................................      66,853        73,420
     Accrued Restructuring Costs (Note 2)...................      30,956        34,569
     Accrued Expenses (Note 9)..............................     193,691       218,600
                                                              ----------    ----------
          TOTAL CURRENT LIABILITIES.........................     475,624       484,477
                                                              ----------    ----------
Long-Term Debt..............................................     117,331       129,835
Long-Term Liabilities.......................................     117,410       124,799
Contingencies
Stockholders' Equity:
     Preferred stock -- $1 par value, authorized 1,000,000
      shares; none outstanding..............................          --            --
     Common stock -- $1 par value, authorized 100,000,000
      shares; issued 60,102,000 shares......................      60,102        60,102
     Retained earnings......................................     631,422       623,591
     Accumulated Other Comprehensive Income (Loss)(Note
      10)...................................................      (7,922)        3,729
     Cost of shares held in treasury; 15,106,000 shares at
      April 4, 1999 and 15,355,000 shares at January 3,
      1999..................................................    (283,444)     (287,755)
                                                              ----------    ----------
Total Stockholders' Equity..................................     400,158       399,667
                                                              ----------    ----------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY........  $1,110,523    $1,138,778
                                                              ==========    ==========

  The accompanying unaudited notes are an integral part of these consolidated financial statements.

                       PERKINELMER, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)

                                                               THREE MONTHS ENDED
                                                              ---------------------
                                                              APRIL 4,    MARCH 29,
                                                                1999        1998
                                                              --------    ---------
                                                                 (IN THOUSANDS)
OPERATING ACTIVITIES:
     Net income.............................................  $ 14,087    $ 34,483
     Deduct net income from discontinued operations ........    (6,045)     (5,895)
                                                              --------    --------
     Income from continuing operations .....................     8,042      28,588
     Adjustments to reconcile income from continuing
      operations to net cash used in continuing operations:
          Noncash portion of restructuring charges..........        --       6,209
          Depreciation and amortization.....................    15,401      11,709
          Deferred taxes....................................       790      (1,907)
          Gains on dispositions and investments, net........       (53)    (67,846)
          Changes in assets and liabilities which provided
            (used) cash, excluding effects from companies
            purchased and divested:
          Accounts receivable...............................     3,819         493
          Inventories.......................................     2,600      (8,796)
          Accounts payable and accrued expenses.............   (24,446)     11,989
          Accrued restructuring costs.......................    (3,613)     24,291
          Prepaid expenses and other........................    (5,396)     (8,106)
                                                              --------    --------
Net Cash Used in Continuing Operations......................    (2,856)     (3,376)
Net Cash Provided by Discontinued Operations................    13,072      13,347
                                                              --------    --------
NET CASH PROVIDED BY OPERATING ACTIVITIES...................    10,216       9,971
                                                              --------    --------
INVESTING ACTIVITIES:
     Capital expenditures...................................    (8,256)     (8,681)
     Proceeds from dispositions of businesses and sales of
      property, plant and equipment.........................     2,831     108,398
     Cost of acquisitions...................................    (3,843)     (9,514)
     Other..................................................      (251)      2,093
                                                              --------    --------
Net Cash (Used in) Provided by Continuing Operations .......    (9,519)     92,296
Net Cash Used in Discontinued Operations ...................      (238)       (565)
                                                              --------    --------
NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES.........    (9,757)     91,731
                                                              --------    --------
FINANCING ACTIVITIES:
     Increase (decrease) in commercial paper borrowings.....    25,000     (45,844)
     Decrease in other debt.................................   (11,258)       (346)
     Proceeds from issuance of common stock.................     4,334       7,537
     Purchases of common stock..............................        --     (11,446)
     Cash dividends.........................................    (6,279)     (6,351)
                                                              --------    --------
Net Cash Provided by (Used in) Continuing Operations .......    11,797     (56,450)
                                                              --------    --------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES.........    11,797     (56,450)
                                                              --------    --------
Effect of Exchange Rate Changes on Cash and Cash
  Equivalents...............................................    (1,536)       (291)
                                                              --------    --------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................    10,720      44,961

Cash and cash equivalents at beginning of period............    95,565      57,934
                                                              --------    --------
Cash and cash equivalents at end of period..................  $106,285    $102,895
                                                              ========    ========

  The accompanying unaudited notes are an integral part of these consolidated financial statements.

                       PERKINELMER, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

(1) BASIS OF PRESENTATION

     As discussed in Note 13, the Company changed its name from EG&G, Inc. to PerkinElmer, Inc.

     The interim condensed consolidated financial statements presented herein have been prepared by the Company without audit and, in the opinion of management, reflect all adjustments of a normal recurring nature necessary for a fair presentation. Interim results are not necessarily indicative of results for a full year. The information set forth in these statements may be subject to normal year-end adjustments. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

     The condensed consolidated balance sheet presented as of January 3, 1999 has been derived from the consolidated financial statements that have been audited by the Company's independent public accountants. The unaudited condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in the annual financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to those rules and regulations, but the Company believes that the disclosures are adequate to make the information presented not misleading. The condensed consolidated financial statements and notes included herein should be read in conjunction with the consolidated financial statements and notes included elsewhere in this Current Report on Form 8-K for the year ended January 3, 1999.

     On August 20, 1999, the Company sold the assets of its Technical Services segment, including the outstanding capital stock of EG&G Defense Materials, Inc., a subsidiary of the Company, to EG&G Technical Services, Inc., an affiliate of The Carlyle Group L.P. (the "Buyer"), for approximately $250 million in cash and the assumption by the Buyer of certain liabilities of the Technical Services segment. Approximately $2.1 million of the cash purchase price will be paid by the Buyer to the Company on the seventh anniversary of the closing of this transaction. The purchase price is subject to a post-closing adjustment currently in negotiation related to the working capital, as defined in the Purchase and Sale Agreement dated July 19, 1999 by and between the Company and the Buyer, as amended (the "TS Purchase Agreement"), of the Technical Services segment.

     The results of operations of the Technical Services segment were previously reported as one of five continuing business segments of the Company. The Company accounted for the sale of its Technical Services segment as a discontinued operation in accordance with APB Opinion No. 30 and, accordingly, the results of operations of the Technical Services segment have been segregated from continuing operations and reported as a separate line item on the Company's accompanying consolidated income statements. The Company recorded a gain on disposition of discontinued operations of $106 million net of taxes, transaction and related costs during the third quarter of fiscal 1999. The gain was reported separately from the results of the Company's continuing operations.

     The Financial Accounting Standards Board issued SFAS No. 137, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES-DEFERRAL OF THE EFFECTIVE DATE OF SFAS NO. 133, in June 1999. SFAS No. 133 is now effective for all fiscal quarters of all fiscal years beginning after June 15, 2000; earlier adoption is allowed. The statement requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The Company has not yet determined the effect that adoption of SFAS No. 133 will have or when the provisions of the statement will be adopted. However, the Company currently expects that, due to its limited use of derivative instruments, the adoption of SFAS No. 133 will not have a material effect on the Company's results of operations or financial position.

(2) RESTRUCTURING CHARGES

     The Company developed two restructuring plans during the first and second quarters of 1998 to integrate and consolidate its businesses. These restructuring plans were points in the continuing transformation of the Company that began in 1994 and continued into 1998 with the addition of new leadership and new management, changes in the organization of the businesses and the realignment and consolidation of operations. Further details of the actions are discussed more fully herein.

     Approximately 375 employees of the total of 800 employees expected to be terminated as part of the two restructuring plans have been severed as of April 4, 1999. The plans are expected to be mainly implemented by the segments through fiscal 1999. Cash outlays, primarily for employee separation costs, were $3.6 million in the first quarter. Pre-tax cost savings under these restructuring plans, due primarily to reduced depreciation and lower employment costs, totaled approximately $3.9 million during the first quarter of 1999, or $.05 earnings per diluted share. The Company expects to incur approximately $25 million to $30 million of cash outlays in connection with its two restructuring plans throughout the remainder of 1999. These funds are expected to come primarily from operating cash flows or borrowings from existing credit facilities.

     The components of the restructuring charges met the criteria set forth in Emerging Issues Task Force (EITF) Issue 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit

                       PERKINELMER, INC. AND SUBSIDIARIES
an Activity (including Certain Costs Incurred in a Restructuring). The charges do not include additional costs associated with the restructuring plans, such as training, consulting, purchase of equipment and relocation of employees and equipment. These costs will be charged to operations or capitalized, as appropriate, when incurred. (See Note 13 for additional information on restructuring charges.)

(3) GAINS ON DISPOSITIONS

     In January 1998, the Company sold its Rotron division for $103 million in cash, resulting in a pre-tax gain of $64.4 million. During the first quarter of 1998, the Company also sold a small product line for $4 million in cash, resulting in a pre-tax gain of $3.1 million. The after-tax gain of these divestitures was $45.2 million, or $.99 diluted earnings per share. In April 1998, the Company sold its Sealol Industrial Seals division for cash of $100 million, resulting in a pre-tax gain of $58.3 million. The after-tax gain of this divestiture was $42.6 million, or $.93 diluted earnings per share. Sealol's first quarter 1998 sales were $23 million and its operating income was $2.1 million, or $.04 diluted earnings per share. The Company has deferred gain recognition of approximately $16 million of sales proceeds from these divestitures pending the resolution in 1999 of certain events and contingencies related to the sales. The Company currently anticipates recognition of a portion of the deferred gains in subsequent quarters of 1999. (See Note 13 for additional information on gains on dispositions.)

(4) OTHER INCOME (EXPENSE)

     Other expense, net, consisted of the following:

                                                       THREE MONTHS ENDED
                                                 -------------------------------
                                                   APRIL 4,         MARCH 29,
                                                     1999              1998
                                                 -------------    --------------
                                                         (IN THOUSANDS)
Interest income................................     $   596          $   995
Interest expense...............................      (5,549)          (2,641)
Other..........................................         321             (268)
                                                    -------          -------
                                                    $(4,632)         $(1,914)
                                                    =======          =======

(5) ACCOUNTS RECEIVABLE

     Accounts receivable were net of reserves for doubtful accounts of $4.1 million and $4.4 million at April 4, 1999 and January 3, 1999, respectively.

(6) INVENTORIES

     Inventories consisted of the following:

                                                     APRIL 4,    JANUARY 3,
                                                       1999         1999
                                                     --------    ----------
                                                         (IN THOUSANDS)
Finished goods.....................................  $ 32,457     $ 36,552
Work in process....................................    21,824       22,124
Raw materials......................................    64,426       64,892
                                                     --------     --------
                                                     $118,707     $123,568
                                                     ========     ========

                       PERKINELMER, INC. AND SUBSIDIARIES

(7) PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment, at cost, consisted of the following:

                                                     APRIL 4,    JANUARY 3,
                                                       1999         1999
                                                     --------    ----------
                                                         (IN THOUSANDS)
Land...............................................  $ 23,639     $ 23,884
Buildings and leasehold improvements...............   125,775      128,900
Machinery and equipment............................   334,911      338,863
                                                     --------     --------
                                                     $484,325     $491,647
                                                     ========     ========

(8) INTANGIBLE ASSETS

     Intangible assets consist mainly of goodwill from acquisitions accounted for using the purchase method of accounting representing the excess of cost over the fair value of the net assets of the acquired businesses. Goodwill is being amortized over periods of 10-30 years. Other identifiable intangible assets from acquisitions include patents, trademarks, trade names and developed technology. Approximately $11.8 million was allocated to trade names, trademarks and patents in connection with the Lumen acquisition and is being amortized over ten years.

     Goodwill, reported as a component of net intangible assets in the accompanying consolidated balance sheets was $290.6 million and $300.6 million at April 4, 1999 and January 3, 1999, respectively, net of related accumulated amortization.

(9) ACCRUED EXPENSES

     Accrued expenses consisted of the following:

                                                     APRIL 4,    JANUARY 3,
                                                       1999         1999
                                                     --------    ----------
                                                         (IN THOUSANDS)
Payroll and incentives.............................  $  9,389     $ 22,463
Employee benefits..................................    33,112       31,171
Federal, non-U.S. and state income taxes...........    44,431       36,211
Other accrued operating expenses...................   106,759      128,755
                                                     --------     --------
                                                     $193,691     $218,600
                                                     ========     ========

(10) COMPREHENSIVE INCOME

     Comprehensive income presented in accordance with SFAS No. 130, Reporting Comprehensive Income, consisted of the following:

                                                        THREE MONTHS ENDED
                                                       ---------------------
                                                       APRIL 4,    MARCH 29,
                                                         1999        1998
                                                       --------    ---------
                                                          (IN THOUSANDS)
Net income...........................................  $14,087      $34,483
Other comprehensive income (loss), net of tax:
Gross foreign currency translation adjustments.......  (11,641)      (3,178)
Unrealized gains (losses) on securities..............      (10)         213
                                                       -------      -------
Other comprehensive income (loss)....................  (11,651)      (2,965)
                                                       -------      -------
Comprehensive income.................................  $ 2,436      $31,518
                                                       =======      =======

                       PERKINELMER, INC. AND SUBSIDIARIES

     The components of accumulated other comprehensive income (loss) were as follows:

                                                       APRIL 4,    JANUARY 3,
                                                         1999         1999
                                                       --------    ----------
                                                           (IN THOUSANDS)
Foreign currency translation adjustments.............  $(8,298)      $3,343
Unrealized gains on securities.......................      376          386
                                                       -------       ------
Accumulated other comprehensive income (loss)........  $(7,922)      $3,729
                                                       =======       ======

(11) INDUSTRY SEGMENT INFORMATION

     The Company's continuing businesses are reported as four reportable segments which reflect the Company's management and structure under its four SBUs. The Company's Technical Services segment has been classified as discontinued operations due to the divestiture as discussed in Note 13.

     The accounting policies of the reportable segments are the same as those described in Note 1 to the consolidated financial statements included elsewhere in this Current Report on Form 8-K for the year ended January 3, 1999. The Company evaluates the performance of its operating segments based on operating profit. Intersegment sales and transfers are not significant.

     The operating segments and their principal products or service areas are:

          Life Sciences: High-performance bioanalytic and diagnostic instruments for use in hospitals, clinics and pharmaceutical and medical research facilities. The Company also sells reagents and consumables for use in connection with certain of these instruments.

          Optoelectronics: A broad variety of light sources, silicon-based sensor products, imaging technology and specially designed component assemblies. Products include micromachined detectors, amorphous silicon detector panels, flashlamps, specialty lighting, CCDs, X-ray tubes, detectors, photodiodes and high-intensity specialty discharge lamps.

          Instruments: Hardware and associated software for applications in medical diagnostics, biochemical and medical research, materials analyses, environmental monitoring, industrial process measurement, food monitoring, and airport and industrial security. The Company also conducts testing simulations for the transportation industry.

          Fluid Sciences: Static and dynamic seals, sealing systems, bellows devices, solenoid valves, advanced pneumatic components, systems and valves and sheet metal-formed products for use in the aerospace, power generation and semiconductor industries.

     Unaudited sales and operating profit information by segment for the first quarter of 1999 and 1998 are shown in Management's Discussion and Analysis included elsewhere in this Current Report on Form 8-K and are considered an integral part of this note.

(12) SHELF REGISTRATION

     In January 1999, the Company filed a shelf registration statement with the Securities and Exchange Commission (SEC) to register $465 million of securities. This registration statement, together with $35 million of securities covered by a previously filed registration statement, will provide the Company with financing flexibility to offer up to $500 million aggregate principal amount of common stock, preferred stock, depository shares, debt securities, warrants, stock purchase contracts and/or stock purchase units. The Company expects to use the net proceeds from the sale of the securities for general corporate purposes, which may include, among other things: the repayment of outstanding indebtedness, working capital, capital expenditures, the repurchase of shares of common stock and acquisitions. The precise amount and timing of the application of such proceeds will depend upon our funding requirements as well as the availability and cost of other funds.

(13) SUBSEQUENT EVENTS

  Acquisition

     On May 28, 1999, the Company completed its acquisition of the analytical instruments division of PE Corp. ("PEAI") for an aggregate purchase price of approximately $425 million. The purchase price is subject to a post closing adjustment equal to the amount by which the net assets of PEAI as of the closing date are greater or less than, as the case may be, certain target amounts set forth in the Purchase Agreement dated March 8, 1999 between the Company and PE Corp. (the "PEAI Purchase Agreement"). In addition, under the terms of the PEAI Purchase Agreement, the Company assumed a long-term German pension liability of approximately $65 million. This German pension liability was historically funded on a pay-as-you-go basis, and the funding going forward is expected to remain consistent. PEAI, a leading producer of high-quality analytical testing instruments and consumables, generated 1998 fiscal year sales of $569 million. The Company recorded a $23 million charge for acquired in-process R&D in the second quarter of 1999.

     The purchase price was based upon the Company's determination of the fair value of PEAI, and the terms of the PEAI Purchase Agreement were determined by arms-length negotiation among the parties. The Company funded the acquisition through a combination of available cash, commercial paper borrowings, money market loans and one-year secured promissory notes in the aggregate principal amount of $150 million issued by the Company to PE Corp. (the Seller). The acquisition was accounted for as a purchase in accordance with APB Opinion No. 16.

Divestiture

     On August 20, 1999, the Company sold the assets of its Technical Services segment, including the outstanding capital stock of EG&G Defense Materials, Inc., a subsidiary of the Company, to EG&G Technical Services, Inc., an affiliate of The Carlyle Group L.P. (the "Buyer"), for approximately $250 million in cash and the assumption by the Buyer of certain liabilities of the Technical Services segment. Approximately $2.1 million of the cash purchase price will be paid by the Buyer to the Company on the seventh anniversary of the closing of this transaction. The purchase price is subject to a post-closing adjustment currently in negotiation related to the working capital, as defined in the Purchase and Sale Agreement dated July 19, 1999 by and between the Company and the Buyer, as amended (the "TS Purchase Agreement"), of the Technical Services segment. The Technical Services segment provides services to the United States Government and other customers for projects in the areas of base and range operations, sciences and engineering, logistics, asset management and chemical demilitarization.

     The purchase price was based upon the Buyer's determination of the fair value of the Technical Services segment, and the terms of the TS Purchase Agreement were determined by arms-length negotiation among the parties.

     The results of operations of the Technical Services segment were previously reported as one of five business segments of the Company. The Company accounted for the sale of its Technical Services segment as a discontinued operation in accordance with APB Opinion No. 30 and, accordingly, the results of operations of the Technical Services segment have been segregated from continuing operations and reported as a separate line item on the Company's accompanying consolidated income statements. The Company recorded a gain on disposition of discontinued operations of $106 million net of taxes, transaction and related costs during the third quarter of fiscal 1999. The gain was reported separately from the results of the Company's continuing operations.

     Summary operating results of the discontinued operations of the Technical Service segment were as follows:

                                                       THREE MONTHS ENDED
                                                   --------------------------
                                                   APRIL 4,          MARCH 29,
                                                     1999              1998
                                                   --------          ---------
                                                        (IN THOUSANDS)
Sales.................................             $114,270          $136,294
Costs and expenses....................              105,480           127,795
                                                   --------          --------
Operating income from discontinued
  operations..........................                8,790             8,499
Other income..........................                  656               712
                                                   --------          --------
Income from discontinued operations
  before income taxes.................                9,446             9,211
Provision for income taxes............                3,401             3,316
                                                   --------          --------
Income from discontinued operations,
  net of income taxes.................             $  6,045          $  5,895
                                                   ========          ========

     Net assets of discontinued operations consisted of the following:

                                                  April 4,       January 3,
(IN THOUSANDS)                                      1999            1999
--------------                                    --------       ----------
Accounts receivable, primarily unbilled......     $ 62,753        $ 59,784
Other current operating assets...............        6,223           5,340
Property, plant and equipment, net...........        3,044           3,146
Other assets.................................       10,513           9,959
Current operating liabilities................      (50,088)        (39,621)
Other liabilities............................       (6,466)         (6,521)
                                                  --------        --------
                                                  $ 25,979        $ 32,087
                                                  ========        ========

Name Change

     At a special meeting of shareholders held on September 10, 1999, shareholders approved a change to the corporate name of the Company from "EG&G, Inc." to "PerkinElmer, Inc." The name change became effective on October 26, 1999, at which time the Company began trading under a new ticker symbol (NYSE:PKI). The new name reflects the Company's focus on commercial technology markets and is part of an overall effort to build product and service strategy under one strong brand.

Acquisition Agreement

     In October 1999, the Company announced that it had entered into an agreement to acquire Vivid Technologies, Inc. ("Vivid"), a leading supplier of automated explosive detection systems used in airports and high-security facilities around the world. The transaction will take the form of a stock merger in which shareholders of Vivid will receive one share of the Company's common stock for each 6.2 shares of Vivid common stock. At current prices this transaction would be valued at approximately $62.5 million or $6.25 per share, representing $42.5 million for the business and the $20 million cash on Vivid's balance sheet.

     The transaction, which has been approved by the boards of directors of both companies, is subject to the approval of Vivid's shareholders, regulatory approval, and other customary closing conditions, as well as provisions relating to fluctuations in the market price of the Company's common stock. Closing is expected in the first quarter of 2000. The acquisition will be accounted for as a purchase in accordance with APB Opinion No. 16.

Restructuring and Other Nonrecurring Items

     During the third quarter of 1999 due to the substantial completion of the actions of the 1998 restructuring plans, the Company reevaluated its restructuring plans. As a result of this review, costs associated with the previously planned shutdown of two businesses were no longer required due to actions taken by the Company to improve performance. As a result of these recent developments, the Company recognized a restructuring credit of $12 million during the third quarter of fiscal 1999 which affected the Fluid Sciences and Optoelectronics segments.

     The acquisitions by the Company in 1998 and 1999 and the Company's divestiture during the third quarter of 1999 of its Technical Services segment were strategic milestones in the Company's transition to a commercial high-technology company. Consistent with the strategic direction of the Company and concurrent with the reevaluation of existing restructuring plans during the third quarter of 1999, the Company developed additional plans during the third quarter of 1999 to restructure certain businesses to continue to improve the Company's performance. These plans resulted in pre-tax restructuring charges of $23.5 million recorded in the third quarter of 1999. The principal actions in these restructuring plans include close-down or consolidation of a number of offices and facilities, transfer of assembly activities to lower-cost geographic locations, disposal of under-utilized assets, withdrawal from certain product lines and general cost reductions.

     During the third quarter of 1999, in connection with its ongoing review of its portfolio of businesses, the Company conducted a strategic review of certain units within its business segments. The strategic review triggered an impairment review of long-lived assets. The Company calculated the present value of expected cash flows of certain business units to determine the fair value of those assets. Accordingly, in the third quarter of 1999, the Company recorded an impairment charge of $18 million in the Instruments and Optoelectronics segments for the write-down of goodwill.

     In connection with the disposition of the Company's Rotron and Sealol Industrial Seals divisions in 1998, during the second and third quarters of 1999, the Company recognized approximately $11.5 million of pre-tax gains from the previously deferred sales proceeds as a result of the favorable resolution of certain events and contingencies during 1999.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND
FINANCIAL CONDITION

                       PERKINELMER, INC. AND SUBSIDIARIES

                             RESULTS OF OPERATIONS

     Summarized financial information covering the Company's reportable segments is shown in the table below. The following unaudited industry segment information is presented as an aid to better understand the Company's operating results:

                                                             THREE MONTHS ENDED
                                                     -----------------------------------
                                                     APRIL 4,    MARCH 29,     INCREASE
                                                       1999        1998       (DECREASE)
                                                     --------    ---------    ----------
                                                               (IN THOUSANDS)
LIFE SCIENCES
     Sales.........................................  $ 36,855    $ 32,882      $  3,973
     Operating Profit..............................     3,979         624         3,355

OPTOELECTRONICS
     Sales.........................................  $100,476    $ 63,665      $ 36,811
     Operating Profit (Loss).......................     7,804      (7,321)       15,125

INSTRUMENTS
     Sales.........................................  $ 64,692    $ 63,240      $  1,452
     Operating Profit (Loss).......................     5,005      (3,988)        8,993

FLUID SCIENCES
     Sales.........................................  $ 41,194    $ 37,189      $  4,005
     Operating Profit (Loss).......................     4,028      (5,858)        9,886

OTHER
     Sales.........................................  $     --    $ 22,666      $(22,666)
     Operating Profit (Loss).......................    (3,788)     62,941       (66,729)

CONTINUING OPERATIONS
     Sales.........................................  $243,217    $219,642      $ 23,575
     Operating Profit..............................    17,028      46,398       (29,370)

DISCUSSION OF CONSOLIDATED RESULTS OF OPERATIONS -- FIRST QUARTER 1999 COMPARED TO FIRST QUARTER 1998

     Sales from continuing operations for the first quarter of 1999 were $243.2 million which increased by $23.6 million over the comparable 1998 level. Acquisitions completed in 1998 contributed approximately $60 million of revenues during the first quarter of 1999. Excluding divestitures, first quarter 1999 sales including 1998 acquisitions increased approximately 24% over the first quarter of 1998. Revenues for acquisitions during the quarter were offset by declines in certain base revenues, particularly the security and automotive units. Discussion of sales by segment during the first quarter of 1999 versus the respective 1998 period is presented in the section to follow herein.

     Reported operating income from continuing operations was $17.0 million in the first quarter of 1999 versus $46.4 million in the same period of 1998. The 1998 operating income included $67.5 million of gains from the divestiture of certain businesses and restructuring charges of $30.5 million. Excluding these 1998 net nonrecurring items, 1999 operating income for the first quarter increased by approximately $7.6 million, or 81%. The higher revenues discussed above were the primary reasons for this increase. Discussion of operating income by segment during the first quarter of 1999 versus 1998 is presented in the section to follow herein. Research and development expenses for the first quarter of 1999 were slightly higher than comparable 1998 levels. This increase was due primarily to expenditures for Lumen and other investments across the organization, particularly Life Sciences and Instruments, to support the overall product growth and development efforts.

SEGMENT RESULTS OF OPERATIONS

     The Company's continuing operations are reported as four reportable segments, which reflect the Company's management methodology and structure under four Strategic Business Units (SBUs). The Company evaluates performance based on operating profit of the respective segments. The discussion that follows is a summary analysis of the primary changes in operating results by segment for the first quarter of 1999 versus the same period of 1998.

Life Sciences

     Sales for the first quarter of 1999 were $36.9 million compared to $32.9 million for the first quarter of 1998, which represents a $4 million, or 12%, increase. Higher sales volumes from certain base businesses, revenues from recently developed products and $1.6 million from the Isolab acquisition were the primary reasons for the increase during the first quarter of 1999. The higher volumes during the first quarter of 1999 primarily related to the diagnostic and bioanalytical businesses.

     Reported operating profit for the first quarter of 1999 was $4 million compared to $.6 million for the first quarter of 1998, which represents a $3.4 million increase. The first quarter of 1998 operating income included restructuring charges of $.7 million. Excluding this nonrecurring item, operating profit for the first quarter of 1999 increased approximately $2.7 million, or 208%. The increase was due primarily to the higher revenues discussed above, improved gross margins from most businesses resulting from a more favorable product mix, and lower 1999 expense levels for the first quarter of 1999 compared to the same period of 1998.

Optoelectronics

     Sales for the first quarter of 1999 were $100.5 million compared to $63.7 million for the first quarter of 1998, which represents a $36.8 million, or 58%, increase. The increase in revenues is due primarily to revenues from Lumen, (acquired in December 1998) offset by slight declines in certain base business sales volume during the first quarter of 1999 versus the first quarter of 1998. Excluding Lumen, revenues for the first quarter of 1999 decreased approximately 6% compared to the first quarter of 1998 due primarily to the Company's planned exit in late 1998 from the low-margin automotive sensors and printer circuit board assembly businesses.

     Reported operating profit for the first quarter of 1999 was $7.8 million compared to a loss of $7.3 million for the first quarter of 1998. The 1998 operating income included restructuring charges of $8.6 million. Excluding this nonrecurring item, 1999 operating profit for the first quarter increased approximately $6.5 million, and was 7.8% of total segment sales for the first quarter of 1999 versus the 2.0% operating margin for the first quarter of 1998 before nonrecurring items. The 1999 increase was due primarily to higher revenues discussed above, particularly certain higher-margin Lumen products, the favorable impact of restructuring activities, including the relocation of certain production to the Far East, higher gross margins across most businesses, and a favorable product mix.

Instruments

     Sales for the first quarter of 1999 were $64.7 million compared to $63.2 million for the first quarter of 1998, which represents a $1.5 million, or 2%, increase. Volume growth in the Company's analytical instruments business during the first quarter of 1999 and the inclusion of the Lumen photolithography business offset the impact of continued declines in demand and competitive market conditions in the Company's security and automotive businesses.

     Reported operating profit for the first quarter of 1999 was $5 million compared to a loss of $4 million for the first quarter of 1998. The 1998 operating income included restructuring charges of $9.7 million. Excluding this nonrecurring item, 1999 operating income for the first quarter decreased approximately $.7 million, and was 7.7% of total segment sales for the respective period versus the 9.0% operating margin in the first quarter of 1998 before nonrecurring items. Lower sales, due to continued market softness in the security and automotive testing businesses negatively impacted the first quarter of 1999 operating income versus the first quarter of 1998. These factors offset the Company's analytical instruments operating margin improvement, the inclusion of Lumen photolithography operating income during the first quarter of 1999 and higher royalty and licensing revenue in the first quarter of 1999 compared to the first quarter of 1998.

Fluid Sciences

     Sales for the first quarter of 1999 were $41.2 million compared to $37.2 million for the first quarter of 1998, which represents a $4 million, or 11%, increase. The increase is due primarily to $7.2 million of revenues during the first quarter of 1999 from the Belfab acquisition which partially offset softness in the aerospace markets and the absence of revenues during the first quarter of 1999 from certain low-margin sheet metal fabrication businesses, which the Company exited in late 1998. Excluding the 1999 revenue during the first quarter from Belfab and the effect of the businesses exited, revenue was flat during the first quarter of 1999 compared to the first quarter of 1998.

     Reported operating profit for the first quarter of 1999 was $4 million compared to a loss of $5.9 million for the first quarter of 1998. The 1998 operating income included restructuring charges of $8.5 million. Excluding this nonrecurring item, 1999 operating income during the first quarter increased approximately $1.4 million, and was 9.8% of total segment sales for the respective period versus the 7.1% 1998 operating margin for the first quarter before nonrecurring items. Higher gross margins driven primarily by higher 1999 sales levels during the first quarter versus the comparable 1998 period and the benefits from certain productivity and manufacturing cost programs within the segment contributed to this increase.

RESTRUCTURING AND INTEGRATION CHARGES

     The Company developed two restructuring plans during the first and second quarters of 1998 to integrate and consolidate its businesses. The Company recorded restructuring charges in the first and second quarters of 1998, which are discussed separately below. These restructuring plans were points in the continuing transformation of the Company that began in 1994 and continued into 1998 with the addition of new leadership and new management, changes in the organization of the businesses and the realignment and consolidation of operations. Further details of the actions are presented below.

     In connection with the Company's continued transformation of its portfolio of companies, during the first quarter of 1998, management developed a plan to restructure certain businesses. A discussion of the businesses affected within each segment is presented below. The plan resulted in pre-tax restructuring charges totaling $30.5 million. The principal actions in the restructuring plan include close-down or consolidation of a number of offices and facilities, transfer of assembly activities to lower-cost geographic locations, disposal of underutilized assets, withdrawal from certain product lines and general cost reductions.

     The restructuring charges related to continuing operations were broken down as follows by operating segment:

                                                                              TERMINATION OF
                                                            DISPOSAL OF      LEASES AND OTHER
                                         EMPLOYEE         CERTAIN PRODUCT       CONTRACTUAL
                                     SEPARATION COSTS    LINES AND ASSETS       OBLIGATIONS      TOTAL
                                     ----------------    ----------------    ----------------    -----
($ IN MILLIONS)
Life Sciences......................        $  .3               $ .2                $ .2          $  .7
Optoelectronics....................          6.7                 .8                 1.1            8.6
Instruments........................          4.8                2.9                 2.0            9.7
Fluid Sciences.....................          4.8                1.9                 1.8            8.5
Corporate and Other................          3.0                 --                  --            3.0
                                           -----               ----                ----          -----
          Total....................        $19.6               $5.8                $5.1          $30.5
                                           =====               ====                ====          =====
Amounts incurred through
  April 4, 1999....................        $ 8.4               $5.8                $ .9          $15.1
Ending accrual at April 4, 1999....        $11.2               $ --                $4.2          $15.4

     The headcount reduction, by function, resulting in the Employee Separation Costs detailed above is as follows:

                                     HEADCOUNT REDUCTION
                                     -------------------

     Sales & Marketing.............           34
     Production....................          480
     General & Administrative......           58
                                             ---
               Total...............          572
                                             ===

     Further details of the actions are presented below. Specific businesses within each segment which were affected by the restructuring actions are as follows: The Fluid Sciences business affected primarily manufactures mechanical components and systems. The Optoelectronics businesses affected produce various lighting and sensor components and systems. The Instruments restructuring relates primarily to its X-ray imaging business, which produces security screening equipment, as well as its Instruments for Research and Applied Science business which produces particle detector equipment.

     Close-down of certain facilities: Costs have been accrued for the closing down of facilities. These costs relate to the affected businesses discussed above within the Fluid Sciences and Optoelectronics segments.

     Transfer of assembly activities: The Company plans to relocate certain activities, primarily in its Optoelectronics segment, to lower cost geographic areas such as Indonesia and China. The costs included in the restructuring charges related to costs associated with exiting the previous operations. Actual costs to physically relocate are charged to operations as incurred.

     Disposal of underutilized assets: The Company plans to dispose of underutilized assets either through sale or abandonment, primarily in its Instruments and Optoelectronics segments.

     Withdrawal from certain product lines: The Company has made a strategic decision to discontinue certain unprofitable product lines discussed above, primarily in its Instruments and Optoelectronics segments.

     During the second quarter of 1998, the Company expanded its continuing effort to restructure certain businesses to further improve performance. The plan resulted in additional pre-tax restructuring charges of $19.5 million. The principal actions in this restructuring plan included the integration of current continuing operating divisions into four Strategic Business Units, close-down or consolidation of a number of production facilities and general cost reductions. Details are provided following the table presented below.

     The restructuring charges related to continuing operations were broken down as follows by operating segment:

                                                                              TERMINATION OF
                                                            DISPOSAL OF      LEASES AND OTHER
                                         EMPLOYEE         CERTAIN PRODUCT       CONTRACTUAL
($ IN MILLIONS)                      SEPARATION COSTS    LINES AND ASSETS       OBLIGATIONS      TOTAL
---------------                      ----------------    ----------------    ----------------    -----
Life Sciences......................        $ 3.3               $ .2                $ .4          $ 3.9
Optoelectronics....................          1.8                5.6                 4.3           11.7
Instruments........................          1.6                 --                  --            1.6
Fluid Sciences.....................          1.4                 --                  --            1.4
Corporate and Other................           .8                 --                  .1             .9
                                           -----               ----                ----          -----
          Total....................        $ 8.9               $5.8                $4.8          $19.5
                                           =====               ====                ====          =====
Amounts incurred through
  April 4, 1999....................        $ 2.7               $5.8                $ .7          $ 9.2
Ending accrual at April 4, 1999....        $ 6.2               $ --                $4.1          $10.3

     The headcount reduction, by function, resulting in the Employee Separation Costs detailed above is as follows:

                                     HEADCOUNT REDUCTION
                                     -------------------

     Sales & Marketing.............           41
     Production....................          137
     General & Administrative......           84
                                             ---
               Total...............          262
                                             ===

     Integration of Current Operating Divisions and Consolidation of Certain Production Facilities

     As part of the Company's second quarter restructuring plan, management reorganized its current continuing operating divisions into four strategic business units (SBUs). This resulted in termination of employees as well as the integration and consolidation of certain facilities and product lines. This effort is company-wide and affects all segments of the Company. The major components within the Optoelectronics plan consisted of the closing of two wafer fab production facilities and a development program.

     The total restructuring charges in 1998 included $9.9 million for termination of leases and other contractual obligations. This amount included approximately $6.5 million for termination of facility leases and other lease-related costs, $1.5 million for termination of distributor arrangements and $1.9 million for various other commitments. The facility leases have remaining terms ranging from six months to five years. The amount accrued reflects the Company's best estimate of actual costs to buy out the leases in certain cases or the net cost to sublease the properties in other cases.

     Approximately 375 employees of the total of 800 employees expected to be terminated as part of the two restructuring plans have been severed as of April 4, 1999. The plans are expected to be mainly implemented by the segments by mid-1999, except for the SBU consolidation, the completion of which is expected to occur by the end of 1999. Cash outlays, primarily for employee separation costs, were $3.6 million in the first quarter. Pre-tax cost savings under these restructuring plans, due primarily to reduced depreciation and lower employment costs, totaled approximately $3.9 million during the first quarter of 1999, or $.05 earnings per diluted share. Fiscal year 2000 will reflect a full year's savings from the restructuring plans and pre-tax annual savings are anticipated to be approximately $24 million, or $.33 per diluted share. The Company expects to incur approximately $25 to $30 million of cash outlays in connection with its restructuring plans throughout the remainder of 1999. These funds are expected to come primarily from operating cash flows or borrowings from existing credit facilities.

     Also included as part of the Company's 1998 restructuring plans were pre-tax charges for its Technical Services segment of $0.9 million and $3.6 million for the first and second quarters of 1998, respectively. These amounts have been included in net income from discontinued operations in the accompanying consolidated income statements. Of the total of $4.5 million, $0.4 million was non-cash charges. Approximately $3.7 million of the total 1998 Technical Services segment charges were for employee separation costs related to approximately 75 people. A majority of the remaining charge was for the termination of leases. As of April 4, 1999, approximately 22 of the 75 employees expected to be terminated have been severed. Cash outlays, primarily for employee separation costs, were approximately $1.2 million.

     The components of the restructuring charges met the criteria set forth in Emerging Issues Task Force (EITF) Issue 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). The charges do not include additional costs associated with the restructuring plans, such as training, consulting, purchase of equipment and relocation of employees and equipment. These costs will be charged to operations or capitalized, as appropriate, when incurred.

DIVESTITURES AND OTHER

     In January 1998, the Company sold its Rotron business unit for proceeds of $103 million. In April 1998, the Company sold its Sealol Industrial Seals operation for proceeds of $100 million, of which $45 million was utilized for the Belfab acquisition. The Company realized pre-tax gains of $125.8 million on the dispositions.

OTHER

  1999 Compared to 1998

     Other expense was $4.6 million for 1999 versus $1.9 million reported in 1998. This net increase of $2.7 million in other expense in 1999 was due primarily to the impact of higher interest expense on increased debt levels resulting from the Lumen acquisition. Income tax expense as a percent of pre-tax income from continuing operations for the first quarter of 1999 decreased to 35.1% from 35.7% for the comparable period in 1998.


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
                              FINANCIAL CONDITION

     In March 1999, two of the Company's $100 million credit facilities were renewed and increased to a $250 million credit facility that expires in March 2000. The Company has an additional revolving credit agreement for $100 million that expires in March 2002. During the first quarter of 1999, the Company did not draw down its credit facilities, which are used primarily as backup for the Company's commercial paper program. In addition to financing ongoing operations, the Company plans to utilize its commercial paper program to fund a portion of anticipated acquisitions as they occur in 1999 and beyond. Debt at April 4, 1999 consisted of $184 million of short-term debt, primarily commercial paper borrowings, and $117 million of long-term debt, primarily unsecured long-term notes.

     On December 16, 1998, Lighthouse Weston Corp. ("Lighthouse"), a wholly owned subsidiary of the Company, completed its tender offer for shares of common stock of Lumen for a purchase price of $253 million, including $75 million of assumed debt. Lighthouse acquired approximately 92.3% of Lumen's common stock pursuant to the tender offer. On January 4, 1999, Lumen became a wholly owned subsidiary of the Company, as a result of the merger of Lighthouse with and into Lumen. The acquisition of Lumen by the Company was accounted for as a purchase. The Company financed the transaction with a combination of available cash and short-term debt. Debt assumed in connection with the Lumen transaction was approximately $75 million on the date of the acquisition. The Company paid down this debt by the end of April 1999.

     In January 1999, the Company filed a shelf registration statement with the Securities and Exchange Commission (SEC) to register $465 million of securities. This registration statement, together with the $35 million of securities covered by a previously filed registration statement, will provide the Company with financing flexibility to offer up to $500 million aggregate principal amount of common stock, preferred stock, depository shares, debt securities, warrants, stock purchase contracts and/or stock purchase units. The Company expects to use the net proceeds from the sale of the securities for general corporate purposes, which may include, among other things: the repayment of outstanding indebtedness, working capital, capital expenditures, the repurchase of shares of common stock and acquisitions. The precise amount and timing of the application of such proceeds will depend upon the Company's funding requirements and the availability and cost of other funds.

     Cash and cash equivalents increased by $10.7 million and were $106.3 million at the end of the first quarter of 1999. Net cash provided by operations was $10.2 million for the three months ended April 4, 1999. Cash used by continuing operations during the quarter was $2.9 million and was comprised of net income before depreciation, amortization and other non-cash items of $24.2 million offset by a $27.0 million net change in certain other assets and liabilities during the 1999 quarter. The primary net changes consisted primarily of a $2.6 million decrease in inventory and a $3.8 million decrease in accounts receivable offset by decreases in base operations' accounts payable and accrued expenses of $24.4 million, as well as $3.6 million of cash outlays associated with the Company's 1998 restructuring programs. The decreases in accrued expenses were attributable primarily to the Company's cash payments during the quarter for employee benefit and incentive programs. Capital expenditures were $8.3 million for the three months ended April 4, 1999. Capital expenditures for fiscal 1999 are not expected to exceed $40 million.

     On May 28, 1999, the Company completed its acquisition of the analytical instruments division of PE Corp. ("PEAI") for an aggregate purchase price of approximately $425 million. In addition, under the terms of the Purchase Agreement dated March 8, 1999 between the Company and PE Corp. (the "PEAI Purchase Agreement"), the Company assumed a long-term German pension liability of approximately $65 million. This German pension liability was historically funded on a pay-as-you go basis, and the funding going forward is expected to remain consistent. The acquisition was accounted for as a purchase under APB Opinion No. 16. In accordance with APB Opinion No. 16, the Company allocated the purchase price of PEAI based on the fair values of the net assets acquired and liabilities assumed. The purchase price is subject to a post-closing adjustment currently in negotiation which will be equal to the amount by which the net assets of PEAI as of the closing date are greater or less than, as the case may be, certain target amounts set forth in the PEAI Purchase Agreement. PEAI produces high-quality analytical testing instruments and consumables, and generated 1998 fiscal year sales of $569 million. PEAI is reported in the Company's Instruments segment.

     On August 20, 1999, the Company sold the assets of its Technical Services segment, including the outstanding capital stock of EG&G Defense Materials, Inc., a subsidiary of the Company, to EG&G Technical Services, Inc., an affiliate of the Carlyle Group L.P. (the "Buyer"), for approximately $250 million in cash and the assumption by the Buyer of certain liabilities of the Technical Services segment. Approximately $2.1 million of the cash purchase price will be paid by the Buyer to the Company on the seventh anniversary of the closing of this transaction. The purchase price is subject to a post-closing adjustment currently in negotiation related to the working capital, as defined in the TS Purchase Agreement, of the Technical Services segment.

     The Company accounted for the sale of its Technical Services segment as a discontinued operation in accordance with APB Opinion No. 30 and, accordingly, the results of operations of the Technical Services segment have been segregated from continuing operations and reported as a separate line item on the Company's consolidated income statements. The Company recorded a gain on disposition of discontinued operations of $106 million net of taxes, transaction and related costs during the third quarter of fiscal 1999. The gain was reported separately from the results of the Company's continuing operations.


                              THE YEAR 2000 ISSUE

     The following Year 2000 statements constitute a Year 2000 Readiness Disclosure within the meaning of the Year 2000 Readiness and Disclosure Act of 1998.

     The operations of the Company rely on various computer technologies which, as is common to most corporations, may be affected by what is commonly referred to as the Year 2000 ("Y2K") issue. The Y2K issue is the result of computer programs that were written using two digits rather than four to define the applicable year. Computer equipment and software, as well as devices with embedded technology that are time-sensitive, may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failure or miscalculations causing disruption of operations and normal business activities.

THE COMPANY'S STATE OF READINESS

                                    OVERVIEW

     The Company has an extensive worldwide program in place to assess and minimize its exposure to the Y2K issue. The Company began addressing the Y2K issue on a Company-wide basis in late 1997. The Company's Y2K program is designed to assess, prioritize, correct, monitor and report on certain key elements of the Company's business and operations, which may be adversely affected by the Y2K issue. This program is organized, structured and implemented around six areas of potential risk related to the Y2K issue:

     - Factory and shop floor control

     - Facilities

     - Information technology (IT) systems and related applications

     - Products of the Company

     - Suppliers, vendors and service providers

     - Customers

                      PHASES OF THE COMPANY'S Y2K PROGRAM

     The Company's Y2K program, which it implements Company-wide and at each of its Strategic Business Units ("SBU") consists of five phases. A description of each phase is presented below:

     PHASE 1 -- INVENTORY

          The purpose of this phase was to identify, collect, analyze and prioritize Y2K compliance information on components, systems, software and other devices containing program logic. As part of this process, a physical inventory was conducted focusing on four areas of each SBU: factory/plant, facilities, IT and products. Each inventoried item was assigned an internal business risk rating of high, medium or low risk. The Company also identified key and sole source suppliers to whom Y2K compliance questionnaires and surveys were sent.

     PHASE 2 -- ASSESSMENT

          The purpose of this phase was to compile and review the inventoried information gathered during Phase 1, assess potential Y2K risks and prepare compliance initiatives. The Y2K status of each inventoried item was determined through compliance statements, direct communication with vendors and on-site item testing at each Company location.

     PHASE 3 -- REMEDIATION PLANNING

          The purpose of this phase was to develop remediation plans for inventoried items that were identified in Phase 2 as Y2K noncompliant. Remediation plans were developed for each non-compliant item including a detailed timetable with completion milestones and target dates based on the business risk priority rating of the item. The Remediation Planning Phase also included the evaluation and development of contingency plans at the SBU and operating unit level. Each Y2K segment team is developing a contingency plan intended to mitigate potential adverse effects from the Y2K issue in the event that the remediation plan for "high" business impact items previously identified fails or is delayed beyond schedule.

     PHASE 4 -- REMEDIATION PLAN EXECUTION

          The purpose of this phase is to execute the remediation and contingency plans developed in Phase 3. Each item in the remediation plan is allotted a timeframe for completion, and percentage of completion is monitored and discussed regularly. All SBUs of the Company have targeted mid-1999 for the completion of all remediation activities.

     PHASE 5 -- FINAL TESTING

          The purpose of this phase is to perform follow-up testing of previously noncompliant items that have been corrected through the implementation of Phase 4. This phase is scheduled to commence in mid-1999 and continue until completion later in the year.

          A progress chart for the Company's Y2K program as of April 4, 1999 is set forth below. Percentages in the table reflect the Company's best estimate of progress completed to date in each risk area by phase as a percentage of the total estimated time to complete the respective phase.

                                                               REMEDIATION    REMEDIATION      FINAL
                                      INVENTORY   ASSESSMENT    PLANNING     PLAN EXECUTION   TESTING
                                      ---------   ----------   -----------   --------------   -------
Factory/plant.......................     100%        100%          100%            75%          (a)
Facilities..........................     100%        100%          100%            80%          (a)
Applications........................     100%        100%          100%            85%          (a)
Products............................     100%        100%          100%            95%          (a)
Suppliers, vendors and service
  providers.........................     100%        100%          100%              (a)        (a)
Customers...........................        (b)         (b)           (b)            (b)        (a)

---------------
     (a) Scheduled to begin in mid-1999 and continue until completion later in the year.

     (b) Planned completion late in Q2 1999 or early Q3 1999.

State of Readiness by SBU

     The Company has various worldwide operations. It has planned and continues to execute its Y2K program utilizing a Strategic Business Unit and critical and key operational unit focus. All of the SBUs have developed Y2K programs to address the critical and primary risks assessed based on each SBU's Y2K risk assessment and remediation processes. The primary areas of overall risk assessment, including material third party risk, at the Life Sciences, Optoelectronics, Engineered Products and Instruments SBUs of the Company include but are not limited to:

     - Raw materials availability and procurement

     - Factory/plant manufacturing systems

     - Continuity of heat, light, power and fuel sources for manufacturing and office functionality

     - IT for financial reporting and accounting

     - Internal and external telecommunications and network systems to support communication and business with vendors, suppliers and customers

On an SBU basis, the Life Sciences, Optoelectronics and Fluid Sciences SBUs are making significant progress along the various phases of the program, and the Company does not expect any significant Y2K exposures. The most significant areas of risk identified relate to an operational unit within the Instruments SBU. The Instruments SBU has developed an aggressive remediation plan for its Automotive business unit and expects to complete it and related contingency plans by Q3 1999. Further remediation for this unit will be developed and implemented as necessary. A shutdown of this unit, if it occurs, is not anticipated to have a material adverse effect on the Company's consolidated results of operations or financial position.

Third Party Review

     As part of its Y2K program, the Company has sought to assess the effect on the Company of the Y2K compliance of its significant customers, vendors, suppliers, raw materials suppliers, primary service suppliers, and financial institutions. The Company has followed a strategy of identification of risks, risk assessment, continuous material third party monitoring and evaluation, and contingency planning. The Company did not use or engage outside firms for the purpose of independent verification and validation of the reliability of third party risks assessed and cost estimates related thereto under the Company's Y2K program.

     The Company has identified critical third parties and performed risk assessments using structured questionnaires and other procedures to estimate the potential monetary and operational impact to the Company. Questionnaires and surveys were sent out to approximately 30% of the Company's key vendors and suppliers. The responses received comprised approximately an 80% response rate. Approximately 90% of those who responded confirmed they were Y2K compliant. For those who were not compliant or who did not respond, the Company developed or is in the process of developing contingency plans in the event that these material third parties are noncompliant. A complete discussion of the Company's contingency plans for critical areas is discussed in this Year 2000 discussion and follows below. The Company is in the process of sending out questionnaires and surveys to approximately 1,000 key customers in Q2 1999. The Company also plans to perform on-site readiness reviews for certain key customers.

Company Products

     Although the Company has reviewed the Y2K compliance of a substantial number of its material third parties, it is currently unable to predict the final readiness of all of its material third parties. Certain of the Company's products are used in conjunction with products of other companies in applications that may be critical to the operations of its customers. Any Company product's Y2K noncompliance, whether standing alone or used in conjunction with the products of other companies, may expose the Company to claims from its customers, material third parties or others, and could impair market acceptance of the Company's products or services, increase service and warranty costs, or result in payment of damages, which in turn could materially adversely affect the results of operations and financial position of the Company. While the Company expects such material third parties to address the Y2K issue based on the representations made by such third parties to the Company, it cannot guarantee that these systems will be made Y2K compliant in a timely manner and cannot guarantee that it will not experience a material adverse effect as a result of such noncompliance.

THE COSTS TO ADDRESS THE YEAR 2000 ISSUE

     The Company has estimated costs for its Y2K program based on internal estimates and independent quotes for IT and non-IT corrective actions, products and services, as applicable, in each phase of the Company's Y2K program. The following table sets forth the estimated costs incurred by the Company through April 4, 1999 to address the Y2K issue. The costs include those expended in its Technical Services SBU which was reported as discontinued operations in the first quarter of 1999. These amounts include the costs to lease, purchase or expense new software and equipment needed to achieve Year 2000 compliance and enhance existing systems, as well as internal costs related to this effort.

                                                                 REMEDIATION/IMPLEMENTATION
                                                                 ---------------------------
                                        HISTORICAL/PLANNING                        REPLACE/
                                       ----------------------    REMEDIATION       UPGRADE/     TOTAL AS OF
                                       INVENTORY   ASSESSMENT      PLANNING         REPAIR     APRIL 4, 1999
                                       ---------   ----------    -----------       --------    -------------
Factory/plant........................    $101         $371           $157           $1,405         $2,034
Facilities...........................      12          147             24              334            517
IT...................................      87          232            146            3,176          3,641
Products.............................      35          100             79              192            406
Suppliers/vendors....................      46           78             --               --            124
Key customers........................       1           24             --               --             25
                                         ----         ----           ----           ------         ------
          Totals.....................    $282         $952           $406           $5,107         $6,747
                                         ====         ====           ====           ======         ======

     Amounts expended for remediation activities were outside of and incremental to the Company's IT budget for ongoing operational projects. With the exception of new hardware or software that qualify for capitalization under generally accepted accounting principles, the Company expenses all costs associated with the Y2K program. Funding requirements for the Company's Y2K program activities during 1999 are estimated to be approximately $3.4 million and have been incorporated into the Company's 1999 capital and operating plans. The Company will utilize cash and equivalents and cash flows from operations to fund remaining Y2K program costs during 1999. None of the Company's other IT projects have been deferred due to its Y2K efforts.

                                 RISK ANALYSIS

Reasonably Likely Worst Case Scenario

     Although no reasonable assurance can be made, the Company believes that due to the diversity of the Company's business portfolio, there is no single event or one likely worst case scenario, short of a major national infrastructure catastrophe, which would have a material adverse effect on the Company's results of operations or financial condition. The most reasonably likely worst case scenario is that a short-term disruption will occur with a small number of customers or suppliers, requiring an appropriate response. In the event of an internal system failure caused by a Y2K problem, the Company could have trouble accessing accurate internal data, processing transactions and maintaining accurate books and records. Accordingly, the Company might be unable to prepare its financial statements for the fourth quarter of 1999 or periods thereafter. Additionally, the Company's manufacturing operating systems and other applications could be impaired resulting in the Company's inability to manufacture and sell its products to customers.

     The Company believes its current products, with any applicable updates, are well prepared for Y2K date issues, and the Company plans to support these products for date issues that may arise related to the Y2K issue. However, there can be no guarantee that one or more of the Company's current products do not contain Y2K date issues that may result in material costs to the Company. The outcome of litigation, if any, resulting from the Company's products that are proven to be noncompliant for Y2K cannot be determined at this time.

     The Company could also experience a slowdown or reduction of sales if customers are adversely affected by Y2K. If the vendors of the Company's most important goods and services, or the suppliers of the Company's necessary energy, telecommunications and transportation needs, fail to provide the Company with (1) the materials and services necessary to produce, distribute and sell its products, (2) the electrical power and other utilities necessary to sustain its operations, or (3) reliable means of transporting products and supplies, such failure could result in the Company's inability to manufacture and sell its products to customers. The Company's contingency plans, when complete, will include steps to pre-order and build up raw materials and finished goods as appropriate to avoid stock-outs that would have a negative impact on the Company's ability to manufacture and sell its products.

     Additionally, the Company's operations are dependent on infrastructures within all countries in which it operates and therefore a failure of any one of those infrastructures related to Y2K could have a material adverse effect on the Company's operations. The Company is not currently able to estimate the financial impact of the Y2K failures addressed above as they relate to lost revenues or additional resources that would be required to address such failures.

                               CONTINGENCY PLANS

     The Company believes that the IT and non-IT which support its critical functions will be ready for the transition to the Year 2000. There can be no assurance, however, that similar unforeseen issues for key commercial partners (including utilities, financial services, building services and transportation services) will not cause a material adverse effect on the Company. To address these risks, and to address a risk that its own IT and non-IT will not perform as expected during the Y2K transition, the Company has begun to develop appropriate Y2K contingency plans. These plans will be established and revised as necessary during the course of 1999. During the second quarter of 1999, on-site readiness reviews will be conducted by the Company at its most critical vendor and supplier locations. For the Company's material, key and sole source vendors/suppliers who cannot be classified or certified as Y2K compliant, contingency plans include, but are not limited to: (i) replacing the vendor/supplier with one that is Y2K compliant, (ii) pre-ordering raw material where applicable, (iii) pre-building product or products, or (iv) pre-shipping product where practicable. These contingency plans are expected to be finalized during the third quarter of 1999. The Company believes that its contingency plans are sufficient to address any material business disruption in a reasonable period of time to minimize the effects of an adverse impact to the operations of the Company. If the contingency plans fail, or if the Company is for some unforeseen reason "not ready" for the Y2K issue at a key level of the operations of the business or a contingency plan cannot be implemented in a timely manner, the Company will rely on alternative means of communications, alternative power generation sources for the manufacture of key products, and other manual or backup systems and processes on an interim basis until the Y2K issues can be corrected.

EURO CONVERSION

     On January 1, 1999, 11 of the 15 member countries of the European Union established fixed conversion rates between their existing sovereign currencies and the new common legal currency, the "Euro", which was adopted on that date. There is a transition period between January 1, 1999 and January 1, 2002, during which the Euro will be adopted into the operations. During 1998, the Company formed a cross-functional task force to assess the potential impact to the Company that may result from the Euro conversion. Areas of assessment include the following: cross-border price transparencies and the resulting competitive impact; adaptation of information technology and other system requirements to accommodate Euro transactions; the impact on currency exchange rate risk; the impact on existing contracts; and taxation and accounting. The Company's assessment is that the anticipated impact of the Euro conversion on the Company's operations will not be material.

FORWARD-LOOKING INFORMATION AND FACTORS AFFECTING FUTURE PERFORMANCE

     This report contains "forward-looking statements." For this purpose, any statements contained in this report that are not statements of historical fact may be deemed to be forward-looking statements. Words such as "believes," "anticipates," "plans," "expects," "will" and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of PerkinElmer, Inc. to differ materially from those indicated by these forward-looking statements. These factors include, without limitation, those set forth elsewhere in this report.

                                  MARKET RISK

     The Company is exposed to the impact of interest rate changes, foreign currency fluctuations and changes in the market values of its investments.

     In the normal course of business, the Company employs established policies and procedures to manage its exposure to changes in interest rates and fluctuations in the value of foreign currencies.

     The Company's objective in managing the exposure to foreign currency fluctuations is to reduce earnings and cash flow volatility associated with foreign exchange rate changes to allow management to focus its attention on its core business issues and challenges. Accordingly, the Company enters into various forward contracts that change in value as foreign exchange rates change to protect the value of its existing foreign currency assets, liabilities, commitments and anticipated foreign currency revenues. The principal currencies hedged are the Finnish marka, Singapore dollar, Canadian dollar, British pound, German mark, French franc and Japanese yen. In those currencies where there is a liquid, cost-effective forward market, the Company maintains hedge coverage between minimum and maximum percentages of its anticipated transaction exposure for periods not to exceed one year. The gains and losses on these contracts offset changes in the value of the related exposure.

     It is the Company's policy to enter into foreign currency and interest rate transactions only to the extent considered necessary to meet its objectives as stated above. The Company does not enter into foreign currency or interest rate transactions for speculative purposes.


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


                                  SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                  EG&G, Inc.



                                  By /s/ Gregory D. Perry
                                     -----------------------------
                                     Vice President,
                                     Control and Treasury




Date: November 23, 1999


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